STOCK ACQUISITION AND MERGER AGREEMENT


          STOCK ACQUISITION AND MERGER AGREEMENT, dated as of August 15, 1996 (the "Agreement"), by and among Alvin N. Teller ("AT"), Wasserstein & Co., Inc., a Delaware corporation ("WCI"), U.S. Equity Partners, L.P., a Delaware limited part-nership ("USEP Delaware"), U.S. Equity Partners (Offshore), L.P., a Cayman Islands limited partnership ("USEP Offshore" and, together with USEP Delaware, "USEP"), Red Ant Box, Inc., a Delaware corporation ("AT Sub"), Alliance Entertainment Corp., a Delaware corporation (the "Company"), and Alliance Acquisi-tion Co. Inc., a Delaware corporation wholly owned by the Com-pany ("Acquisition Sub").

                           RECITALS

          WHEREAS, AT Sub and Red Ant Holdings, Inc., a Dela-ware corporation ("WPI"), either directly or indirectly through wholly-owned subsidiaries are the sole members of Red Ant, L.L.C., a Delaware limited liability company ("RA");

          WHEREAS, AT, WCI and USEP desire to transfer to the Company, and the Company wishes to acquire, all of the stock interests in AT Sub and WPI in exchange for Common Stock of the Company, all upon the terms and subject to the conditions of this Agreement;

          WHEREAS, the parties intend that the acquisitions of AT Sub and WPI be characterized as tax-free reorganizations within the meaning of Section 368(a) of the Internal Revenue
Code of 1986, as amended; and

          WHEREAS, AT, WCI, AT Sub, Acquisition Sub and the
Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions described above.

          NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions herein, the parties hereto agree as follows:

          1.   MERGER.

          1.1. The Merger. (a) In accordance with the provi-sions of this Agreement and the General Corporation Law of the State of Delaware ("DGCL"), at the Closing Date (as defined in



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Section 2.3 hereof), Acquisition Sub shall be merged with and into AT Sub
(the "Merger"), and AT Sub shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. The name of the Surviving Corporation shall be "Red Ant Box, Inc." At the Effective Date (as defined in Section 1.3 hereof) the separate existence of the Acquisition Sub shall cease.

            (b) The Surviving Corporation shall possess all the rights, privileges, immunities, powers and purposes of each of Acquisition Sub and AT Sub (referred to collectively herein sometimes as the "Constituent Corporations") and shall by operation of law assume and be liable for all the liabilities, obligations and penalties of each of the Constituent Corporations.

            1.2. Filing. As soon as practicable after the satisfaction or waiver of the conditions set forth in Section 7 and Section 8 hereof, AT and the Company will cause a Certificate of Merger in compliance with the provisions of Section 264 of the DGCL (the "Certificate of Merger") to be executed and filed with the Secretary of State of the State of Delaware, and shall take any and all other lawful actions and do any and all other lawful things to cause the Merger to become effective.

            1.3. Effective Date of the Merger. The Merger shall become effective immediately upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. The date of such filing is herein sometimes referred to as the "Effective Date" and the time of such filing is herein sometimes referred to as the "Effective Time." The Effective Date shall occur on the Closing Date (as defined in Section 2.3 hereof). Both the Merger and the Acquisition (as defined in Section 2.1 hereof) shall close simultaneously.

            1.4. Articles of Incorporation. Upon the effectiveness of the Merger, the Articles of Incorporation of Acquisition Sub, as in effect immediately prior to the Effective Date, shall continue to be in full force and effect as the Articles of Incorporation of the Surviving Corporation, except to the extent amended to reflect the change in corporate name, until thereafter amended as provided therein or by the DGCL.

            1.5. By-laws. Upon the effectiveness of the Merger, the By-laws of Acquisition Sub as in effect immediately prior to the Effective Date shall continue to be in full force and








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                                    -3-



effect as the By-laws of the Surviving Corporation until thereafter amended or repealed from time to time by the Board of Directors of the Surviving Corporation.

            1.6. Directors and Officers. The directors and officers of Acquisition Sub immediately prior to the Effective Date shall be the directors and officers of the Surviving Corporation and will hold office from and after the Effective Date until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and By-laws of the Surviving Corporation, or as otherwise provided by law.

            1.7. Further Assurances. If, at any time after the Effective Date, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Con-stituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

            1.8. Conversion of Shares. At the Effective Time (i) each share of capital stock of AT Sub held by AT shall be cancelled and converted into (a) 7,608.23 shares of Common Stock, par value $.0001 per share, of the Company ("Common Stock") aggregating 760,823 shares and (b) the right to receive up to 10,000 additional shares of Common Stock, aggregating 1,000,000 shares (the "Contingent Stock") upon the terms and conditions set forth in Section 1.9 below, subject to adjustment pursuant to Section 3 hereof, and (ii) each share of capital stock of Acquisition Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of capital stock of the Surviving Corporation with the same rights and privileges as the shares so converted and shall









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                                    -4-



constitute the only outstanding shares of capital stock of the Surviving Corporation.

            1.9.  Contingent Stock.

            (a) Tranche 1. If, at any time during the period of two years following the Closing Date, the price of the Common Stock remains at or above any of the Target Contingent Acquisition Prices indicated on the schedule below for any 25 trading days out of a period of 30 consecutive trading days, then AT shall be entitled to receive the corresponding percentage of 500,000 shares of Common Stock (the "Tranche 1 Contingent Stock"):

            Tranche 1 Contingent Stock Schedule

            Target Contingent       % of Tranche 1 Contingent
            Acquisition Price               Stock

                  $ 9.00                       25.00%
                  $ 9.25                       31.25%
                  $ 9.50                       37.50%
                  $ 9.75                       43.75%
                  $10.00                       50.00%
                  $10.25                       56.25%
                  $10.50                       63.50%
                  $10.75                       69.75%
                  $11.00                       75.00%
                  $11.25                       81.25%
                  $11.50                       87.50%
                  $11.75                       93.75%
                  $12.00                      100.00%

            (b) Tranche 2. If, at any time during the period of four years following the Closing Date, the price of the Common Stock remains at or above any of the Target Contingent Acquisition Prices indicated on the schedule below for any 85 trading days out of a period of 90 consecutive trading days, then AT shall be entitled to receive the corresponding percentage of 500,000 shares of Common Stock (the "Tranche 2 Contingent Stock"):









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                                    -5-



            Tranche 2 Contingent Stock Schedule

            Target Contingent       % of Tranche 2 Contingent
            Acquisition Price               Stock

                  $13.00                       50.00%
                  $13.50                       56.25%
                  $14.00                       62.50%
                  $14.50                       68.75%
                  $15.00                       75.00%
                  $15.50                       81.25%
                  $16.00                       87.50%
                  $16.50                       93.75%
                  $17.00                      100.00%

            (c)  Additional Provisions.  The issuance of
      Contingent Stock pursuant to this Section 1.9 shall be subject to the terms and conditions contained in Section 3 hereof.

            (d) AT's rights to any Contingent Stock pursuant to this Section 1.9 shall not be transferable or assignable, except by operation of law, and except to a trust for the benefit of AT, his wife, and/or any of the children of either, provided that such assignees shall agree to be bound by the terms of this Agreement.

            2.    SHARE EXCHANGE.

            2.1. Exchange. Subject to the terms and conditions of this Agreement, and in consideration of the Exchange Consideration specified in
Section 2.2 hereof, on the Closing Date (as defined below), WCI and USEP shall transfer to the Company all of the issued and outstanding shares of capital stock of WPI, free and clear of all liens and encumbrances (the "Acquisition").

            2.2. Exchange Consideration. The consideration for the Acquisition (the "Exchange Consideration") shall be (i) 5,957,928 shares of Common Stock, of which 2,220,266 shares shall be delivered to WCI and 3,737,662 shares shall be delivered to USEP Delaware and USEP Offshore, pro rata with respect to their holdings of shares of WPI, and (ii) the right to receive additional shares of Common Stock upon the terms and conditions set forth in Section 2.4 hereof.







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            2.3.  Closing.  The Closing shall occur at 10:00 A.M. on
August 26, 1996 or such other date that the conditions set forth in Section
7.2 have been satisfied or waived (the "Closing Date") at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York, or at such other time and place as the parties hereto mutually agree.

            2.4.  Contingent Stock.

            (a) Tranche 1. If, at any time during the period of two years following the Closing Date, the price of the Common Stock remains at or above any of the Target Contingent Acquisition Prices indicated on the schedule below for any 25 trading days out of a period of 30 consecutive trading days, then WCI and USEP shall be entitled to receive the corresponding percentage of 277,500 shares and 472,500 shares, respectively, of Common Stock (the "Tranche 1 Contingent Stock"):

            Tranche 1 Contingent Stock Schedule

            Target Contingent       % of Tranche 1 Contingent
            Acquisition Price               Stock

                  $ 9.00                       25.00%
                  $ 9.25                       31.25%
                  $ 9.50                       37.50%
                  $ 9.75                       43.75%
                  $10.00                       50.00%
                  $10.25                       56.25%
                  $10.50                       63.50%
                  $10.75                       69.75%
                  $11.00                       75.00%
                  $11.25                       81.25%
                  $11.50                       87.50%
                  $11.75                       93.75%
                  $12.00                      100.00%

            (b) Tranche 2. If, at any time during the period of four years following the Closing Date, the price of the Common Stock remains at or above any of the Target Contingent Acquisition Prices indicated on the schedule below for any 85 trading days out of a period of 90 consecutive trading days, then WCI and USEP shall be entitled to receive the corresponding percentage of 277,500






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                                    -7-



      shares and 472,500 shares, respectively, of Common Stock
      (the "Tranche 2 Contingent Stock"):

            Tranche 2 Contingent Stock Schedule

            Target Contingent       % of Tranche 2 Contingent
            Acquisition Price               Stock

                  $13.00                       50.00%
                  $13.50                       56.25%
                  $14.00                       62.50%
                  $14.50                       68.75%
                  $15.00                       75.00%
                  $15.50                       81.25%
                  $16.00                       87.50%
                  $16.50                       93.75%
                  $17.00                      100.00%

            (c)  Additional Provisions.  The issuance of
      Contingent Stock pursuant to this Section 2.4 shall be subject to the terms and conditions contained in Section 3 hereof.

            3.    ADDITIONAL CONTINGENT STOCK PROVISIONS

            3.1. Change of Control. In the event of a Change of Control, AT, WCI and USEP shall be entitled to receive all of the Tranche 1 Contingent Stock and the Tranche 2 Contingent Stock issuable to them pursuant to Section 1.9 and Section 2.4 hereof. As used in this Agreement, "Change of Control" shall mean (i) the acquisition of all or substantially all of the assets of the Company, (ii) the acquistion by any party (or group, as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) not currently a holder of more than 5% of the outstanding Common Stock of the Company of more than 50% of the outstanding Common Stock of the Company, (iii) any merger, combination, consolidation or similar transaction involving the Company following which the holders of Common Stock of the Company immedi-ately prior to such transaction will not own more than 50% of the Common Stock of the Company.

            3.2. Certain Events. In the event that either (a) at any time the Common Stock of the Company is no longer required to be registered pursuant to Section 12(b) of the 1934 Act or (b) the stockholders of the Company have not approved this Agreement and the transactions contemplated hereby (as





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                                    -8-



contemplated by Section 9.10 below) by the later of (i) ninety days from the Closing Date or (ii) the time AT, WCI, USEP are eligible to receive contingent consideration pursuant to Sections 1.9 and 2.4 hereof, the Company shall engage an investment bank unaffiliated with the Company (which investment bank shall be reasonably acceptable to AT and WCI) to develop a method of equivalent consideration for AT, WCI and USEP in accordance with the essential intent and principles of Sections 1.9 and 2.4 hereof; provided, however, that in the case of clause (b) above, the Company shall issue the maximum amount of Contingent Shares it is entitled to issue without stockholder approval in accordance with applicable rules and regulations and such investment bank shall only evaluate equivalent consideration in respect of Contingent Stock that cannot be so issued.

            3.3. Stockholder Vote. Any acquisition of Contingent Stock by AT, WCI and USEP pursuant to Section 1.9 or Section 2.4 hereof shall be contingent upon the prior approval of this Agreement and the transactions contemplated hereby by the stockholders of the Company for purposes of compliance with the rules and regulations of the New York Stock Exchange as contemplated in Section 9.10 hereof.

            3.4. Adjustments. In the event that the Company shall at any time (a) subdivide (by any stock split, stock dividend or otherwise) one or more classes of its outstanding Common Stock into a greater number of shares of Common Stock, (b) combine (by reverse stock split or otherwise) one or more classes of its outstanding Common Stock into a smaller number of shares or (c) pay any extraordinary cash dividend on one or more classes of its outstanding Common Stock; then the number of shares to be issued pursuant to Sections 1.9 and 2.4 hereof and the target prices shall be proportionately adjusted.

            3.5. Reallocation of Contingent Stock. Notwithstanding any other provision of either Section 1.9 or Section 2.4, in the event in excess of (i) 675,000 shares of Tranche 1 Contingent Stock in aggregate would otherwise be issued pursuant to Section 2.4(a) or (ii) 675,000 shares of Tranche 2 Contingent Stock in aggregate would otherwise be issued pursuant to Section 2.4(b); then the entire number of excess shares shall be issued to AT.













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                                    -9-



            4. REPRESENTATIONS AND WARRANTIES OF WCI. WCI hereby represents and warrants to the Company that:

            4.1.1 Capitalization of WPI. The total authorized number of shares of WPI is 1,000, of which 100 shares are issued and outstanding.
All of the issued and outstanding shares are validly issued, fully paid and nonassessable; there are no other outstanding shares, warrants, scrip, rights, options, calls or any obligations or instruments evidencing the right to purchase or effect a conversion into any shares thereof, nor any agreement, instrument, arrangement, contract, obligation, commitment or understanding relating to the issuance or transfer of any thereof, whether or not such may be authorized, issued or outstanding pertaining to WPI.
WCI is the record and beneficial owner of all issued and outstanding shares of capital stock of WPI.

            4.1.2. USEP. As of the Closing Date, USEP Delaware and USEP Offshore are limited partnerships validly existing and in good standing under the laws of the State of Delaware and the Cayman Islands, respectively. All of the outstanding units of the sole general partner of USEP are owned directly or indirectly through a wholly owned subsidiary by WCI.

            4.2. Organization of WPI. WPI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

            4.3. Assets and Liabilities of WPI. As of the Closing Date, WPI will own directly or indirectly 60 units of RA (the "WPI Units"). As of the Closing Date WPI will have good and valid title to the WPI Units, free and clear of any liens, claims or encumbrances and WPI will have no liabilities, contingent or otherwise.

            4.4.  Contracts and Commitments.  Except as set forth on
Schedule 4.4, WPI is not party to any written agreements, instruments, arrangements, oral or written contracts, obligations or commitments.

            4.5. Taxes. (a) All federal, state, local and foreign Tax Returns required to be filed for taxable periods ending on or prior to the Closing Date for, or with respect to the activities of, both WPI and RA have been or will be filed with the appropriate Taxing authority. All such Tax Returns were (and, as to Tax Returns not filed as of the date hereof, will be) in all material respects true, complete and correct, and filed on a timely basis (taking into account proper extensions).

            (b) Both WPI and RA have paid (and, until the Closing Date, will pay), within the time and in the manner prescribed by law and prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, all Taxes that are due and payable relating to Taxable periods ending on or prior to the Closing Date or with respect to which payment is due on or prior to the Closing Date.

            (c) There are no Tax liens upon the assets of either WPI or RA.

            (d) Both WPI and RA have complied (and, until the Closing Date, will comply) in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including withholding and reporting requirements under Code sections 1441 through 1464, 3401 through 3406, 6041 and 6049 and similar provisions under any other laws) and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper Taxing authorities all amounts required to be so paid. Neither WPI nor RA is liable for any penalties with respect to such withholding and reporting requirements, nor is either liable for any backup withholding.

            (e) Neither WPI nor RA has executed any waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

            (f) No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of either WPI or RA, it being understood that, although the affiliated group of corporations of which Wasserstein Perella Group, Inc. ("WP Parent") is the common parent currently is under audit by the Internal Revenue Service, none of the issues pending or raised in that audit relate specifically to the business or assets of WPI or RA.

            (g) No power of attorney currently in force has been granted by either WPI or RA concerning any Tax matter.

            (h) Neither WPI nor RA has received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any Taxing authority that would have a continuing









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effect after the Closing Date.  "Tax Ruling" shall mean a written ruling of a Taxing authority relating to Taxes. "Closing Agreement" shall mean a written and legally binding agreement with a Taxing authority relating to Taxes.

            (i) Any existing agreement relating to the allocation or sharing of Taxes other than pursuant to this Agreement between any affiliate of WCI and RA, on the one hand, and WP Parent and any of its affiliates, on the other hand, will be terminated no later than the Closing Date, with no continuing liability on the part of WPI or RA.

            (j) No property of either WPI or RA is property that it or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Code section 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Code section 168.

            (k) Neither WPI nor RA is required to include in income any adjustment pursuant to Code section 481(a) by reason of a voluntary change in accounting method initiated by it, and the Internal Revenue Service has not proposed any such adjustment or change in accounting method.

            (l) Neither WPI nor RA has filed (and will not file prior to the Closing Date) a consent pursuant to Code section 341(f), and neither has agreed to have Code section 341(f)(2) apply to any disposition of a subsection (f) asset (as that term is defined in Code section 341(f)(4)) owned by it.

            (m) As of the Closing Date, neither WPI nor RA will be a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Code section 280G, and no part of any service fee received by WCI or any of its affiliates from WPI or RA on or after the Closing Date will be considered to be an "excess parachute payment" by reason of the application of Code sections 269A and 280G.

            (n) Neither WPI nor RA has engaged in any transaction with WCI, AT or any affiliate of WCI or AT that would result in the recognition of income by it with respect to such transaction for any period ending on or after the Closing Date.

            (o) WPI has never been a member of any affiliated group of corporations within the meaning of Code section







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                                   -12-



1504(a), other than the group of which WP Parent is the common parent, or any similar group for purposes of any analogous state or local combined or consolidated return.

            (p) WPI has never been a member of an affiliated group of corporations with respect to which an election was made pursuant to Rev. Proc. 95-39, 1995-35 I.R.B. 17, or Rev. Proc. 95-11, 1995-4 I.R.B. 48, to
discontinue filing consolidated returns.

            (q) As of the Closing Date, neither WPI nor RA will be a partner in any partnership, except for WPI's interest in RA.

            (r) The Company will not be required to withhold any taxes upon payment of the Exchange Consideration under this Agreement.

            (s) RA has at all times been classified as a partnership for federal income tax purposes, and not a "publicly traded partnership" within the meaning of Code section 7704(b) and the Treasury Regulations thereunder.

            4.6. Representations True at the Closing Date. The representations and warranties made in this Agreement by WCI with respect to itself, WPI and RA will be true and correct on and as of the Closing Date in all material respects, except that any such representations and warranties which expressly relate to a specified date shall be true and correct in all material respects as of such specified date.

            5. REPRESENTATIONS AND WARRANTIES REGARDING RA. WCI hereby represents and warrants to the Company that:

            5.1. Capitalization of RA. The total authorized and outstanding number of Units of RA is 100. All of the issued and outstanding Units are validly issued, fully paid and nonassessable; there are no other outstanding Units, warrants, scrip, rights, options, calls or any obligations or instruments evidencing the right to purchase or effect a conversion into any Units thereof, nor any agreement, instrument, arrangement, contract, obligation, commitment or understanding relating to the issuance or transfer of any thereof, whether or not such may be authorized, issued or outstanding pertaining to RA. As of the Closing Date, WPI will be the record owner of 60 Units of RA and AT Sub will be the record owner of the remaining 40 Units of RA.

            5.2. Power and Authority of RA. RA is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. RA has full power and authority to carry on its business and to own or lease its properties as and in the places where such business is now conducted and such properties are now owned, leased or operated.

            5.3. No Conflict. The execution, delivery and performance of this Agreement will not (i) violate any provisions of any federal, state, local or foreign statute, law, ordinance, rule or regulation (herein collectively called "Laws"), judgment, decree or order applicable to RA or
(ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute an event which with notice or the lapse of time or both would constitute a default under, or violate or result in the breach of, or create any right of termination or acceleration of any right under, the Limited Liability Company Operating Agreement of RA or any agreement, lease, instrument, arrangement, contract, obligation, commit-ment, or understanding to which RA is a party or by which any of its properties are bound.

            5.4. Financial Statements. AT and WCI have caused to be prepared and delivered to the Company a balance sheet of RA as of the date of this Agreement in the form of Schedule 5.4 hereto (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be otherwise indicated in the Financial Statements or the notes thereto) and fairly present in all material respects the financial position of RA as of the dates thereof. There are no liabilities of RA, contingent or otherwise, that are not reflected on the Financial Statements or disclosed in Schedule 5.11.

            5.5. No Subsidiaries. As of the Closing Date, RA shall have no subsidiaries, except for Ant Enterprises, Inc. and will not own (or have any commitment with respect to) any equity interest in any corporation, partnership or other enterprise or business, except for Ant Enterprises, Inc.

            5.6. Certificates, etc. Complete and correct copies of the Certificate of Formation of RA, as amended to the date hereof (certified by the Secretary of State of the State of Delaware), and of the Limited Liability Company Agreement of

RA, as amended to the date hereof, have been delivered to the Company by AT and WCI. RA has no minute books or stock books.

            5.7. Due Qualification. RA is not required to be qualified or licensed as a limited liability company authorized to do business in any jurisdictions in which it is not so qualified or licensed, except for those jurisdictions in which the failure to obtain such qualification or licensing would not have a material adverse effect on the financial condition, property or operations of RA.

            5.8. Properties. RA has good and valid title to all the assets shown on the Financial Statements (except for those assets disposed of since that date in the ordinary course of business), free and clear of any material liens, claims and encumbrances.

            5.9. Legal Proceedings, etc. There is no action, suit, claim, proceeding or investigation (whether or not purportedly by or on behalf of RA) pending or, to the best knowledge of WCI, threatened against RA or any of RA's officers or members in connection with the business or affairs of RA (such actions, suits, claims, proceedings or investigations are herein referred to as "Legal Proceedings"), at law or in equity, or before any court or federal, state, county, local or other governmental department, commission, board, agency or administrative body (herein collectively referred to as "Governmental Authorities") or in arbitration or mediation, in which the amount in dispute exceeds or could reasonably be expected to exceed $10,000 or which in the aggregate exceeds or could reasonably be expected to exceed $100,000. RA is not a party in a Legal Proceeding in respect of any claim other than one seeking monetary damages. RA is not subject to any order, writ, injunction or decree of any Governmental Authority.

            5.10. Compliance with Laws. RA has complied with all Laws (including, without limitation, those with respect to wages, hours, equal opportunity, nondiscrimination, immigration, fair credit, insurance, health, safety, environmental protection, land use and quality criteria and standards for air, water, land and hazardous materials, product labeling, warranties and packaging) except to the extent that such failure to comply could not reasonably be expected to have a material adverse effect on the business or prospects of RA. No written notice, citation, summons or order has been received by RA which remains outstanding. RA has not received written notice of any complaint that has been filed, any penalty that has been assessed any investigation or review that is pending or threatened by any Governmental Authority with respect to any alleged violation by RA of any Law or order of any Governmental Authority in connection with the conduct of its business or the operation or maintenance of the real properties leased by RA.

            5.11.  Contracts and Commitments.  Except as set forth in
Schedule 5.11 hereto, there are no written agreements, instruments, arrangements, oral or written contracts, obligations or commitments involving payments by or to RA aggregating more than $10,000 or which might, individually, be material to RA to which RA is a party or by which the properties or assets of RA are bound (herein collectively called "Contracts"). There is no material default by RA under any Contract, and no event has occurred that, with the lapse of time or giving of notice, or both, would constitute a material breach or material default thereof by RA, would cause or permit acceleration of any obligation of RA thereunder, would cause or permit the termination thereof or would materially and adversely affect RA.

            5.12. No Violation. The execution, delivery and performance of this Agreement will not impair in any material respect any right, title or interest of RA under or in respect of any properties, assets, licenses, trademarks, copyrights, intangible assets or Contracts of RA. Except for filings under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (the "HSR Act") as provided in Section 9.9, no consent, approval or agreement of any person, party, court, government or entity is required to be obtained by RA in connection with the execution, delivery and performance of the transactions contemplated by this Agreement.

            5.13. Affiliate Transactions with AT, WCI. RA does not do business directly or indirectly with AT or WCI or any entity controlling, controlled by or in common control except as set forth in Schedule 5.13 hereto.

            5.14. Representations True at the Closing Date. The representations and warranties made in this Agreement by WCI will be true and correct on and as of the Closing Date in all material respects, except that any such representations and warranties which expressly relate to a specified date shall be true and correct in all material respects as of such specified date.

            5.15. Brokers. WCI represents and warrants that it has employed no brokers, agents, or finders in carrying on the negotiations relating to this Agreement or to the transactions herein contemplated other than whose fees will have already been paid at the Closing.

            5.16. Subsequent Contributions. (a) WCI and USEP shall contribute to the capital of RA an aggregate amount of $12 million less the reasonable costs of obtaining the letters of credit at the Closing and $5 million on the date that is six months after the Closing Date and (b) WCI and USEP have caused to be issued in favor of RA four standby irrevocable letters of credit issued by Bank of America: (i) one from each of WCI and USEP in the aggregate amount of $12 million which can be drawn on or after the Closing Date and (ii) one from each of WCI and USEP in the aggregate amount of $5 million drawable on or after the date that is six months after the Closing Date, such letters of credit to be in the form attached hereto as Exhibits A-1 and A-2.

            6. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to AT and WCI that:

            6.1. Organizational Documents. The Company has delivered to both AT and WCI an accurate and complete copy of (a) its Restated Certificate of Incorporation and all amendments thereto, certified by the Secretary of State or other comparable authority of the jurisdiction of its incorporation, and (b) its By-laws and all amendments thereto, certified by its Secretary or Assistant Secretary.

            6.2. Existence and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction where failure to so qualify or be in good standing as a foreign corporation could reasonably be expected to have a material adverse effect on its business, operations, prospects, properties or condition (financial or otherwise), or its ability to perform its obligations hereunder.

            6.3. Power and Authority. The Company has all corporate power and authority necessary to own, operate or lease its properties and assets and to conduct its business as now conducted by it. The Company has all corporate power and authority necessary to perform its obligations under this Agreement and the exhibits hereto, and all such agreements to which the Company is a party are valid and binding agreements of the Company enforceable in accordance with their terms.

            6.4. Corporate Action. The Company has taken all corporate action required to authorize the performance of its obligations hereunder and under all documents which are exhibits hereto.

            6.5. Consents; Governmental Approvals. No consent or approval of any person, firm or corporation, and no consent, license, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required to be obtained or made by or on behalf of the Company in connection with the completion of the transactions contemplated by this Agreement and the agreements referenced herein, except for filings under the HSR Act contemplated by Section 9.9 hereof.

            6.6. Absence of Conflicts. The execution, delivery and performance of the obligations of the Company under this Agreement and the agreements referenced herein do not and will not (a) conflict with or violate any provision of the Restated Certificate of Incorporation or By-laws of the Company, (b) conflict with or result in a violation, breach or default by the Company under (i) any provision of any existing statute, law, rule or regulation binding on it or any order, judgment, award, decree, license or authorization of any court or governmental instrumentality, authority, bureau or agency binding on it, which breach or default could reasonably be expected to have a material adverse effect on the present or prospective business, operations, properties, assets or condition (financial or otherwise) of the Company or (ii) any material provision or any mortgage, indenture, lease or other contract, agreement, instrument or undertaking to which it is a party or will be a party immediately after the Closing Date, or by which or to which it or any of its property or assets is now or immediately after the Closing will be bound or subject, or (c) result in the creation or imposition of any lien, encumbrance or other charge on any of its properties or assets.

            6.7. No Defaults. None of the Company or its subsidiaries is, or immediately after the Closing will be, in default under or in violation of (a) its Restated Certificate of Incorporation or By-laws, (b) any agreement or instrument to which it is a party relating to its indebtedness for borrowed money, (c) any other agreement or instrument to which it is a party, (d) any statute, rule, writ, injunction, judgment, decree, order or regulation of any court or governmental authority, having jurisdiction over it, or (e) any license, permit, certification or approval requirement of any customer, supplier, governmental authority or other person, in the case of (c), (d) or (e) above, in any way that could reasonably be expected to have a material adverse effect on the present or prospective business, operations, properties, assets or condition (financial or otherwise) of such corporation, or the Company's ability to perform its obligations under this Agreement.

            6.8. Capitalization. As of July 30, 1996, the authorized capital stock of the Company consisted of: (i) 100,000,000 shares of Common Stock, of which (A) 37,956,094 shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, (B) no shares are held in the treasury of the Company, (C) 8,825,277 shares are reserved for future issuance for the exercise of stock options and (D) 1,670,733 shares are reserved for future issuance for the exercise of warrants and (ii) 10,000,000 shares of preferred stock, of which 422,500 shares of Series A Convertible Preferred Stock (initially convertible into 5,827,586 shares of Common Stock) are issued and outstanding. Except as described in Schedule 6.8, no shares of the capital stock or other equity securities of the Company are authorized, issued or outstanding, or reserved for any other purpose, and there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character (including, without limitation, obligations to issue shares as the deferred purchase price for acquisitions of stock or assets of third parties) to which the Company or any of its subsidiaries is a party relating to the issued or unissued capital stock or other equity securities or ownership interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, issue or sell any shares of capital stock or other equity securities or ownership interests of the Company or any of its subsidiaries, by sale, lease, license or otherwise. The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote or which are convertible into or exercisable for securities having the right to vote with the stockholders of the Company on any matter. There are no outstanding contractual obligations, commitments, understandings or arrangements of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock or other equity securities or ownership interests of the Company or any of its subsidiaries. There are no preemptive or similar rights to purchase or otherwise acquire shares of capital stock of the Company. Except as contemplated herein the capitalization of the Company will not change as a result of the transactions contemplated by this Agreement.

            6.9. SEC Documents. (1) The Common Stock of the Company is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission ("SEC") pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d), in addition to one or more registration statements and amendments thereto heretofore filed by the Company with the SEC. The Company has delivered or made available to AT and WP Parent true and complete copies of (i) its annual reports on Form 10-K and quarterly reports on Form 10-Q for its 1994 and 1995 fiscal years, (ii) proxy state-ments, information and solicitation materials filed by the Company with the SEC since January 1, 1994, and (iii) each other report, registration statement, proxy statement and other document filed with the SEC since the filing of its most recent Form 10-K (all of the foregoing, collectively, the "SEC Documents").

            (2) As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            6.10. Financial Statements. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (a) as may be otherwise indicated in such financial statements or the notes thereto or
(b) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

            6.11. No Material Adverse Change. Since June 30, 1996, the date through which the most recent quarterly report of the Company on Form 10-Q has been prepared and filed with the SEC, a copy of which is included in the SEC Documents, and until the date hereof, there has been no material adverse change in the businesses, properties, prospects, operations or financial condition of the Company and its Subsidiaries, except as otherwise disclosed or reflected in other SEC Documents, or otherwise disclosed to AT and WCI on or before the date hereof.

            6.12. No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to the Company or its Subsidiaries, or their respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company and which has not been so publicly disclosed or announced, or otherwise dis-closed to AT and WCI on or before the date hereof.

            6.13. Brokers. The Company represents and warrants that it has employed no brokers, agents or finders in carrying on the negotiations relating to this Agreement or to the transactions herein contemplated, except as noted on Schedule 6.13 hereof.

            6.14. No General Solicitation. Neither the Company, nor any of its affiliates, nor, to its knowledge, any person acting on its or their behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Common Stock to be issued pursuant to this Agreement.

            6.15. No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the Common Stock to be issued pursuant to this Agreement under the Securities Act of 1933, as amended (the "Securities Act").

            6.16.  Certain Agreements.  (a)  Except as set forth on
Schedule 6.16 attached hereto, the Company is not a party to any agreement of any nature whatsoever which in any way restricts, encumbers, impedes or prevents the Company or any affiliate from exploiting or otherwise dealing in any material respect in Properties (as defined below) owned or controlled by the Company or such affiliates.

            (b) No affiliate of the Company is a party to any agreement of any nature whatsoever which in any way restricts, encumbers, impedes or prevents the Company or any other affiliate from exploiting or otherwise dealing in Properties owned or controlled by the Company or such other affiliate.

As used in this Section 6.16, the term "Properties" shall mean all audio recordings, audiovisual recordings, musical compositions and other works of authorship, all performances contained therein and all copyright and other rights in connection therewith.

            6.17. Acquisition Sub. Acquisition Sub is a first tier wholly-owned subsidiary of the Company having no material assets or liabilities.

            6.18. Preservation of Corporate Structure. As of the Closing Date, the Company will have no plan or intention to, following the Closing,
(a) liquidate, dissolve or otherwise discontinue the existence of AT Sub, WPI or RA, (b) discontinue the business operations of AT Sub, WPI or RA in any significant respect, (c) cause AT Sub, WPI or RA to sell, transfer or otherwise dispose of a significant portion of its assets, except for dispositions made in the ordinary course of business, (d) merge AT Sub, WPI or RA with or into another corporation, including the Company or any of its affiliates, (e) sell, distribute or otherwise dispose of the capital stock or interests in AT Sub, WPI or RA, except for transfers described in section 368(a)(2)(C) of the Code, or (f) issue additional shares of stock (or rights to acquire shares of stock) of AT Sub or WPI that would result in the Company losing control of AT Sub or WPI within the meaning of section 368(c) of the Code.

            6.19. Representations True at the Closing Date. The representations and warranties made in this Agreement by the Company will be true and correct on and as of the Closing Date in all material respects, except that any such representations and warranties which expressly relate to a specified date shall be true and correct in all material respects of such specified date.

            7. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company under this Agreement to consummate the Merger and the Acquisition are subject to the satisfaction or waiver of each of the conditions in this Section 7 prior to or on the Closing Date.

            7.1. Legal Proceedings. There shall not be any investigation (formal or informal) or any action or proceeding by, or any order issued by, any Governmental Authority which seeks to restrain, prohibit or invalidate, or which is reasonably likely to result in the payment of substantial damages in respect of, any of the transactions contemplated hereby.

            7.2. HSR Act. The waiting period applicable to the consummation of the Merger and the Acquisition under the HSR Act shall have expired or been terminated.

            7.3. AT Employment Agreement. AT shall have executed and delivered the Employment Agreement substantially in the form of Exhibit C hereto (the "AT Employment Agreement").

            7.4. Stock Purchase. WCI and USEP shall have executed stock purchase agreements for an aggregate of 1,850,000 shares of Common Stock for a consideration of $6.00 per share in the form of the Stock Purchase Agreements in the form of Exhibits D-1 and D-2 hereto.

            7.5. Release by Holders of Units. Each of the holders of Units in RA shall have delivered to RA releases of all claims against RA.

            7.6. Termination of Employment Arrangements. All employment arrangements between RA and AT shall have been terminated.

            7.7. Voting Agreement. The Voting Agreement dated as of the date hereof in the form of Exhibit E hereto (the "Voting Agreement") shall have been executed and delivered by the parties thereto.

            7.8. Revised and Restated Employment Agreements. The Revised and Restated Employment Agreements between the Company and Joseph Bianco, Anil Narang and Elliot Newman in the forms attached hereto as Exhibits F-1, F-2 and F-3 shall have been executed and delivered.

            7.9. Restated By-laws. The By-laws of the Company shall have been amended to read as set forth in Exhibit G hereto.

            8. CONDITIONS TO THE OBLIGATIONS OF AT AND WCI. The obligations of AT and WCI under this Agreement to consummate the Merger and the Acquisition are subject to the satisfaction or waiver of each of the following conditions prior to or on the Closing Date:

            8.1. Legal Proceedings. There shall not be any investigation (formal or informal) or any action or proceeding by or any order issued by any Governmental Authority which seeks to restrain, prohibit or invalidate, or which is reasonably likely to result in the payment of substantial damages in respect of, any of the transactions contemplated hereby.

            8.2. AT Employment Agreement. The Company shall have executed and delivered the AT Employment Agreement.

            8.3. Voting Agreement. The Voting Agreement dated as of the date hereof in the form of Exhibit E hereto shall have been executed and delivered by all the parties thereto.

            8.4. HSR Act. The waiting period applicable to the consummation of the Merger and the Acquisition under the HSR Act shall have expired or been terminated.

            8.5. Board of Directors. The persons listed on Schedule 8.5(a) shall have resigned from the Company's Board of Directors and the persons listed on Schedule 8.5(b) shall have been appointed members of the Board of Directors of the Company.

            8.6. Restated By-laws. The By-laws of the Company shall have been amended to read as set forth in Exhibit G hereto.

            8.7. Revised and Restated Employment Agreements. The Revised and Restated Employment Agreements between the Company and Joseph Bianco, Anil Narang and Elliot Newman in the forms attached hereto as Exhibits F-1, F-2 and F-3 shall have been executed and delivered.

            8.8. Engagement Letter. The Engagement Letter dated the date hereof in the form of Exhibit J shall have been executed and delivered by the Company.

            9.    OTHER AGREEMENTS.

            9.1. Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance of Contingent Stock such number of shares of Common Stock issuable upon the contingencies described in Section 1.9 and Section 2.4 hereof. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Company shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation. The Company shall not authorize or issue any class of its common stock other than the Common Stock.

            9.2. Board Seats. (a) So long as WCI or any direct or indirect wholly owned subsidiary of WCI or any limited partnership of which any such subsidiary is the general partner ("WCI Entity") hold an aggregate of 3,900,000 shares of Common Stock (subject to adjustment for stock splits, combinations and recapitalizations), WCI shall have the right to
(i) select two representatives to be elected to the Company's Board of Directors and the Company shall nominate such representatives for election to the Board of Directors and (ii) designate one such representative as the Deputy Chairman. So long as WCI Entities hold an aggregate of 780,000 shares of Common Stock, WCI shall have the right to select one representative to be elected to the Company's Board of Directors and the Company shall nominate such representative for election to the Board of Directors.

            (b) So long as AT is the beneficial owner (as defined in the Exchange Act) of 380,400 shares of Common Stock (subject to adjustment for stock splits, combinations, and recapitalizations), AT shall have the right to select one representative to be elected to the Company's Board of Directors and the Company shall nominate such representative for election to the Board of Directors. In addition, so long as AT is chief executive officer of the Company, AT shall have the right to select an additional representative for election to the Board of Directors commencing with the filling of the first vacancy to occur on the Board of Directors after the Closing Date.

            (c) The Company shall use its best efforts to cause the representatives of WCI and AT to be elected to the Board of Directors and shall not take any action which would diminish the prospects of such representatives being elected to the Board of Directors. All out-of-pocket expenses of such board members incurred in connection with attending regular and special board meetings and any meeting of any board committee shall be paid by the Company, and such board members shall receive the same compensation for serving as a director as is given to the other board members who are not officers of the Company.

            9.3. Furnishing of Information. So long as either of AT or WCI has the right to select a director of the Company pursuant to
Section 9.2 hereof, the Company shall furnish to such party promptly upon becoming available one copy of each financial statement, report, notice or proxy statement sent by the Company to its creditors or stockholders and one copy of each regular or periodic report (including any report on Form 8-K), and any registration statement or prospectus, together with any amendments required to be made with respect thereto, filed by the Company with the SEC, or any successor thereto, or with any securities exchange.

            9.4. Registration Rights. The Company agrees to use its best efforts to maintain with respect to the Common Stock to be received by AT, USEP and WCI pursuant to the terms of this Agreement an effective registration statement under the Securities Act and a current prospectus relating thereto, and effective registration statements or qualifications under the securities laws of AT's, USEP's and WCI's state of residence for a period equal to the longer of (a) five (5) years after the date hereof or
(b) as long as either AT, USEP or WCI is an affiliate of the Company within the meaning of Rule 144 of the Securities Act. The Company hereby grants to WCI, USEP and AT the registration rights set forth in Exhibit I hereto. The rights of WCI, USEP and AT pursuant to this Section 9.4 are assignable to any pledgee or transferee of the shares of Common Stock held by USEP, WCI or AT.

            9.5. Inspection of Records. (a) From the date of this Agreement until the Closing Date, AT, WCI and the Company will give each other and their authorized representatives (including counsel, environmental and other consultants, accountants and auditors, and lenders and prospective lenders and their counsel) full access during normal business hours to all facilities, personnel and operations and to all books and records of RA, AT Sub, WPI and the Company, as the case may be, will permit AT, WCI and the Company to make such inspections as it may reasonably require and will cause their respective officers or representatives to furnish such parties with such financial and operating data and other information with respect to the business and properties of RA, AT Sub, WPI or the Company as such party may from time to time reasonably request.

            (b) The Company, AT and WCI will hold and will cause their respective officers, directors, consultants and advisors to hold in strict confidence pursuant to the Confidentiality Agreement dated July 26, 1996 among the Company, WPI, RA and AT (the "Confidentiality Agreement") all documents and information concerning RA and the Company furnished to such parties in connection with the transactions contemplated by this Agreement. With respect to any information (whether oral or written) conveyed to AT, WCI or their agents by the Company or its agents, or conveyed to the Company or its agents by AT, WCI or their agents, such information shall be held confidential in the manner and to the extent provided in the Confidentiality Agreement.

            9.6. Preservation of Business Organization. (a) RA. Except as otherwise contemplated by this Agreement, at all times prior to and including the Closing Date, (A) RA shall (i) preserve its business organization substantially intact, (ii) cause its business to be managed in accordance with the best interest of such business and substantially as heretofore managed and conducted, and (iii) use its best efforts, to the extent that it is in the best interest of the business, to keep available to the Company the services of the present officers and employees of RA and to preserve the present relationships and goodwill of the suppliers and others having business relationships with RA; and (B) without limiting the generality of the foregoing, RA shall not, without the prior written consent of the Company, and except as otherwise contemplated by this Agreement, (i) dispose of any of its assets or properties or incur any obligation or liability other than as required in connection with this Agreement, or in arm's-length transactions in the usual and ordinary course of business consistent with the business practices heretofore followed by RA; (ii) take or suffer any action which may adversely affect the goodwill or the normal conduct of its business; (iii) make any change in the certificate of formation or Limited Liability Company Agreement of RA; (iv) make any distribution in respect of, or any direct or indirect retirement, redemption, purchase or other acquisition of, any Units of RA; (v) enter into any contract involving payments aggregating more than $1,000,000, other than contracts for artists in the usual and ordinary course of business consistent with the business practices heretofore followed by RA; (vi) increase salaries of officers and executive personnel of RA; (vii) change any accounting policy now in effect for Tax and financial accounting purposes, except as required by generally accepted accounting principles;
(viii) provide for any new pension, welfare, retirement, or other similar retirement benefits for any employee of RA or provide for any increase in any such existing benefits, except in the usual and ordinary course of business consistent with the business practices heretofore followed by RA;
(ix) amend or modify any Tax Return; or (x) settle or cancel any debts or claims arising from the conduct of the business and involving an amount exceeding $100,000.

            RA shall notify the Company of any emergency or unanticipated change in the normal course of RA's business which is or may be material thereto and shall keep the Company fully informed of such events and permit their representative to participate in all discussions relating thereto.

            (b) The Company. Except as otherwise contemplated by this Agreement, at all times prior to and including the Closing Date, (A) the Company shall (i) preserve its business organization substantially intact and (ii) cause its business to be managed in accordance with the best interest of such business and substantially as heretofore managed and conducted; and (B) without limiting the generality of the foregoing, the Company shall not, without the prior written consent of AT or WP Parent, and except as otherwise contemplated by this Agreement, (i) dispose of any of its assets or properties or incur any obligation or liability other than as required in connection with this Agreement, or in arm's-length transactions in the usual and ordinary course of business consistent with the business practices heretofore followed by the Company; (ii) take or suffer any action which may adversely affect the goodwill or the normal conduct of its business; (iii) make any change in its certificate of incorporation or bylaws; (iv) pay any dividend or make any other distribution in respect of, or any direct or indirect retirement, redemption, purchase or other acquisition of, any shares of the Company;
(v) enter into any contract involving payments aggregating more than $500,000 (except as set forth in Schedule 9.6) other than contracts for the purchase of product in the usual and ordinary course of business consistent with the business practices heretofore followed by the Company; (vi) increase salaries of officers and executive personnel of the Company; (vii) change any accounting policy now in effect, except as required by generally accepted accounting principles;
(viii) provide for any new pension, welfare, retirement, or other similar retirement benefits for any employee of the Company or provide for any increase in any such existing benefits, except in the usual and ordinary course of business consistent with the business practices heretofore fol-lowed by the Company; or (ix) settle or cancel any debts or claims arising from the conduct of the business and involving an amount exceeding $500,000, except for claims arising from contracts for purchase of merchandise, inventory in the usual and ordinary course of business consistent with the business practice heretofore followed by the Company; or (x) take any action which would cause the representations and warranties contained in Section 6 to not be true and correct in all respects.

            The Company shall notify AT and WCI of any emergency or unanticipated change in the normal course of the Company's business which is or may be material thereto and shall keep AT and WCI fully informed of such events and permit their representative to participate in all discussions relating thereto.

            9.7. Maintenance of Authorizations. At all times prior to and including the Closing Date, AT and WCI shall use their best efforts with respect to RA, and the Company shall use its best efforts with respect to itself to maintain in full force and effect (and to renew, when required) all licenses, permits, consents and authorizations which are material to the business of RA or the Company, as the case may be, as a whole or the maintenance and operation of its properties and to prosecute diligently any pending applications with respect thereto, to perform all obligations imposed upon RA or the Company, as the case may be, by law and to retain and maintain, consistent with its existing policies and practices, substan-tially in accordance with generally accepted industry practices, all the property used in the operation of RA's or the Company's business.

            9.8. No Publicity. AT, WCI and the Company covenant and agree not to disclose this Agreement and schedules or exhibits hereto or the transactions contemplated hereby and thereby to third parties without the consent of the other parties hereto, except as (i) may be required by law; or (ii) may be required by disclosure requirements as determined by the Company in good faith from time to time, following consultation with AT and WCI.

            9.9. HSR Approval. The parties hereto shall each use all reasonable efforts to furnish information and file such documents as may be required to comply with the HSR Act. The parties will use all reasonable efforts to file their respective notification forms under the HSR Act (if the same has not been filed prior to the date hereof as soon as possible) of this Agreement, and to promptly comply with all requests, if any, of the Federal Trade Commission ("FTC") and the Director of Operations of the Antitrust Division of the Department of Justice ("Justice") for additional information and documentation and to furnish such additional information and documentation in accordance with requirements and requests applicable thereto unless in the opinion of counsel for AT, WCI or the Company such information and documentation are not required to be produced.

            9.10. Contingent Stock/Stockholder Vote. The Company agrees to use its best efforts to obtain the approval of this Agreement and the transactions contemplated hereby by the stockholders of the Company as soon as practicable for purposes of compliance with the rules and regulations of the New York Stock Exchange so as to permit AT, USEP or WCI to receive Con-tingent Stock pursuant to the terms of Section 1.9 or 2.4 of this Agreement. The Company will not, prior to the record date for such stockholder approval, issue any voting equity securities other than pursuant to commitments existing on the date hereof and referred to in
Section 6.8. Such record date shall be the Closing Date or as soon thereafter as practicable.

            9.11. Restrictions on Corporate Action. In addition to any other approvals or consents required by law, the Company shall not take any of the following actions without the prior written consent of WCI and AT:

            (a) the amendment or restatement of the Certificate of Incorporation of the Company;

            (b) (i) the dissolution, liquidation or winding up of the Company or (ii) the commencement of a voluntary proceeding seeking reorganization or other relief with respect to the Company under any bankruptcy or other similar law or seeking the appointment of a trustee, receiver, custodian or other similar official of the Company or any substantial part of their property, or the making by the Company of a general assignment for the benefit of creditors; and

            (c) (i) any merger, consolidation or combination involving the Company, or (ii) the sale, transfer, lease, sublease, license, contribution to a joint venture, partnership or similar arrangements or (iii) other disposition by the Company to a third party of, in the case of clauses (i), (ii) and (iii), substantially all of its property or assets, real, personal or mixed (including leasehold interests and intangible assets).

provided, however, that in the event that (a) WCI Entities shall hold in the aggregate (i) less than 3,900,000 shares (subject to adjustment for stock splits, combinations and recapitalization) of Common Stock or
(ii) WCI Entities shall in the aggregate hold less than 5,800,000 shares (subject to adjustment for stock splits, combinations and recapitalization) and such amount is less than 4.1% of the fully diluted shares of Common Stock of the Company (treating all outstanding options, warrants or convertible securities as being exercised or converted, but not taking into account the Contingent Shares), then WCI's consent shall no longer be required hereunder, or (b) AT shall beneficially own less than 380,400 shares (subject to adjustment for stock splits, combinations and recapitalizations) of Common Stock, then AT's consent shall no longer be required hereunder.

            9.12. Life Insurance. AT and WCI agree to use reasonable efforts to obtain a key man life insurance policy on the life of AT with a death benefit of at least $25 million payable to the Company, the premium of which will be paid for by RA.

            9.13. New Board of Directors. The Company shall use its best efforts to cause, prior to the Closing Date, the composition of the Board of Directors as listed on Schedule 8.5 (a) to be changed to consist of the Persons set forth on Schedule 8.5(b) appointed to the Board of Directors of the Company.

            9.14. General. Each of the parties will use its reasonable efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Sections 7 and 8 hereof).

            10.   INVESTMENT REPRESENTATION.

            10.1. Securities Act. Each of AT, USEP and WCI acknowledges that (a) the securities being acquired by it pursuant to this Agreement ("Acquisition Securities") are not being registered under the Securities Act on the ground that the issuance thereof is exempt from registration under Section 4(2) of the Securities Act as not involving any public offer-ing, and (b) the Company's reliance on such exemption is predicated in part on the representation hereby made to it by (i) AT that he is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act and (ii) each of USEP and WCI that it is sophisticated in financial affairs and is able to evaluate the risks inherent in investing in Company securities and is capable of bearing the economic loss of its entire investment, and (iii) AT, USEP and WCI that each is acquiring the Acquisition Securities for investment for its own account, with no present intention of dividing its participation with others or reselling or otherwise distributing the same.

            10.2. Resales. Neither AT nor WCI nor USEP will sell or transfer all or any part of the shares of Common Stock received by them pursuant to this Agreement unless and until it shall first have given notice to the Company describing such sale or transfer and furnished to the Company either (i) an opinion, reasonably satisfactory to counsel skilled in securities matters (selected by AT or WCI and reasonably satisfactory to the Company) to the effect that the proposed sale or transfer may be made without registration under the Securities Act, or (ii) an interpretive letter from the staff of the SEC to the effect that no enforcement action will be recommended if the proposed sale or transfer is made without registration under the Securities Act, in either case accompanied by evidence that such transfer will be in compliance with applicable require-ments; provided, however, that the foregoing shall not apply with respect to (1) any transfer pursuant to an effective registration statement under the Securities Act, or pursuant to Rule 144 thereunder, or (2) any transfers between AT and WCI and USEP and any affiliate of any of them, who agrees to be bound by the terms of this Section 10.2.

            10.3. Legends. The Company may place appropriate legends on the certificates for the Common Stock acquired by AT, USEP and WCI hereby concerning the restrictions set forth in this Section 10 and may refuse to transfer any of such Common Stock on its books should the holder thereof attempt to transfer any of them otherwise than in compliance herewith and therewith.

            11. FURTHER ASSURANCES. Each of the parties shall promptly and duly execute and deliver such documents, instruments and other assurances as may be from time to time reasonably necessary or desirable to carry out more effectively the provisions of this Agreement and the transactions contemplated hereby, and to establish and protect the rights created or intended to be created in favor of the parties hereunder.

            12. SURVIVAL OF REPRESENTATIONS. All representations and warranties of the parties contained in this Agreement (i) shall survive the Closing Date until two years from the date hereof (except for the representations contained in Section 4.5 hereof, which shall survive and remain in full force and effect until 60 days following the expiration of the applicable statute of limitations) and (ii) shall be fully applicable and effective whether or not a party relies in fact thereon or has knowledge, acquired either before or after the date hereof and whether from the other party or from its own investigation, of any fact at variance with, or of any breach of, any such representation or warranty.

            13.   INDEMNIFICATION.

            13.1. Damages Defined. "Damages" shall mean the full excess of the amount of all liability, loss, damage, injury, reasonable costs and expenses (including legal and accounting fees and expenses), fines and penalties incurred by reason of the events described in Section 13.2 or 13.3, as the case may be, over the dollar amount of any title, casualty or other insurance proceeds actually received by the indemnified party less the dollar amount of any net tax benefit to the indemnified party on a present value basis (with any tax benefit in future years to be discounted based on the rate of seven percent per annum).

            13.2. Indemnification of the Company. (a) Subject to Sections 13.4 and 13.5, WCI agrees to indemnify, defend and hold harmless the Company to the extent of its Damages arising out of, attributable to, or based upon any breach of any representation, warranty, covenant or agreement of WCI set forth herein; provided, however, that with respect to breaches of representations and warranties set forth in Section 5 and rep-resentations and warranties set forth in Section 4.5 hereof to the extent relating to Taxes of RA, WCI shall only be liable for 60% of the amount of Damages arising therefrom.

            (b) In the event of any claim against WCI for indemnification hereunder, the Company shall be entitled to pursue any remedies permitted by applicable law and this Agreement with respect to the balance of its Damages, if any, as limited by Section 13.4. At the option of WCI, any payment due under this indemnity may be paid by reassigning to the Company such number of shares of Common Stock with an aggregate fair market value, at the time of the final determination of the liability of WCI, equal to the amount of the payment that otherwise would have been due.

            13.3. Indemnification of WCI and AT. Subject to Sections 13.4 and 13.5, the Company agrees to indemnify, defend and hold harmless WCI and AT to the extent of its Damages arising out of, attributable to, or based upon any breach of any representation, warranty, covenant or agreement of the Company set forth herein. In the event that the Company is required to make any payment pursuant to this Section 13.3, the Company shall, to the extent practicable, make such payment by transferring to WCI and AT, as the case may be, a number of shares of the Company's stock with an aggregate fair market value, at the time of the final determination of the Company's liability, equal to the amount of the payment that otherwise would have been due.

            13.4. Extent of Liability. (a) Notwithstanding anything to the contrary contained in this Agreement, no party shall have any liability for indemnification in respect of any misrepresentation or breach of any warranty contained herein or in any document delivered pursuant hereto unless a notice of claim thereof setting forth the basis of the claim in reasonable detail shall have been given by the indemnified party not later than the date which is two years after the Closing Date with respect to all matters except liabilities under Federal or state securities laws or any law relating to taxes which may be claimed up to applicable statute of limitations.

            (b) Anything herein contained to the contrary notwithstanding, WCI shall have no liability under this indemnity unless the aggregate amount of Damages of the Company exceeds $150,000 (in which case its liability shall be the amount of the excess over $150,000). In no event shall the liability of WCI exceed $33,000,000.

            (c) Anything herein contained to the contrary notwithstanding, the Company shall have no liability under this indemnity unless the aggregate amount of Damages of WCI and AT exceed $150,000 (in which case its liability shall be the amount of the excess over $150,000). In no event shall the liability of the Company exceed $38,000,000.

            13.5. Notice, Defense, etc. If any action, suit or proceeding shall be commenced against, or any written claim or demand be asserted against, an indemnified party in respect of which it proposes to demand indemnification hereunder, the indemnified party shall promptly in writing notify the indemnifying party to that effect and shall consult in good faith with the indemnifying party with respect thereto, but the failure so to notify and consult shall not discharge the indemnifying party of its obligations hereunder except to the extent such failure results in additional liability to the indemnifying party or adversely affects its rights. If the indemnifying party shall agree in writing to undertake the good faith defense of such action, suit or proceeding, then, subject to the indemnified party's right to participate at its own expense, the defense and settlement of any such action, suit or proceeding shall be under the sole direction and control of the indemnifying party, which shall proceed in good faith at all times; provided that the indemnifying party shall not consent to the entry of any judgment or enter into any settlement which includes any term which (a) shall require any act or forbearance on the part of the indemnified party and which does not unconditionally release the indemnified party from all liability in respect of such claim, action or proceeding, or (b) in the case of any action, claim, suit or proceeding relating to Taxes, reasonably could be expected to affect materially any liability of the Company or any affiliate for Taxes after the Closing Date, without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld. In the event that the indemnifying party refuses to undertake the good faith defense of any such action, then, subject to the indemnifying party's right to participate at its own expense, the defense and settlement of any such action, suit or proceeding shall be under the sole direction and control of the indemnified party, which shall proceed in good faith at all times.

            14.   TAX MATTERS

            14.1. Tax Indemnities. (a) WCI shall indemnify, defend and hold harmless the Company (and its affiliates, officers and directors), WPI and RA from and against any and all Damages (as defined in Section 13.1) with respect to (i) all Taxes imposed on WCI or on any member (other than WPI and RA) of any affiliated group with which WCI joins in filing a consolidated or combined income Tax Return (including any liability arising by reason of WPI being severally liable for any Tax of the affiliated group of corporations of which WCI is the common parent pursuant to Treasury Regulation section 1.1502-6 or any analogous state, local or foreign Tax provision), (ii) all Taxes imposed on WPI, and 60% of any Taxes imposed on RA, with respect to any taxable period that ends on or before the Closing Date (or is allocable to any period ending on the Closing Date pursuant to paragraph (c) of this Section 14) or (iii) any Tax that is occasioned by the transfer of the Exchange Consideration to WCI; provided, however, that the Company shall indemnify, defend and hold harmless WCI with respect to any Taxes described in clause (i) or clause (ii), without regard to the 60% limitation on Taxes of RA attribut-able to any action out of the ordinary course of business taken by the Company on the Closing Date after the Closing.

            (b) Payment by WCI of any amount due under this Section 14 shall be made within 10 days following written notice by the Company that payment of such amount to the appropriate Taxing authority is due or has been paid; provided, however, that payment shall not be required to be made earlier than two days before payment of such amount is due to the appropriate Taxing authority.

            (c) For purposes of this Agreement, in the case of any Tax that is imposed on a periodic basis and is payable for a period that begins on or before the Closing Date and ends after the Closing Date, the portion of such Tax allocable to the period ending on the Closing Date shall be (i) in the case of any Tax other than a Tax based upon or measured by income, the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period and (ii) in the case of any Tax based upon or measured by income, the amount which would be payable if the taxable year ended on the Closing Date. Any credit (other than a credit for payment of estimated tax or a foreign tax credit) shall be prorated based upon the fraction employed in clause (i) of the preceding sentence.

            14.2. Preparation of Tax Returns. WCI shall prepare and file any Tax Returns relating to WPI that are due (taking into account proper extensions) on or before the Closing Date, and AT shall cause AT Sub to prepare and file any Tax Returns relating to AT Sub that are due (taking into account proper extensions) on or before the Closing Date. WCI shall cause WPI to be included in any consolidated or combined Tax Return filed with respect to the affiliated group of corporations that includes WPI for periods ending on or before the Closing Date. Such Tax Returns (or, in the case of consolidated or combined Tax Returns, the portions thereof relating to WPI) shall be prepared on a basis consistent with those prepared for prior Tax years, if any. WPI and AT Sub shall jointly cause RA to file any Tax Return relating to RA or Ant Enterprises, Inc. that is due on or before the Closing Date. The Company shall prepare or cause WPI or AT Sub to prepare any Tax Returns relating to WPI or AT Sub that are due (taking into account proper extensions) after the Closing Date, and the Company shall cause WPI or AT Sub to be included in any consolidated or combined Tax Return filed with respect to the affiliated group of corporations that includes such companies for periods ending after the Closing Date. With respect to any Tax Returns of WPI or AT Sub that are due after the date of this Agreement but on or prior to the Closing Date, WCI or AT (as appropriate) shall provide the Company with a reasonable opportunity to review and comment on such Tax Returns (or, in the case of WPI, the financial information and schedules relating to WPI that are included in any consolidated or combined Tax Return) prior to their filing. WCI or AT (as appropriate) and the Company agree to consult and attempt to resolve in good faith any issues arising as a result of the Company's review of such Tax Returns. With respect to any Tax Returns of WPI or AT Sub that are due after the Closing Date but relate to a Taxable period ending on or prior to, or that include, the Closing Date and that are filed by the Company pursuant to this Section 14.2, the Company shall provide WCI and AT with a reasonable opportunity to review and comment on such Tax Returns prior to their filing, and shall not file any such Tax Return without the written consent of WCI or AT (as appropriate), such consent not to be unreasonably withheld or delayed. Notwithstanding any-thing to the contrary contained in this Section 14.2, AT shall (i) prepare and file any Tax Returns of AT Sub for the Taxable period or periods ending on or prior to the day prior to the Closing Date, (ii) provide the Company with a reasonable opportunity to review and comment on any such Tax Returns prior to their filing, (iii) attempt to resolve in good faith any issues arising as a result of the Company's review of such Tax Returns, and
(iv) not amend any such Tax Returns without the written consent of the Company, such consent not to be unreasonably withheld or delayed.

            14.3. Cooperation and Exchange of Information. WPI, AT and the Company will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by Taxing authorities. Each party shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Each party will retain all Tax Returns, schedules and work papers and all material records or other documents relating to Tax matters of WPI, AT Sub or RA for the taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or (ii) eight years following the due date (without extension) for such Tax Returns. Any information obtained under this Section 14 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

            14.4. Conveyance Taxes. WCI agrees to assume its liability for and to pay all sales, transfer, stamp, stock transfer, real property transfer or gains and similar Taxes incurred as a result of the Acquisition. AT agrees to assume his liability for, and to pay all, sales, transfer, stamp, stock transfer, real property transfer or gains and similar taxes incurred as a result of the Merger.

            14.5. Amendment of Tax Returns. The Company shall not amend or modify (i) the Tax Return of AT Sub for its Taxable period or periods ending on the day prior to the Closing Date, or (ii) any Tax Return of WPI or AT Sub that is due after the Closing Date but relates to a Taxable period ending on or prior to, or that includes, the Closing Date or
(iii) any Tax Return of RA for any Taxable period or periods on or prior to, or that includes, the Closing Date, without the written consent of WCI and/or AT (as appropriate), such consent not to be unreasonably withheld or delayed.

            14.6. Tax-Free Reorganization. None of AT (as to AT Sub), WCI (as to WPI) or the Company knows of any reason that the Merger and Acquisition, respectively, would fail to qualify as a tax-free reorganization within the meaning of Code section 368(a). The parties hereto shall take no position for federal, state or local tax purposes that is inconsistent with such characterization unless required to do so by a "determination" (within the meaning of Code section 1313(a) or any analogous state or local statute).

            14.7.  Miscellaneous.  (a)  For purposes of this Section 14,
(i) all references to WCI, USEP, AT, AT Sub, RA and the Company shall include successors, (ii) all references to AT Sub shall include AT Sub as the corporate successor to the assets and liabilities of Ant Box L.L.C. and
(iii) all references to WPI shall include WPI as corporate successor to the assets and liabilities of Cypress Entertainment L.L.C.

            (b) The representations, covenants and agreements of the parties hereto contained in this Section 14 shall survive the Closing and shall remain in full force and effect until 60 days following the expiration of the applicable statute of limitations with respect to any Taxes that would be indemnifiable by WCI or AT under Section 13 or 14 of this Agreement.

            (c) The principles of Sections 13.2(b), 13.3, 13.4 and 13.5 hereof shall apply to amounts otherwise determined to be due under
Section 14.1 hereof.

            14.8.  Definitions.  For purposes of this Agreement:

            (a) "Tax" or "Taxes" means (i) any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, employment and payroll, disability, license, ad valorem, franchise, transfer, gains, profits, excise, real and personal property, capital stock, production, business, occupation, alternative or add-on minimum, environmental or windfall profits, estimated, severance or other taxes, fees, stamp taxes and duties or assessments or charges of any kind whatsoever (whether payable directly or by withholding, and whether attributable to statutory or nonstatutory rules) imposed by any taxing authority responsible for the imposition of any such tax, including any interest and penalties (civil or criminal), additions to tax, interest on penalties or additions to tax, or additional amounts imposed by any taxing authority with respect thereto, and (ii) any obligation under any agreement or arrangement with respect to any taxes described in clause (i);

            (b) "Tax Return" means any report, return or other information, including any supporting schedules, required to be supplied to a governmental entity with respect to Taxes including, where required or actually filed, a consolidated U.S. federal income tax return and any consolidated, combined or unitary tax return for state or local tax purposes; and

            (c) "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute.

            15. CONTROVERSIES. Any dispute under this Agreement or pertaining to any claim or breach of, or any default under, any provision of this Agreement shall be resolved by arbitration in New York, New York. The arbitration shall be accomplished in the following manner:

            (a) Any party may serve upon the other parties a written demand that the dispute, specifying the nature thereof, shall be submitted to arbitration.

            (b) Within 10 days after the service of such demand, the demanding party and the other party shall designate an arbitrator and serve written notice of such appointment upon the other party. If either of such parties fails within the specified time to appoint such arbitrator, the other party shall be entitled to appoint both arbitrators. The two arbitrators so appointed shall appoint a third arbitrator. If the two arbitrators appointed fail to agree upon a third arbitrator within 10 days after their appointment, then an application may be made by any party, upon notice to the other party, to the American Arbitration Association ("AAA"), or any successor thereto, or if the AAA or its successor shall fail to appoint a third arbitrator within 10 days after such request, then any party may apply (with notice to the other) to any court of competent jurisdiction for the appointment of a third arbitrator, and any such appointment so made shall be binding upon all parties hereto.

            (c) The arbitration shall be conducted, to the extent consistent with this Section 15 and Section 17.7, in accordance with the then prevailing rules of the AAA or its successor. The arbitrators shall have the right to retain and consult experts and competent authorities skilled in the matters under arbitration, but all consultations shall be made in the presence of all parties to the dispute, who shall have the full right to cross-examine the experts and authorities. All demands and notices under this Section 15 shall be served or given in the manner specified in Section 17.5 and shall be deemed served or given when received.

            (d) The arbitrators shall render their award, upon the concurrence of at least two of their number, not later than 30 days after the appointment of the third arbitrator. The arbitrators shall have the right and power to award such relief at law or in equity, including specific performance, as they shall deem proper; provided, however, that in rendering their award, the arbitrators shall have no power to modify any of the provisions of this Agreement or the document executed in connection herewith and the jurisdiction of the arbitrators is hereby expressly limited accordingly. Their decision and award shall be in writing, and counterpart copies shall be delivered to each of the parties. The decision of the three arbitrators made in writing shall be final and binding upon the par-ties. Judgment may be entered on the award of the arbitrators and may be enforced in any court having jurisdiction. The parties to the arbitration shall be entitled to conduct discovery in accordance with the provisions of the New York Civil Practice Law and Rules. Should any party seek to enforce the terms of this Agreement by arbitration or judicial process, then the prevailing party shall be entitled to recover reasonable attorney fees and costs.

            16.   TERMINATION.

            16.1. Termination of Agreement. Certain of the parties may terminate this Agreement as provided below:

            (i) the parties may terminate this Agreement by mutual written consent at any time prior to the Closing Date;

           (ii) the Company may terminate this Agreement by giving written notice to AT and WCI if the Closing shall not have occurred on or before September 20, 1996 by reason of the failure of any condition precedent under Section 7 hereof (unless the failure results primarily from the Company itself breaching any representation, warranty, or covenant contained in this Agreement); and

          (iii) either AT or WCI may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before September 20, 1996 by reason of the failure of any condition precedent under Section 8 hereof (unless the failure results primarily from AT's or WP Sub's breaching any representation, warranty, or covenant contained in this Agreement).

            16.2. Effect of Termination. If any party terminates this Agreement pursuant to Section 16.1 above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party then in breach).

            17.   MISCELLANEOUS.

            17.1. Entire Agreement. This Agreement (which includes the Exhibits hereto) and the other documents and agreements delivered in connection with this Agreement contain the entire agreement among the parties hereto with respect to the transactions contemplated herein and supersede all other prior arrangements made by any of them with respect thereto. No representation or warranty is made by any party hereto with respect to the subject matter hereof other than as expressly set forth in any of the aforementioned documents.

            17.2. Modification and Amendment. This Agreement cannot be orally changed, amended or terminated, and no provision or requirement hereof may be orally waived. Any change, amendment, termination or waiver hereof shall only be by agreement in writing signed by the party against whom enforcement of any change, amendment, termination or waiver is sought.

            17.3. Expenses. The parties to this Agreement shall, except as otherwise specifically provided herein, bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of their respective agents.

            17.4. Binding upon Successors. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective heirs, legal representatives, successors and assigns. Except as otherwise expressly provided herein, this Agreement shall not be assignable by any party. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

            17.5. Notices. All notices, consents, requests, instruments, approvals and other communications provided for herein shall be in writing and shall be deemed validly given when delivered personally or sent by certified mail, return receipt requested, postage prepaid, to the following:

            If to the Company:

                  110 E. 59th Street
                  New York, New York  10022
                  Attn:  Chairman


            With a copy to:

            Cahill Gordon & Reindel
            80 Pine Street
            New York, New York  10005
            Attn:  Stephen A. Greene, Esq.
            Facsimile: (212) 269-5420

            If to AT:

                  Alvin N. Teller
                  900 Stradella Road
                  Los Angeles, California  90067


            With a copy to:

                  Grubman Indursky Schindler & Goldstein P.C.
                  152 W. 57th Street
                  New York, New York  10019
                  Attn:  Paul D. Schindler, Esq.
                  Facsimile:  (212) 554-0477

                                    and

                  Lenard & Gonzalez
                  2121 Avenue of the Stars
                  22nd Floor
                  Los Angeles, California  90067
                  Attn:  Allen D. Lenard, Esq.
                  Facsimile:  (310) 552-0740

            If to WCI, USEP Delaware or USEP Offshore:

                  31 West 52nd Street
                  New York, New York  10019
                  Attn:  W. Townsend Ziebold, Jr.
                  Facsimile:  (212) 969-7879

            With a copy to:

                  Shearman & Sterling
                  599 Lexington Avenue
                  New York, New York  10022
                  Attn:  Peter Lyons, Esq.
                  Facsimile:  (212) 848-7179


or at such other address as the parties shall provide by notice as herein provided. Notice of change of address shall be effective only upon receipt.

            17.6. Counterparts. This Agreement may be executed by one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

            17.7. Governing Law; Section Headings. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts to be performed entirely in that state. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            IN WITNESS WHEREOF, each of the parties have caused this Agreement to be duly executed all as of the day and year first above written.

                                    ALLIANCE ENTERTAINMENT CORP.


                                    By: /s/ Anil K. Narang
                                       Name:  Anil K. Narang
                                       Title: President


                                    ALLIANCE ACQUISITION CO. INC.


                                    By: /s/ Anil K. Narang
                                       Name:  Anil K. Narang
                                       Title: President


                                    RED ANT BOX, INC.


                                    By: /s/ Alvin N. Teller
                                       Name:  Alvin N. Teller
                                       Title: President


                                    WASSERSTEIN & CO. INC.


                                    By: /s/ W. Townsend Ziebold, Jr.
                                       Name:  W. Townsend Ziebold, Jr.
                                       Title: Managing Director


                                        /s/ Alvin N. Teller
                                        Alvin N. Teller

                                    U.S. EQUITY PARTNERS, L.P.
                                    by its general partner
                                    W.P. Management Partners, L.L.C.


                                    By:/s/ Vincent J. Capurso
                                       -----------------------------
                                       Name:  Vincent J. Capurso
                                       Title: Vice President


                                    U.S. EQUITY PARTNERS (Offshore), L.P.
                                    by its general partner
                                    W.P. Management Partners, L.L.C.


                                    By:/s/ Vincent J. Capurso
                                       ----------------------------------
                                       Name:  Vincent J. Capurso
                                       Title: Vice President

                     Exhibits A-1 and A-2

                                                                EXHIBIT A-1

Irrevocable Standby Letter of Credit Number:  3000978

                                                            August 14, 1996

Beneficiary:                              Applicant:
Red Ant, L.L.C.                           Wasserstein & Co., Inc.
c/o Alliance Entertainment Corp.          31 West 52nd Street
110 East 59th Street                      New York, NY  10019
18th Floor
New York, NY  10022

                                          Amount:
                                          $2,550,000.00
                                          Two Million Five Hundred
                                          Fifty Thousand and No/100
                                          U.S. Dollars

                                          Expiration:
                                          September 20, 1996
                                          at our counters


We hereby establish Irrevocable Standby Letter of Credit
No. 3000978 in your favor for the account Wasserstein & Co., Inc. for the amount of U.S.$2,550,000.00 (Two Million Five Hun-dred Fifty Thousand and 00/100 US).

We are informed that this Letter of Credit is issued in connec-tion with the Stock Purchase and Merger Agreement between Alvin N. Teller, Wasserstein & Co., Inc., Red Ant Box, Inc., Alliance Entertainment Corp. and Alliance Acquisition Co., Inc. dated August 15, 1996. This Letter of Credit is effective immediately and expires on September 20, 1996.

Funds under this Letter of Credit are available to you against your sight draft in the form of Annex A attached hereto pre-sented to us at our office at 333 South Beaudry Avenue, 19th Floor, Los Angeles, California 90017, or any other office which may be designated by us by written notice delivered to you. Each such sight draft shall be accompanied by a Drawing Cer-tificate duly signed by Alvin N. Teller, C.E.O. of Red Ant, L.L.C. in the form of Annex B attached hereto.

We hereby agree with the beneficiary that the draft drawn under and in compliance with the terms of this Letter of Credit will be duly honored upon presentation, as specified herein.

This letter of credit is subject to the Uniform Customs and Practice for Documentary Letters of Credit (1993 Revision)
International Chamber of Commerce Publication No. 500 and engages us pursuant to the terms therein.

                             *   *   *   *  *



____________________________
Authorized Officer                        Authorized Officer

                                  ANNEX A



Date:


Bank of America N.T.&S.A.
333 S. Beaudry Avenue, 19th Floor
Los Angeles, California  90017
Attn:  Standby Letter of Credit Department


                  At sight pay to the order of Red Ant, L.L.C.
U.S.$__________________________.  Drawn under Bank of America
Letter of Credit No. 3000978 dated August 14, 1996.

You are directed to remit payment of this draft to ____________ for credit to our account number ______________________.


                                    Red Ant, L.L.C.




                                    Name:  Alvin N. Teller
                                    Title:  C.E.O.

                                  ANNEX B


                            DRAWING CERTIFICATE



Bank of America N.T.&S.A.
333 S. Beaudry Avenue, 19th Floor
Los Angeles, California  90017
Attn:  Standby Letter of Credit Department


Gentlemen:

The undersigned, a duly authorized officer of Red Ant, L.L.C., hereby certifies to Bank of America N.T.&S.A. with reference to Irrevocable Letter of Credit No. 3000978 that Wasserstein & Co., Inc. failed to properly fulfill its funding requirements as specified in Section 5.16 of the Stock Purchase and Merger Agreement between Alvin N. Teller, Wasserstein & Co., Inc., Red Ant Box, Inc., Alliance Entertainment Corp. and Alliance Acqui-sition Co., Inc. dated August 15, 1996.


                                    Red Ant, L.L.C.




                                    Name:  Alvin N. Teller
                                    Title:  C.E.O.

Irrevocable Standby Letter of Credit Number:  3000979

                                                            August 14, 1996

Beneficiary:                              Applicant:
Red Ant, L.L.C.                           U.S. Equity Partners, L.P.
c/o Alliance Entertainment Corp.          31 West 52nd Street
110 East 59th Street                      New York, NY  10019
18th Floor
New York, NY  10022

                                          Amount:
                                          $9,450,000.00
                                          Nine Million Four Hundred
                                          Fifty Thousand and no/100
                                          U.S. Dollars

                                          Expiration:
                                          September 20, 1996
                                          at our counters


We hereby establish Irrevocable Standby Letter of Credit
No. 3000979 in your favor for the account U.S. Equity Partners, L.P. for the amount of U.S.$9,450,000.00 (Nine Million Four
Hundred Fifty Thousand and 00/100 US).

We are informed that this Letter of Credit is issued in connec-tion with the Stock Purchase and Merger Agreement between Alvin N. Teller, Wasserstein & Co., Inc., Red Ant Box, Inc., Alliance Entertainment Corp. and Alliance Acquisition Co., Inc. dated August 15, 1996. This Letter of Credit is effective immediately and expires on September 20, 1996.

Funds under this Letter of Credit are available to you against your sight draft in the form of Annex A attached hereto pre-sented to us at our office at 333 South Beaudry Avenue, 19th Floor, Los Angeles, California 90017, or any other office which may be designated by us by written notice delivered to you. Each such sight draft shall be accompanied by a Drawing Cer-tificate duly signed by Alvin N. Teller, C.E.O. of Red Ant, L.L.C. in the form of Annex B attached hereto.

We hereby agree with the beneficiary that the draft drawn under and in compliance with the terms of this Letter of Credit will be duly honored upon presentation, as specified herein.

This letter of credit is subject to the Uniform Customs and Practice for Documentary Letters of Credit (1993 Revision)

International Chamber of Commerce Publication No. 500 and engages us pursuant to the terms therein.

                             *   *   *   *  *



____________________________
Authorized Officer                        Authorized Officer

                                  ANNEX A



Date:


Bank of America N.T.&S.A.
333 S. Beaudry Avenue, 19th Floor
Los Angeles, California  90017
Attn:  Standby Letter of Credit Department


                  At sight pay to the order of Red Ant, L.L.C.
U.S.$__________________________.  Drawn under Bank of America
Letter of Credit No. 3000979 dated August 14, 1996.

You are directed to remit payment of this draft to ____________ for credit to our account number ______________________.


                                    Red Ant, L.L.C.




                                    Name:  Alvin N. Teller
                                    Title:  C.E.O.

                                  ANNEX B


                            DRAWING CERTIFICATE



Bank of America N.T.&S.A.
333 S. Beaudry Avenue, 19th Floor
Los Angeles, California  90017
Attn:  Standby Letter of Credit Department


Gentlemen:

The undersigned, a duly authorized officer of Red Ant, L.L.C., hereby certifies to Bank of America N.T.&S.A. with reference to Irrevocable Letter of Credit No. 3000979 that U.S. Equity Part-ners, L.P. failed to properly fulfill its funding requirements as specified in Section 5.16 of the Stock Purchase and Merger Agreement between Alvin N. Teller, Wasserstein & Co., Inc., Red Ant Box, Inc., Alliance Entertainment Corp. and Alliance Acqui-sition Co., Inc. dated August 15, 1996.


                                    Red Ant, L.L.C.




                                    Name:  Alvin N. Teller
                                    Title:  C.E.O.

                                                                Exhibit A-2

Irrevocable Standby Letter of Credit Number:  3000976

                                                            August 14, 1996

Beneficiary:                              Applicant:
Red Ant, L.L.C.                           U.S. Equity Partners, L.P.
c/o Alliance Entertainment Corp.          31 West 52nd Street
110 East 59th Street                      New York, NY  10019
18th Floor
New York, NY  10022

                                          Amount:
                                          $3,150,000.00
                                          Three Million One Hundred
                                          Fifty Thousand and no/100
                                          U.S. Dollars

                                          Expiration:
                                          March 20, 1997
                                          at our counters


We hereby establish Irrevocable Standby Letter of Credit
No. 3000976 in your favor for the account U.S. Equity Partners, L.P. for the amount of U.S.$3,150,000.00 (Three Million One
Hundred Fifty Thousand and 00/100 US).

We are informed that this Letter of Credit is issued in connec-tion with the Stock Purchase and Merger Agreement between Alvin N. Teller, Wasserstein & Co., Inc., Red Ant Box, Inc., Alliance Entertainment Corp. and Alliance Acquisition Co., Inc. dated August 15, 1996. This Letter of Credit is effective immediately and expires on March 20, 1997.

Funds under this Letter of Credit are available to you against your sight draft in the form of Annex A attached hereto pre-sented to us at our office at 333 South Beaudry Avenue, 19th Floor, Los Angeles, California 90017, or any other office which may be designated by us by written notice delivered to you. Each such sight draft shall be accompanied by a Drawing Cer-tificate duly signed by Alvin N. Teller, C.E.O. of Red Ant, L.L.C. in the form of Annex B attached hereto.

We hereby agree with the beneficiary that the draft drawn under and in compliance with the terms of this Letter of Credit will be duly honored upon presentation, as specified herein.

This letter of credit is subject to the Uniform Customs and Practice for Documentary Letters of Credit (1993 Revision)
International Chamber of Commerce Publication No. 500 and engages us pursuant to the terms therein.

                             *   *   *   *  *



____________________________
Authorized Officer                        Authorized Officer

                                  ANNEX A



Date:


Bank of America N.T.&S.A.
333 S. Beaudry Avenue, 19th Floor
Los Angeles, California  90017
Attn:  Standby Letter of Credit Department


                  At sight pay to the order of Red Ant, L.L.C.
U.S.$__________________________.  Drawn under Bank of America
Letter of Credit No. 3000976 dated August 14, 1996.

You are directed to remit payment of this draft to ____________ for credit to our account number ______________________.


                                    Red Ant, L.L.C.




                                    Name:  Alvin N. Teller
                                    Title:  C.E.O.

                                  ANNEX B


                            DRAWING CERTIFICATE



Bank of America N.T.&S.A.
333 S. Beaudry Avenue, 19th Floor
Los Angeles, California  90017
Attn:  Standby Letter of Credit Department


Gentlemen:

The undersigned, a duly authorized officer of Red Ant, L.L.C., hereby certifies to Bank of America N.T.&S.A. with reference to Irrevocable Letter of Credit No. 3000976 that U.S. Equity Part-ners, L.P. failed to properly fulfill its funding requirements as specified in Section 5.16 of the Stock Purchase and Merger Agreement between Alvin N. Teller, Wasserstein & Co., Inc., Red Ant Box, Inc., Alliance Entertainment Corp. and Alliance Acqui-sition Co., Inc. dated August 15, 1996.


                                    Red Ant, L.L.C.




                                    Name:  Alvin N. Teller
                                    Title:  C.E.O.

Irrevocable Standby Letter of Credit Number:  3000977

                                          August 14, 1996

Beneficiary:                              Applicant:
Red Ant, L.L.C.                           Wasserstein & Co., Inc.
c/o Alliance Entertainment Corp.          31 West 52nd Street
110 East 59th Street                      New York, NY  10019
18th Floor
New York, NY  10022

                                          Amount:
                                          $1,850,000.00
                                          One Million Eight Hundred
                                          Fifty Thousand and no/100
                                          U.S. Dollars

                                          Expiration:
                                          March 20, 1997
                                          at our counters


We hereby establish Irrevocable Standby Letter of Credit
No. 3000977 in your favor for the account Wasserstein & Co., Inc. for the amount of U.S.$1,850,000.00 (One Million Eight
Hundred Fifty Thousand and 00/100 US).

We are informed that this Letter of Credit is issued in connec-tion with the Stock Purchase and Merger Agreement between Alvin N. Teller, Wasserstein & Co., Inc., Red Ant Box, Inc., Alliance Entertainment Corp. and Alliance Acquisition Co., Inc. dated August 15, 1996. This Letter of Credit is effective immediately and expires on March 20, 1997.

Funds under this Letter of Credit are available to you against your sight draft in the form of Annex A attached hereto pre-sented to us at our office at 333 South Beaudry Avenue, 19th Floor, Los Angeles, California 90017, or any other office which may be designated by us by written notice delivered to you. Each such sight draft shall be accompanied by a Drawing Cer-tificate duly signed by Alvin N. Teller, C.E.O. of Red Ant, L.L.C. in the form of Annex B attached hereto.

We hereby agree with the beneficiary that the draft drawn under and in compliance with the terms of this Letter of Credit will be duly honored upon presentation, as specified herein.

This letter of credit is subject to the Uniform Customs and Practice for Documentary Letters of Credit (1993 Revision)

International Chamber of Commerce Publication No. 500 and engages us pursuant to the terms therein.

                             *   *   *   *  *



____________________________
Authorized Officer                        Authorized Officer

                                  ANNEX A



Date:


Bank of America N.T.&S.A.
333 S. Beaudry Avenue, 19th Floor
Los Angeles, California  90017
Attn:  Standby Letter of Credit Department


                  At sight pay to the order of Red Ant, L.L.C.
U.S.$__________________________.  Drawn under Bank of America
Letter of Credit No. 3000977 dated August 14, 1996.

You are directed to remit payment of this draft to ____________ for credit to our account number ______________________.


                                    Red Ant, L.L.C.




                                    Name:  Alvin N. Teller
                                    Title:  C.E.O.

                                  ANNEX B


                            DRAWING CERTIFICATE



Bank of America N.T.&S.A.
333 S. Beaudry Avenue, 19th Floor
Los Angeles, California  90017
Attn:  Standby Letter of Credit Department


Gentlemen:

The undersigned, a duly authorized officer of Red Ant, L.L.C., hereby certifies to Bank of America N.T.&S.A. with reference to Irrevocable Letter of Credit No. 3000977 that Wasserstein & Co., Inc. failed to properly fulfill its funding requirements as specified in Section 5.16 of the Stock Purchase and Merger Agreement between Alvin N. Teller, Wasserstein & Co., Inc., Red Ant Box, Inc., Alliance Entertainment Corp. and Alliance Acqui-sition Co., Inc. dated August 15, 1996.


                                    Red Ant, L.L.C.




                                    Name:  Alvin N. Teller
                                    Title:  C.E.O.

                                    EXHIBIT B
                                   (RESERVED)

                                  EXHIBIT C

          EMPLOYMENT AGREEMENT (the "Agreement"), dated as of the 15th day of August, 1996, between Alliance Entertainment Corp., a Delaware corporation having its principal office at 110 E. 59th Street (the "Company"), and Alvin N. Teller, resid-ing at 900 Stradella Road, Los Angeles, California 90077 (the "Executive").


                       R E C I T A L S :


          WHEREAS, the Company considers it essential and in the best interests of its stockholders to more closely align the interests of the Executive with those of its shareholders and that the Executive support the mission, values and strategy of the Company and desires to retain the services of the Execu-tive; and

          WHEREAS, the Executive desires to accept such employ-ment by the Company, upon the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the mutual cove-nants and agreements set forth herein, the parties agree as follows:

          1. Employment and Duties. During the full term of this Agreement, the Company agrees to employ the Executive as Co-Chairman, President and chief executive officer of the Com-pany and all of its subsidiaries. In such capacity, the Execu-tive shall be the most senior executive of the Company and all of its subsidiaries and report solely and directly to the Com-pany's Board of Directors. The Executive shall have full authority over the day-to-day operations of the Company and all of its subsidiaries and over all officers and employees of the Company, including, without limitation, the power to hire and, subject to contractual commitments, fire employees. The Execu-tive accepts such employment and agrees to perform all duties and services consistent with the Executive's position. The
Executive agrees to devote substantially all of the Executive's business time, attention and energy to performing the Execu-tive's duties and services hereunder; provided, however, that nothing in this Agreement shall preclude the Executive:
(a) from devoting time during reasonable periods to serving as a director of (i) any company that is not engaged primarily in the record business or (ii) any company primarily engaged in the record business to which the Board of Directors of the Company shall consent; or (b) from investing his personal assets in a Passive Investment (as hereinafter defined). For purposes of this Agreement, a "Passive Investment" shall mean an investment in a business or entity which does not require the Executive to render any services in the operations or affairs of such business or entity and which does not materially adversely affect or interfere with the performance of the Executive's duties and obligations to the Company or any of its subsidiaries or affiliates. During the Employment Period (as defined below), the Company agrees it will nominate the Executive to serve on the Company's Board of Directors.

            1.2. Principal Place of Employment. During the Employment Period (as defined below), the Executive's place of employment shall be at the principal offices of the Company in the New York City area.

            2. Term of Employment. The term of the Executive's employment under this Agreement shall commence on August 15, 1996 (the "Effective Date") and shall end on the fifth anniversary of such date, unless sooner terminated as provided in Section 5 hereof (the "Employment Period"); provided, however that commencing on August 15, 2001, and each August 15 thereafter, the term of this Agreement shall automatically be renewed for one (1) additional year unless, not less than 120 and not more than 150 days prior to such date, either party shall have provided written notice that such party elects not to renew the term of this Agreement. Each consecutive twelve-month period during the term of this Agreement, commencing on the Effective Date, and on each subsequent anniversary thereof, is hereinafter referred to as a "Contract Year."

            3.    Compensation and Benefits.

            3.1 Base Salary. The Company shall pay the Executive a base salary of not less than One Million Five Hundred Thousand Dollars ($1,500,000) per annum ("Base Salary"). The Base Salary for each Contract Year after the first Contract Year may be increased from time to time in the sole discretion of the Board and in any event will be increased annually to reflect corresponding increases in the United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index, All Urban Consumers, United States City Average, all items (1982-88 = 100). Base Salary shall be payable at such regular intervals as salaries are paid by the Company to its other executive employees, not less frequently than bimonthly.

            3.2 Annual Bonus. In addition to Base Salary and Signing Options, with respect to each fiscal year of the Company (a "Fiscal Year") during the Employment Period, the Executive shall be entitled to participate in, and be eligible for annual bonuses under, the Company's Executive Incentive Plan and other annual bonus, incentive, stock plan and stock option programs of any kind or nature, in accordance with their terms. Any such bonus amount (a "Bonus") shall be payable at such time as executive bonuses customarily are paid by the Company, but in no event later than 30 days after the end of the Company's Fiscal Year. The initial minimum target Bonus with respect to each Fiscal Year shall be an amount equal to 95% of Base Salary and the initial maximum target Bonus with respect to each Fiscal Year shall be equal to 125% of Base Salary for the applicable Fiscal Year, subject to satisfaction of applicable performance goals established by the Compensation Committee of the Company's Board of Directors (the "Compensation Committee"); provided, however, that such minimum and maximum Bonus amounts shall be subject to such increases as shall be determined by the Board of Directors.

            3.3 Acquisition Bonus. If, at any time during the period commencing on the Effective Date and terminating on the first anniversary of the termination of Executive's employment hereunder (the "First Acquisition Period"), a Change of Control (as defined) occurs pursuant to which more than 50% of the outstanding shares of common stock of the Company are acquired at a price, or receive value, in cash or marketable securities equal to or in excess of $11.00 per share (the "Acquisition Share Price"), then immediately prior to consummation of such acquisition, the Executive shall receive a cash bonus (the "Acquisition Bonus") equal to 1,000,000 multiplied by the difference between the Acquisition Share Price and $11.00; provided, however, that if the term of the Executive's employment shall extend past the third anniversary of the Effective Date, such period shall terminate on the second anniversary of the termination of Executive's employment hereunder (the "Second Acquisition Period"); provided, however, that if such acquisition occurs during the last six (6) months of the First Acquisition Period or the last twelve (12) months of the Second Acquisition Period, the Executive shall be entitled to 50% of the amount payable hereunder, and provided further that no Acquisition Bonus shall be payable to Executive if Executive's employment is terminated for Cause or if Executive terminates his employment for other than Good Reason, death or Disability. As used in this Agreement, "Change of Control" shall mean (i) the acquisition of all or substantially all of the assets of the Company, (ii) the acquisition by any party (or group, as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) not currently a holder of more than 5% of the outstanding Common Stock of the Company of more than 50% of the outstanding Common Stock of the Company, or (iii) any merger, combination, consolidation or similar transaction involving the Company following which the holders of Common Stock of the Company immediately prior to such transaction will not own more than 50% of the Common Stock of the Company.

            3.4 Stock Options. The Company hereby grants to the Executive on the Effective Date stock options to acquire five million (5,000,000) shares of common stock of the Company at an exercise price of $6 per share (the "Signing Options"). One million of the Signing Options shall vest immediately. The remaining 4,000,000 Signing Options shall vest in four equal installments, commencing on the first anniversary of the Effective Date and annually on each anniversary of the Effective Date for four years. The 1,000,000 options vesting immediately, as well as the 1,000,000 options vesting on the first anniversary of the Effective Date, shall expire six
(6) years from the date of vesting with the remaining options expiring five
(5) years from the date of vesting, subject to earlier termination in the event of death, Disability, termination for Cause or other termination of the Executive's employment, as provided below.

            3.5 Benefit Plans. During the Employment Period, the Executive shall be entitled to participate in all plans adopted for the general benefit of the Company's employees or executive employees, such as pension plans, medical plans, disability plans, incentive plans, stock plans, investment plans and group or other insurance plans and benefits, to the extent that the Executive is and remains eligible to participate therein and subject to the eligibility provisions of such plans in effect from time to time. In addition to the Signing Options, the Executive shall be eligible to receive grants of options to purchase shares of Common Stock of the Company and other awards which the Company is permitted to grant under its Long-Term Incentive and Share Award Plan and such other stock option or incentive plans as may be maintained by the Company, in such amounts and at such times as shall be determined by the Compensation Committee. The Executive's participation in such plans shall be at the highest level afforded to officers and employees of the Company.

            3.6 Business Expenses. The Executive shall be reimbursed for his reasonable out-of-pocket expenses, commensurate with his position, incurred in the performance of his duties upon submission of appropriate evidence thereof in conformity with normal Company policy. The Executive shall be entitled to travel first class and first class accommodations and the Company shall reimburse the Executive for the cost of his spouse's air fare when she accompanies him. In addition, the Executive shall receive a per diem of $1,000 for each day or portion thereof he is working in the Los Angeles area and maintains his residence in Los Angeles. The Company shall also reimburse the Executive for all reasonable expenses incurred by him in moving to the New York City area. Reimbursable expenses shall include:
(i) cost of selling Executive's Los Angeles residence, including brokerage commission; and (ii) moving and relocation expenses. Following completion of (i) an equity offering for cash in an amount of at least $35 million or
(ii) a bank refinancing, the Company shall (a) reimburse the Executive for any loss not to exceed $1,500,000 on a net after tax basis, incurred by the Executive in selling his Los Angeles residence, based on Executive's cost basis (including improvements) or (b) at the Company's option (subject to Executive's consent) purchase the residence from the Executive for a price equal to Executive's cost basis in the residence (including improvements).

            3.7 Automobile. The Company shall lease a luxury automobile and provide a driver therefor in New York City for the exclusive use and benefit of the Executive. In addition, the Company shall lease a luxury automobile for the exclusive use and benefit of the Executive in Los Angeles. In connection therewith, the Company shall provide (i) insurance for both such automobiles; (ii) a parking space at a garage in New York City designated by the Company; and (iii) all maintenance, gas and repairs for such automobiles. If any automobile is leased, such lease shall contain a clause allowing the Executive to purchase the automobile at the termination of the term of the lease. With respect to any automobile provided to the Executive pursuant to this Section 3.7 which is owned by the Company, the Executive shall have the right to purchase such automobile at its depreciated book value.

            3.8 Perquisites. In addition to the other benefits provided to the Executive under this Section 3, the Executive shall be entitled to business and other perquisites commensurate with his position and/or generally afforded to senior executives of the Company, including an office in the Company's

New York City headquarters, office furnishings and secretarial assistance at least comparable to those of the other Co-Chairman.

            4. Vacation. For each Contract Year, the Executive shall be entitled to paid vacation in accordance with the Company's standard policy for any of the Company's most senior executives, but not to be less than four weeks.

            5.    Termination.

            5.1 Death. This Agreement shall automatically terminate upon the death of the Executive, whereupon the Company shall be obligated to pay to the Executive's estate any unpaid Base Salary and accrued and unpaid benefits and Bonus through the date of death and an amount equal to the greater of (i) the Executive's Bonus for the prior Fiscal Year prorated for that portion of the Fiscal Year which expired prior to the Executive's death or (ii) the Executive's pro rata Bonus for the current Fiscal Year, if any, as determined by the Compensation Committee through the date of death. The Executive's estate shall be paid an amount equal to one-half of the Acquisition Bonus to which the Executive would have been entitled pursuant to Section 3.3 hereof. Amounts payable under this Section 5.1 shall be payable at the times and intervals set forth in Sections 3.1, 3.2 and 3.3 hereof. Upon such termination, 50% of the not yet vested Signing Options shall vest, and all then vested Signing Options shall be exercisable by the persons to whom the Executive's rights under the Signing Options pass by will or the laws of descent and distribution in accordance with the terms of such options.

            5.2 Disability. The Company shall have the right to terminate this Agreement after the occurrence and during the continuance of any Disability of the Executive, as hereinafter defined, upon thirty (30) days' prior notice to the Executive during the continuance of the Disability. "Disability" for purposes of this Agreement shall mean and be deemed to occur upon the Executive's inability to perform his material duties hereunder by reason of physical or mental incapacity or disability for a total of one hundred eighty (180) days or more in any consecutive period of three hundred and sixty-five (365) days, in the reasonable judgment of a physician selected by the Executive and reasonably acceptable to the Company, which in the reasonable judgment of such physician shall be deemed reasonably likely to continue. In the event of a termination by reason of the Executive's Disability, the Company shall be obligated to assist the Executive in obtaining payment under the existing disability insurance maintained by the Company for the Executive. In addition, the Company shall be obligated to pay the Executive any unpaid Base Salary and accrued and unpaid benefits and Bonus through the date of termination, and the greater of (i) the amount payable to the Executive under the Company's disability insurance or (ii) 50% of the Executive's Bonus paid for the Fiscal Year prior to the year in which the Disability occurred. The Executive shall be paid an amount equal to one-half of the Acquisition Bonus to which the Executive would have been entitled pursuant to Section 3.3 hereof. Amounts payable under this Section 5.2 shall be payable at the times and intervals set forth in Sections 3.1, 3.2 and 3.3 hereof. Upon such termination, 50% of the not yet vested Signing Options shall vest, and all then vested Signing Options shall be exercisable by the Executive or the persons to whom the Executive's rights under the Signing Options pass by will or the laws of descent and distribution in accordance with the terms of such options.

            5.3  Termination for Cause or by Executive for Other than Good
Reason.

            5.3.1 Upon the early termination of this Agreement by the Company for Cause or by the Executive during the Employment Period for other than Good Reason, death or Disability, the Company shall only be obligated to pay the Executive his Base Salary prorated to the date of termination and any then accrued benefits (excluding any amount of bonus which the Executive may be eligible to receive). Upon such termination, the Signing Options, to the extent not vested by such termination date, shall be terminated. For purposes of this Agreement, "Cause" shall mean
(i) any willful and continuing material failure by the Executive to perform his material duties under this Agreement, taken as a whole; (ii) the Executive's conviction of, or plea of nolo contendere to, a felony; (iii) the Executive's conviction of fraud or embezzlement against the Company;
(iv) any willful or intentional misconduct having the effect of materially injuring the business of the Company; or (v) any willful and material breach by the Executive of any of the provisions of the Confidentiality and Non-Competition Agreement attached hereto as Attachment A. Termination for Cause shall become effective upon notice to the Executive. Anything contained herein to the contrary notwithstanding, none of the foregoing events or circumstances shall constitute Cause for purposes of this Agreement unless the Company gives the Executive written notice of such event or circumstance (a

"Termination Notice") at or following a meeting of the Board of Directors of the Company for which the Executive was given at least thirty (30) days' advance written notice and an opportunity to be heard, and the Executive shall have failed to commence to cure such event or circumstance within thirty (30) days following the giving of the Termination Notice; provided, however, that the parties acknowledge that the mere failure of the Company to achieve projected or budgeted results or to attain creative or artistic success at any time or from time to time shall not constitute Cause for purposes of this Agreement unless such failure is accompanied by one or more of the circumstances described above.

                  5.3.2 For purposes of this Agreement, "Good Reason" shall mean any of the following: (i) a reduction or adverse change in, or a change which is inconsistent with, the Executive's responsibilities, duties, authority, reporting, power, functions, title, working conditions or status; (ii) a reassignment to another geographic location outside of the New York City area; (iii) a material breach by the Company of this Agreement; (iv) the Company requiring the Executive to render material services wholly inconsistent with the services to be rendered by the Executive hereunder; (v) any time after the occurrence of a Change of Control; (vi) any time after the Executive shall not be a member of the Board of Directors of the Company; or (vii) any other action by the Company which materially interferes with the Executive's ability to carry out his responsibilities under this Agreement.

            5.4 Termination for Other Reason. If the Executive's employment is terminated during the term of this Agreement by the Executive for Good Reason or by the Company without Cause, then the Company shall pay the Executive a cash lump sum in an amount equal to the greater of: (A) four times the sum of the Executive's Base Salary in effect at the time of the termination of his employment plus the maximum target Bonus amounts payable to the Executive with respect to the Fiscal Year in which such termination occurs; or (B) the Base Salary and maximum target Bonus amounts payable to the Executive for the remainder of the Employment Period. Such amount shall be payable no later than thirty (30) days following the Execu-tive's termination pursuant to this Section 5.4. For the four year period after the Executive's termination of employment pursuant to this Section 5.4, the Executive (i) shall be entitled to continued participation in all of the Company's employee benefit plans, including, without limitation, continued accrual for retirement benefits and continued coverage under the Company's medical and hospitalization and life insurance plans, and all of the other benefits and perquisites provided for under this Agreement or (ii) be paid a cash lump sum equal to the aggregate amounts which the Executive would have been credited or received under all of such benefit plans, incentive plans, benefits and perquisites. In addition, the Company shall be obligated to: (i) pay the Acquisition Bonus pursuant to
Section 3.3 hereof; (ii) provide that all options granted to the Executive under the Company's Long-Term Incentive and Share Award Plan and such other stock option or incentive plans as may be maintained by the Company shall vest upon such termination; (iii) transfer to the Executive all right and title to the automobiles provided to the Executive pursuant to Section 3.7 herein; (iv) provide coverage for the Executive under the Company's automobile insurance policies, for which the Company shall be reimbursed by the Executive; and (v) provide the Executive coverage under the Company's medical plans and life insurance plans or other similar medical or life insurance coverage, or the economic equivalent of such coverage, for so long as the Executive shall live. Upon termination of the Executive pursuant to this Section 5.4, all of the Signing Options and any other awards received under any stock, incentive and benefit plans shall vest in full and be exercisable by the Executive in accordance with their terms.

            5.5 Nature of Payments. If the Executive's employment hereunder shall be terminated, the Executive shall be under no duty to seek or accept other employment (or otherwise mitigate damages). Any payments pursuant to the provisions of this Section 5 shall not be subject to any offset right of the Company.

            5.6 Tax Gross-Up. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution made, or benefit provided, by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this
Section 5.6) (a "Payment") would be subject to the excise tax imposed by
Section 4999 of the Internal Revenue Code of 1986, as amended and then in effect (the "Code") (or any similar excise tax) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Execu-tive shall be entitled to receive an additional payment (a

"Gross-Up Payment") in an amount such that after payment by the Executive of all Federal, state, local or other taxes (including any interest or penalties imposed with respect to any such taxes), including, without limitation, any such income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

            (i)  Subject to the provisions of paragraph (ii) of this
Section 5.6, all determinations required to be made under this Section 5.6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Coopers & Lybrand (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive within 20 calendar days of the receipt of written notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the change in control, the Executive shall have the right by written notice to the Company to appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and shall be paid by the Company upon demand of the Executive as incurred or billed by the Accounting Firm. Any Gross-Up Payment, as determined pursuant to this Section 5.6, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with an unqualified written opinion in form and substance satisfactory to the Exec-utive that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies described in paragraph (ii) of this Section 5.6 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the

Underpayment that has occurred and any such Underpayment shall be paid by the Company to or for the benefit of the Executive within five days of the receipt of the Accounting Firm's determination. All determinations made by the Accounting Firm in connection with any Gross-Up Payment or Underpayment shall be final and binding upon the Company and the Executive.

           (ii) The Executive shall notify the Company in writing of any claim asserted in writing by the Internal Revenue Service to the Executive that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but not later than 60 days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall at the Company's expense:

            (a) give the Company any information reasonably requested by the Company relating to such claim,

            (b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

            (c) cooperate with the Company in good faith in order effectively to contest such claim, and

            (d) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly as incurred all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or any Federal, state, local or other income or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5.6, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any per-missible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or Federal, state, local or other income or other tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (iii) If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (ii) of this Section 5.6, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of paragraph (ii) of this Section 5.6) promptly pay to the Company the amount of such refund (together with any interest paid or cred-ited thereon after taxes applicable thereto) upon receipt thereof. If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (ii) of this Section 5.6, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

            In the event that the Executive is subject to any Federal, state, local or other income taxes or any interest or penalties relating thereto with respect to the Executive's receipt of any non-cash consideration from the Company from any transaction or event between the Company and the Executive (such income taxes, together with any such interest and penalties, are hereinafter referred to as the "Income Tax"), the Company shall lend the amount of such Income Tax to the Executive, subject to any applicable bank loan restrictions or public indenture restrictions. Such loan shall bear interest at the lowest interest rate at which the Company borrows funds, shall be due and payable 10 years from the date of the loan, and shall be evidenced by a full recourse, unsecured promissory note.

            6. Confidentiality and Non-Competition Agreement. The Executive shall be bound by the terms of the Confidentiality and Non-Competition Agreement, a copy of which is annexed hereto as Exhibit A, during the Employment Period and for such period following the Employment Period as is set forth in the Confidentiality and Non-Competition Agreement. The Executive and the Company shall execute a copy of the Confidentiality and Non-Competition Agreement simultaneously with the execution of this Agreement.

            7.    Miscellaneous Provisions.

            7.1  Reimbursement.  Except as otherwise provided in Section
5.6 hereof, the Executive shall reimburse the Company for any withholding tax liability (but not any interest or penalty) respecting amounts treated as compensation to the Executive actually paid by the Company with the Executive's consent or when the Company's obligation to pay the same is ultimately determined to be due, the Company using counsel of the Execu-tive's choice, which counsel is reasonably acceptable to the Company.

            7.2 Entire Agreement. This Agreement, the Confidentiality and Non-Competition Agreement attached hereto as Exhibit A, and the 1996 Restricted Stock Plan attached hereto as Exhibit B set forth the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede all prior agreements, arrangements, and under-standings between the parties with respect to the subject matter hereof.

            7.3 Modification. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties or in the case of a waiver, by the party waiving compliance.

            7.4 Waiver. The failure of either party at any time or times to require performance of any provision hereof in no manner shall affect the right at a later time to enforce the same. No waiver by either party of a breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach or a waiver of any other term or covenant contained in this Agreement.

            7.5 Notices. All notices, demands, consents or other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) upon the earlier of receipt, one business day after being sent by nationally-recognized overnight courier or three business days after being sent by registered or certified mail to the parties at the addresses set forth above or to such other address as either party shall hereafter specify by notice to the other party. A copy of each notice, demand, consent or communication given to the Executive hereunder shall simultaneously be given to Allen Lenard, Esq., Lenard & Gonzalez, 2121 Avenue of the Stars, 22nd Floor, Los Angeles, California 90067. Irrespective of the foregoing, notice of change of address shall be effec-tive only upon receipt.

            7.6 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to contracts made and to be performed wholly within such state.

            7.7 Arbitration. Any controversy or claim arising out of or relating to this Agreement, the making, interpretation or the breach thereof, other than a claim solely for injunctive relief for any alleged breach of the provisions of the Confidentiality and Non-Competition Agreement as to which the parties shall have the right to apply for specific performance to any court having equity jurisdiction, shall be resolved by arbitration in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award tendered by the arbitrators may be entered in any court having jurisdiction thereof and any party to the arbitration may, if such party so elects, institute proceedings in any court having jurisdiction for the specific performance of any such award. The powers for the arbitrator or arbitrators shall include, but not be limited to, the awarding of injunctive relief. The arbitrator shall include in any award in the prevailing party's favor the amount of his or its reasonable attorney's fees and expenses and all other reasonable costs and expenses of the arbitration. In the event the arbitrator does not rule in favor of the prevailing party in respect of all the claims alleged by such party, the arbitrator shall include in any award in favor of the prevailing party the amount of his or its reasonable costs and expenses of the arbitration as he deems just and equitable under the circumstances. Except as provided above, each party shall bear his or its own attorney's fees and expenses and the parties shall bear equally all other costs and expenses of the arbitration.

            7.8 Indemnification. The Company agrees that the Executive shall be entitled to indemnification and payment or reimbursement of expenses (including attorneys' fees and expenses) to the fullest extent provided in the Company's Certificate of Incorporation, as in effect on the date hereof and as it may be hereafter amended (but in no event on terms less favorable to the Executive than those in effect on the date hereof), for all damages, losses and expenses incurred by the Executive in connection with any claim, action, suit or proceeding which arises from the Executive's services and/or activities as an officer and/or employee of the Company or any affiliate thereof. This Section shall survive any termination of the term of this Agreement.

            7.9 HSR Filings and Approvals. Anything in this Agreement or in any other agreement as to which the Company and the Executive are parties notwithstanding, if any governmental or other filings or approvals relating to or required by Hart-Scott-Rodino are required before the Company can issue or transfer any stock to the Executive or the Executive could receive any stock from the Company (including from the exercise of any options granted to the Executive) pursuant to the terms of this Agreement or any such other agreement or otherwise, then the Company shall bear and pay directly as incurred all costs and expenses (including, without limitation, any filing fees or any legal, accounting or other expenses) incurred by the Executive or the Company in connection with any such filings or in applying for any such approvals. If, after making any such filings or applying for any such approvals, the

Company is prohibited by governmental or administrative rule, determination or otherwise from issuing or transferring any such stock to the Executive, or the Executive is prohibited by governmental or administrative rule, determination or otherwise from receiving any such stock from the Company, then the Company shall use its best efforts to exhaust all reasonable administrative or judicial remedies that may be available and shall bear and pay directly as incurred all costs and expenses (including, without limitation, all legal, accounting or other expenses) incurred by the Executive or the Company in pursuing any such remedies. If, after exhausting all such remedies, the Company is still legally prohibited from issuing or transferring any such stock to the Executive, or the Executive is still legally prohibited from receiving any such stock from the Company, then the Company shall engage an investment bank (at its sole cost and expense), which investment bank shall be acceptable to the Executive, to develop a method of providing the Executive with equivalent consideration which shall be reasonably acceptable to the Executive and in accordance with the essential intent and principles of this Agreement or any such other agreement, as the case may be.

            7.10 Assignability. This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive, except by operation of law, and except that Executive's rights, but not his obligations, hereunder may be assigned to a trust for the benefit of Executive, his spouse, and any of the children of either. The Company may assign its rights, together with its obligations hereunder, only to a suc-cessor by merger or by the purchase of all or substantially all of the assets and business of the Company and such rights and obligations shall inure to, and be binding upon, any such successor.

            7.11 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective legal representatives, heirs, permitted successors and permitted assigns.

            7.12 Headings and Word Meanings. Headings and titles in this Agreement are for convenience of reference only and shall not control the construction or interpretation of any provisions hereof. The words "herein," "hereof," "hereunder" and words of similar import, when used anywhere in this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural unless the context otherwise requires.

            7.13 Separability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

            7.14 1996 Restricted Stock Plan. During the period commencing on the Effective Date and terminating on the day after the fourth anniversary of the Effective Date, the Company hereby adopts and shall maintain in effect the 1996 Restricted Stock Plan in the form annexed hereto as Exhibit B.

            IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                    ALLIANCE ENTERTAINMENT CORP.


                                    By:
                                          Name:
                                          Title:



                                     Alvin N. Teller

                                                                  Exhibit A



               CONFIDENTIALITY AND NON-COMPETITION AGREEMENT


            THIS CONFIDENTIALITY AND NON-COMPETITION AGREEMENT (the "Agreement"), entered into and effective as of the 15th day of August, 1996, is by and between ALLIANCE ENTERTAINMENT CORP. (the "Company") and ALVIN N. TELLER ("Employee").

            In consideration of Employee's employment by the Company, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

            1. Confidential Information. By virtue of Employee's employment at the Company, Employee may obtain confidential or proprietary information developed, or to be developed, by the Company. "Confidential Information" means all information, whether in oral, written, graphic or machine-readable form, including but not limited to all: software used or developed in whole or in part by the Company (including source code); algorithms; computer processing systems and techniques; price lists; customer lists; procedures; improvements, concepts and ideas; business plans and proposals; technical plans and proposals; research and development; budgets and projections; technical memoranda, research reports, designs and specifications; new product and service developments; comparative analyses of competitive products, services and operating proce-dures; and other information, data and documents now existing or later acquired by the Company, regardless of whether any of such information, data or documents qualify as a "trade secret" under applicable Federal or State law. All such information is collectively referred to as the "Confidential Information". For purposes of this Agreement, "Confidential Information" shall not include information which: (i) was previously known to Employee prior to his employment with the Company; (ii) is generally known in the music industry or otherwise generally known to the public;
(iii) is in the public domain; (iv) is independently obtained by Employee from third parties under no obligation of confidentiality to the Company or to any third party; or (v) is required to be disclosed by law or in any legal or governmental investigation or proceeding.

            2. Non-Disclosure. Employee agrees that, except as directed by the Company, he will not at any time (during the term of Employee's employment by the Company or at any time thereafter), except as may be expressly authorized by the Company in writing and except to the Company and its officers, directors and employees, disclose to any person or use any Confidential Information whatsoever for any purpose whatsoever, or permit any person whatsoever to examine and/or make copies of any reports or any documents or software (whether in written form or stored on magnetic, optical or other mass storage media) prepared by him or that come into his possession or under his control by reason of his employment by the Company or by reason of any consulting or software development services he has performed or may in the future perform for the Company which contain or are derived from Confidential Information. Employee further agrees that while employed at the Company, he shall not remove Confidential Information from the Company's business premises, without the prior written consent of the Company.

            3. Company Property. As used in this Agreement, the term "Company Property" means all documents, papers, computer printouts and disks, records, customer or prospect lists, files, manuals, supplies, computer hardware and software, equipment, inventory and other materials that have been created, used or obtained by the Company, or otherwise belonging to the Company, as well as any other materials containing Con-fidential Information as defined in Section 1 above. Employee recognizes and agrees that:

            3.1 All Company Property shall be and remain the property of the Company;

            3.2 Employee will preserve, use and hold Company Property only for the benefit of the Company and to carry out the Company's business; and

            3.3 When Employee's employment is terminated, Employee will immediately deliver to the Company all Company Property, including all copies or any other types of reproductions which Employee has in his possession or control.

            4. Non-Solicitation. During the period of his employment and for a period of one (1) year after termination of his employment at the Company for any reason, Employee shall not, on his own behalf or on behalf of any person, firm or corporation, or in any capacity whatsoever,
(i) hire, offer to hire, or otherwise entice away any officer, employee, agent or consultant of the Company or anyone who has served in such capacities during the most recent 6-month period during Employee's employment (not including external accountants, counsel or financial advisors), (ii) solicit any persons or entities with which the Company had contracts or was negotiating contracts regarding products or services during the one-year period preceding the termination of Employee's employment, or (iii) induce, suggest, persuade or recommend to any such persons or entities that they terminate, alter or refrain from renewing or extending, their relationship with the Company or become a client of Employee or any third party, and Employee shall not himself and shall not knowingly induce or permit any other person to approach any such person or entity for any purpose. Should Employee become aware that any other employee or third party has engaged in such conduct, Employee agrees to immediately advise the Company of the circumstances of any such conduct.

            5. Restrictive Covenant. Employee acknowledges that his employment with the Company will enable him to obtain knowledge about the computer software the Company develops or uses, as well as of the entertainment and other fields in which the Company does business, and will also enable him to form certain relationships with individuals and entities in the geographic area in which the Company furnishes its services. Employee further acknowledges that the goodwill and other proprietary interests of the Company will suffer irreparable and continuing damage in the event Employee enters into competition with the Company within three
(3) years subsequent to the termination of his employment. Therefore, Employee agrees that during the term of his employment and for a period of three (3) years thereafter, regardless of the cause of the termination of Employee's employment, he will not, without prior written consent of the Company, engage directly or indirectly in any conduct, activity, or business whatsoever which would provide revenue to Employee or to any third party, with any person or entity manufacturing, distributing or supplying a product or service competing with the Company's products or services mate-rial to the Company's business as of the date of Employee's termination; provided, however, that nothing herein shall prohibit Employee from owning less than five (5) percent of the capital stock of a publicly traded company. Employee further acknowledges that his employment with the Company constitutes fair and adequate consideration for his agreement not to engage in such conduct within three (3) years of the termination of his employment, regardless of the cause of such termination. Employee further agrees that should the Company, in its sole discretion, determine that it is desirable or appropriate to make any payment to Employee upon termination of employment ("Severance Pay"), such Severance Pay shall be deemed additional consideration for Employee's binding obligation not to engage in such conduct during the three (3) year period. However, and notwithstanding any other provision of this Agreement, it is understood and agreed by the Company and Employee that any decision made by the Company regarding Severance Pay, regardless of whether termination occurs with or without cause, shall in no way discharge or release Employee from the obligation not to engage in such conduct during the three (3) year period.

            In the event that during the period of two years following the Effective Date, the price of the Common Stock of the Company remains at or above $9.00, $10.00, $11.00 or 12.00 per share for 25 trading days out of a period of 30 consecutive trading days, the non-compete period of three years shall be reduced by three (3) months, six (6) months, nine (9) months or twelve (12) months, respectively. At any time Employee may elect to reduce the non-compete period to two years by transferring to the Company 160,000 shares of Common Stock of the Company.

            6. Work Product. Employee agrees that, during the term of his employment with the Company:

            6.1 He will disclose promptly and fully to the Company all works of authorship, inventions, discoveries, improvements, designs, processes, software, or any improvements, enhancements, or documentation of or to the same that he makes, works on or conceives, individually or jointly with others, in the course of his employment by the Company or with the use of the Company's time, materials or facilities, in any way related or pertaining to or connected with the present or anticipated business, development, work or research of the Company or which results from or are suggested by any work he may do for the Company and whether produced during normal business hours or on personal time (collectively, the "Work Product").

            6.2 All Work Product of Employee shall be deemed to be "work made for hire" within the meaning of { 101 of the Copyright Act and all rights to copyright shall be vested entirely in the Company. If for any reason the Work Product is deemed not to be "work made for hire," and its rights to copyright are thereby in doubt, this Agreement shall constitute an irrevocable assignment by Employee to the Company of all right, title and interest in the copyright of all Work Product created under this Agreement. The parties intend that any and all copyright and other intellectual property rights in the Work Product, including, without limitation, any and all rights of whatever kind and nature now or hereafter to distribute and reproduce such Work Product in any and all media throughout the world, are the sole property of the Company. Employee hereby agrees to assist the Company in any manner as shall be reasonably requested by the Company to protect the Company's interest in such copyright and/or other intellectual property rights, and to execute and deliver such legal instruments or documents as the Company shall request in order for the Company to register the Company's worldwide copyright in the Work Product with the U.S. Copyright Office and to register and protect the Company's copyright or other intellectual property rights in the Work Product throughout the world. Likewise, Employee hereby agrees to assist the Company by executing such other documents and instruments which the Company deems necessary to enable it to evidence, perfect and protect its right, title and interest in and to the Work Product.

            6.3 Employee shall make and maintain adequate and current written records and evidence of all Work Product, including drawings, work papers, graphs, computer records and any other document which shall be and remain the property of the Company, and which shall be surrendered to the Company upon request and upon the termination of Employee's employment with the Company, regardless of cause. The provisions of this section and the term Work Product as used herein do not apply to any invention for which no equipment, supplies, facilities or confidential, proprietary or trade secret information of the Company was used, and which was developed entirely on Employee's own time, while not on the Company's business premises, and which does not relate to the Company's business, unless: (i) the invention relates to the Company's actual or demonstratively anticipated research development or (ii) the invention results from any work performed by Employee for the Company.

            7. Enforcement. The breach or threatened breach by Employee of any of the provisions of this Agreement shall: (i) constitute cause for the termination of Employee's employment and (ii) entitle the Company to seek a permanent injunction or other injunctive relief in order to prevent or restrain any such breach or threatened breach by Employee or his partners, agents, representatives, servants, independent contractors, or any and all persons or entities directly or indirectly acting for or with Employee. The rights and remedies of the Company under this Agreement shall be in addition to and not in limitation of any of the rights, remedies, and monetary or other damages or redress available to it at law or equity.

            8. Acknowledgment. Employee acknowledges that he has carefully read and considered the provisions of this Agreement, and having done so, agrees that the restrictions set forth are fair and reasonably required for the protection of the interests of the Company. In the event that, notwithstanding the foregoing, any part of the covenants set forth shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of this Agreement shall be declared by a court of competent jurisdiction to be unreasonable or unenforceable, the court shall enforce the provision in a way which it deems to be reasonable and enforceable.

            9. Survival. This Agreement shall survive any termination of Employee's employment, whether or not for cause.

            10. The Company Defined. As used in this Agreement, the term "the Company" includes the Company, any assignee or other successor in interest of the Company, and any parent, subsidiary, or other corporation or partnership under common ownership or control with the Company.

            11. Notices. All notices in accordance with this Agreement shall be in writing and given by hand delivery, overnight express delivery, or certified U.S. mail, return receipt requested, and properly addressed to the party for whom it is intended at the following addresses or such other address as is most recently noticed for such party:


            If to the Company:            Alliance Entertainment Corp.
                                          110 E. 59th Street
                                          New York, New York  10022

                                          Attn: Joseph Bianco,
                                                Co-Chairman

            If to Employee:               Alvin N. Teller
                                          900 Stradella Road
                                          Los Angeles, California  90077

                                          With a copy to:

                                          Lenard & Gonzalez
                                          2121 Avenue of the Stars

                                          22nd Floor
                                          Los Angeles, California 90067

                                          Attn: Allen D. Lenard, Esq.

            12. Miscellaneous. This Agreement is legally binding on both Employee and the Company and benefits their successors and assigns. This Agreement is only assignable by the Company to the same extent as is set forth in Section 7.10 of the Employment Agreement dated as of August 15, 1996 and the Employee.It may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It represents the parties' entire understanding regarding the subject matter of this Agreement and supersedes any and all other prior agreements regarding the same subject matter. The terms and provisions of this Agreement cannot be terminated, modified, or amended except in a writing signed by the party against whom enforcement is sought. This Agreement shall be construed in accordance with the laws of the State of New York, and any suit, action or proceeding arising out of or relating to this Agreement shall be commenced and maintained in any court of compe-tent subject-matter jurisdiction in the State of New York, with exclusive venue in New York County. In any suit, action or proceeding arising out of or in connection with this Agreement, the prevailing party shall be entitled to an award of the amount of attorneys' fees and disbursements actually billed to such party, including fees and disbursements on one or more appeals.

            13. No Guarantee of Employment. Nothing in this Agreement shall be interpreted or construed to be a guarantee of ongoing employment, or to otherwise limit the Company's right to terminate Employee's employment at any time.

            IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


EMPLOYEE:                                 ALLIANCE ENTERTAINMENT CORP.


_________________________                 _________________________
      (signature)                                 (signature)

________________________                  _________________________
     (name printed)                              (name printed)

                                          _________________________
                                                    (title)

                                                                  EXHIBIT B


                       ALLIANCE ENTERTAINMENT CORP.

                        1996 RESTRICTED STOCK PLAN


            1. Purpose. The purpose of the Alliance Entertainment Corp. (the "Company") 1996 Restricted Stock Plan (the "Plan") is to provide incentive to certain employees of the Company to remain in the employ or service of the Company and its present and future subsidiary corporations and affiliates ("Subsidiaries"), to encourage ownership of shares in the Company by such employees and to provide additional incentive for such employees to promote the success of the Company's business.

            2. Effective Date of the Plan. The Plan shall become effective on the earlier to occur of: (i) the date of approval of the Plan by the Board of Directors of the Company (the "Board"); and (ii) the date of commencement of employment as Chief Executive Officer ("CEO") of Alvin
N. Teller (the "Effective Date").

            3. Stock Subject to Plan. 500,000 of the authorized but unissued shares of common stock, $.0001 par value (the "Common Stock"), of the Company are hereby reserved for issuance under the Plan; provided, however, that the number of shares so reserved may be reduced to the extent that the total of the Tranche 1 Shares and the Tranche 2 Shares (as herein-after defined) available for distribution is less than 500,000. The shares available for distribution by the Plan are hereinafter referred to as "Restricted Shares."

                  (a) Tranche 1. If, at any time during the period from the Effective Date to the second anniversary of the Effective Date, the price of the Common Stock remains at or above the Target Prices indicated on the schedule below for any 25 trading days out of a period of 30 consecutive days, then the corresponding percentage of 250,000 shares of Common Stock shall become available for distribution (the "Tranche 1 Shares") by the Plan.

    Target Price                          % of Tranche 1 Stock

    $     9.00                                    25.00%
    $     9.25                                    31.25%
    $     9.50                                    37.50%
    $     9.75                                    43.75%

    $    10.00                                    50.00%
    $    10.25                                    56.25%
    $    10.50                                    63.50%
    $    10.75                                    69.75%
    $    11.00                                    75.00%
    $    11.25                                    81.25%
    $    11.50                                    87.50%
    $    11.75                                    93.75%
    $    12.00                                   100.00%

                  (b) Tranche 2. If, at any time during the period from the Effective Date to the fourth anniversary of the Effective Date, the price of the Common Stock remains at or above the Target Prices indicated on the schedule below for any 85 trading days out of a period of 90 consecutive trading days, then the corresponding percentage of 250,000 shares of Common Stock shall become available for distribution (the "Tranche 2 Shares") by the Plan.

    Target Price                          % of Tranche 2 Stock

    $    13.00                                    50.00%
    $    13.50                                    56.50%
    $    14.00                                    62.50%
    $    14.50                                    68.75%
    $    15.00                                    75.00%
    $    15.50                                    81.25%
    $    16.00                                    87.50%
    $    16.50                                    93.75%
    $    17.00                                   100.00%

                  (c) Change of Control. In the event of a Change of control of the Company, all of the Tranche 1 Shares and the Tranche 2 Shares not previously available for distribution shall become immediately available for distribution by the Plan. As used herein, "Change of Control" shall mean (i) the acquisition of all or substantially all of the assets of the Company, (ii) the acquisition by any party (or group, as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) not currently a holder of more than 5% of the outstanding Common Stock of the Company of more than 50% of the outstanding Common Stock of the Company, (iii) any merger, combination, consolidation or similar transaction involving the Company following which the holders of Common Stock of the Company immediately prior to such transaction will not own more than 50% of the Common Stock of the Company.

                  (d) Adjustments. In the event that the Company shall at any time (i) subdivide (by any stock split, stock dividend or otherwise) one or more classes of its outstanding Common Stock into a greater number of shares of Common Stock, (ii) combine (by reverse stock split or otherwise) one or more classes of its outstanding Common Stock into a smaller number of shares or (iii) pay any extraordinary cash dividend on one or more classes of its outstanding Common Stock; then the number of shares subject to the Plan and the target prices shall be proportionately adjusted.

            4. Administration and Eligibility. The CEO shall allocate, in his sole and absolute discretion, the Restricted Shares subject to the Plan to any employee or employees of the Company, including himself, on the terms and conditions set forth herein; provided, however, that no Restricted Shares shall be delivered until such shares become available for distribution by the Plan pursuant to the terms hereof. The CEO shall also have authority to interpret the Plan and to prescribe, amend and rescind rules and regulations relating to it. Any determination by the CEO in carrying out, administering or construing the Plan shall be final and binding for all purposes and upon all interested persons and their respective heirs, successors and personal representatives.

            5. Registration. The issuance by the Company of the Shares shall be registered by the Company under the Securities Act of 1933 on an effective registration statement as promptly as reasonably practicable following the adoption of the Plan, which registration statement shall be maintained in effect for not less than 5 years after the Effective Date.

            6.    Restrictions.  (a)      The Restricted Shares shall be
subject to such restrictions, if any, as the CEO shall determine in his sole discretion, including but not limited to, vesting schedules and provisions relating to forfeiture.

            (b) The employee receiving Restricted Shares shall (i) agree that such employee's Restricted Shares shall be subject to, and shall be held by him or her in accordance with all of the applicable terms and provisions of, the Plan, and (ii) agree that the Company may place on the certificates representing the Restricted Shares or new or additional or different shares or securities distributed with respect to the Restricted Shares such legend or legends as the Company may deem appropriate and that the Company may place a stop transfer order with respect to such Restricted Shares with the Transfer Agent(s) for the Common Stock.

            (c) Any Restricted Shares that are forfeited by the Participant shall become immediately available for reallocation and redistribution under the Plan.

            (d) Restricted Shares issued under the Plan must be held for not less than six months from the date of issue unless the allocation and distribution of such shares has been approved by the Board or a Committee of the Board consisting solely of two (2) or more non-employee members of the Board.

            7. Expenses of Administration. All costs and expenses incurred in the operation and administration of the Plan shall be borne by the Company.

            8. No Employment Right. Neither the existence of the Plan nor the allocation of any Restricted Shares hereunder shall require the Company to continue any Participant in the employ of the Company or any Subsidiary.

            9. Amendment of Plan. The Company shall, at any time and from time to time, at the request of the CEO, make such modifications of the Plan as it shall deem advisable. No amendment of the Plan may, without the consent of the Participants to whom any Restricted Shares shall theretofore have been allocated, adversely affect the rights or obligations of such Participants with respect to such Restricted Shares. The CEO may, in his discretion, cause the restrictions imposed in accordance with the provisions of Section 6 hereof with respect to any Restricted Shares to terminate, in whole or in part, prior to the time when they would otherwise terminate.

            10. Expiration and Termination of the Plan. The Plan shall terminate the day after the fourth anniversary of the Effective Date; provided, however, that such termination shall not, without the consent of the Participants to whom any Restricted Shares shall theretofore have been allocated, adversely affect the rights or obligations of such Participants with respect to such Restricted Shares.

            11. Governing Law. The Plan shall be governed by the laws of the State of New York applicable to agreements made and to be performed wholly therein.

                               EXHIBIT D-1 AND D-2

                                                    Exhibit D-1











                   STOCK PURCHASE AGREEMENT


                            between


                   WASSERSTEIN & CO., INC.,


                     U.S. EQUITY PARTNERS


                              and


                       JOSEPH J. BIANCO




                             Dated


                        August 15, 1996

                         STOCK PURCHASE AGREEMENT


            AGREEMENT, dated August 15, 1996, by and between WASSERSTEIN & CO., INC., a Delaware corporation ("WCI") and U.S. EQUITY PARTNERS, L.P., a Delaware limited partnership ("USEP Delaware"), U.S. EQUITY PARTNERS (OFFSHORE), L.P., a Cayman Islands limited partnership ("USEP Offshore" and together with USEP Delaware, "USEP," and USEP and WCI are collectively referred to herein as the "Buyers"), and JOSEPH J. BIANCO (the "Seller").

            The Seller is the record and beneficial owner of 1,350,000 shares of common stock, par value $.0001 per share (the "Common Stock"), of Alliance Entertainment Corp., a Delaware corporation ("Company") (the "Shares"). The Seller wishes to sell the Shares and the Buyers wish to purchase the Shares upon the terms and subject to the conditions of this Agreement. Capitalized terms used herein but not otherwise defined shall have the meanings given them in Section 7.1 hereof.

            Accordingly, the parties agree as follows:

            1.    Sale and Purchase of Shares.

                  1.1 Sale and Purchase of Shares. At the Closing (as hereinafter defined), (i) the Seller shall sell, and the Buyers shall purchase, all of the Shares, free of any Liens, (ii) the Seller shall deliver or cause to be delivered to the WCI and USEP certificates representing 499,500 and

850,500, respectively, of the Shares accompanied by stock powers duly executed in blank, in proper form for transfer, and with all appropriate stock transfer tax stamps affixed, and (iii) the Buyers shall deliver the Purchase Price (as hereinafter defined) to the Seller.

                  1.2 Purchase Price. The aggregate purchase price for the Shares (the "Purchase Price") shall be $6.00 per share (the "Closing Payment"). The Buyers shall pay the Closing Payment to the Seller, against receipt of the Shares at the Closing, by a certified or official bank check, or cash by wire transfer of immediately available funds.

            2. Closing; Closing Date. The closing of the purchase and sale of the Shares (the "Closing") shall take place simultaneously with the closing of the transactions (the "Acquisition") contemplated by the Stock Acquisition and Merger Agreement dated as of the date hereof (the "Acquisition Agreement") among Company, Acquisition Sub, USEP, WCI, AT and AT Sub at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York 10005 or at such other place and time as the parties may agree in writing (such time and date being referred to herein as the "Closing Date"). The Closing shall be effective as of the close of business on that date.

            3. Representations and Warranties of Seller. The Seller represents and warrants to the Buyers as follows:

                  3.1 Title to the Shares. As of the Closing Date, the Seller shall own of record, free and clear of any Lien, the Shares, and, upon delivery of and payment for such Shares as herein provided, the Seller will convey to the Buyers good and valid title thereto, free and clear of any Lien.

                  3.2 Authority to Execute and Perform Agreement. The Seller has the full legal right, power and all authority required to enter into, execute and deliver this Agreement and to perform fully the Seller's obligations hereunder. This Agreement has been duly executed and delivered by the Seller and (assuming the due authorization, execution and delivery hereof by the Buyers) is a legal, valid and binding obligation of Seller enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights and to general equity principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

                  3.3 Representations and Warranties on Closing Date. The representations and warranties contained in this Section 3 shall be true on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

            4. Conditions Precedent to the Obligation of the Buyers to Close. The obligation of the Buyers to enter into and complete the Closing is subject, at the option of the Buyers, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by it:

                  4.1 Representations and Warranties. The representations and warranties of the Seller contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

                  4.2 No Orders. There shall be no Order of any nature in effect that prevents the consummation of the transactions contemplated hereby.

                  4.3 Tag-Along Rights. All tag-along or similar rights relating to the Shares shall have been waived, expired or lapsed, and to the knowledge of the Buyers and the Seller, no claim of tag-along or similar rights relating to the Shares shall have been made.

                  4.4 Acquisition. The Acquisition shall be consummated at the same time as the Closing.

            5. Conditions Precedent to the Obligation of the Seller to Close. The obligation of the Seller to enter into and complete the Closing is subject, at the option of the Seller, to the fulfillment on or prior to the Closing Date of the condition, which may be waived by the Seller, that the Acquisition shall be consummated at the same time as the Closing.

            6.    Termination of Agreement.

                  This Agreement shall terminate prior to the Closing as follows:

                        (i)  upon the termination of the Acquisition
Agreement; or

                       (ii) at any time on or prior to the Closing Date, by mutual written consent of the Seller and the Buyers.

            7.    Miscellaneous.

                  7.1  Certain Definitions.  (a)  As used in this
Agreement, the following terms have the following meanings:

                        (i) "Lien" means any lien, pledge, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

                       (ii)  "Order" means any order, judgment,
injunction, award, decision, determination, decree or writ.

                      (iii) "Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

                  7.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails, as follows:

                        (i)  if to any of the Buyers, to:

                              31 West 52nd Street
                              New York, New York 10019


                              Attention:  W. Townsend Ziebold
                              Facsimile:  (212) 969-7879

                             with a copy to:

                              Shearman & Sterling
                              599 Lexington Avenue
                             New York, New York 10022
                              Attention:  Peter Lyons, Esq.
                              Facsimile:  (212) 848-7179

                       (ii)  if to the Seller, to:

                              Joseph J. Bianco
                              Alliance Entertainment Corp.
                              110 East 59th Street
                              New York, New York  10022

                             with a copy to:

                              Cahill Gordon & Reindel
                              80 Pine Street
                              New York, New York  10005

                              Attention:  Stephen A. Greene, Esq.
                              Facsimile:  (212) 269-5420


Any party may by notice given in accordance with this Section to the other parties designate another address or Person for receipt of notices hereunder.

                  7.3 Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the purchase of the Shares and supersede all prior agreements, written or oral, with respect thereto.

                  7.4 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Buyers and the Seller or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

                  7.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

                  7.6 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. This Agreement is not assignable, except that the Buyers may assign its rights hereunder to any of its affiliates.

                  7.7 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

                  7.8 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

                  7.9 Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

                  7.10 Severability of Provisions. If any provision or any portion of any provision of this Agreement, or the application of any such provision or any portion thereof to any Person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, and the application of such provision or portion of such provision as is held invalid or unenforceable to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

            IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                    WASSERSTEIN & CO., INC.


                                    By:
                                        Name:
                                        Title:


                                    U.S. EQUITY PARTNERS, L.P.
                                    by its general partner,
                                    W.P. Management Partners, L.L.C.

                                    By:
                                        Name:
                                        Title:

                                    U.S. EQUITY PARTNERS (OFFSHORE), L.P.
                                    by its general partner,
                                    W.P. Management Partners, L.L.C.

                                    By:
                                        Name:
                                        Title:



                                    Joseph J. Bianco

                                                        Exhibit D-2











                       STOCK PURCHASE AGREEMENT


                                between


                       WASSERSTEIN & CO., INC.,


                         U.S. EQUITY PARTNERS


                                  and


                            ANIL K. NARANG




                                 Dated


                            August 15, 1996

                             STOCK PURCHASE AGREEMENT


                AGREEMENT, dated August 15, 1996, by and between WASSERSTEIN & CO., INC., a Delaware corporation ("WCI"), and U.S. EQUITY PARTNERS, L.P., a Delaware limited partnership ("USEP Delaware"), U.S. EQUITY PARTNERS (OFFSHORE), L.P., a Cayman Islands limited partnership ("USEP Offshore" and together with USEP Delaware, "USEP," and USEP and WCI are collectively referred to herein as the "Buyers"), and ANIL K. NARANG (the "Seller").

                The Seller is the record and beneficial owner of 1,350,000 shares of common stock, par value $.0001 per share (the "Common Stock"), of Alliance Entertainment Corp., a Delaware corporation ("Company") (the "Shares"). The Seller wishes to sell the Shares and the Buyers wish to purchase the Shares upon the terms and subject to the conditions of this Agreement. Capitalized terms used herein but not otherwise defined shall have the meanings given them in Section 7.1 hereof.

                Accordingly, the parties agree as follows:

                1.    Sale and Purchase of Shares.

                      1.1 Sale and Purchase of Shares. At the Closing (as hereinafter defined), (i) the Seller shall sell, and the Buyers shall purchase, all of the Shares, free of any Liens, (ii) the Seller shall deliver or cause to be delivered to WCI and USEP certificates representing 185,000 and 315,000, respectively, of the Shares accompanied by stock powers duly executed in blank, in proper form for transfer, and with all appropriate stock transfer tax stamps affixed, and (iii) the Buyers shall deliver the Purchase Price (as hereinafter defined) to the Seller.

                      1.2 Purchase Price. The aggregate purchase price for the Shares (the "Purchase Price") shall be $6.00 per share (the "Closing Payment"). The Buyers shall pay the Closing Payment to the Seller, against receipt of the Shares at the Closing, by a certified or official bank check, or cash by wire transfer of immediately available funds.

                2. Closing; Closing Date. The closing of the purchase and sale of the Shares (the "Closing") shall take place simultaneously with the closing of the transactions (the "Acquisition") contemplated by the Stock Acquisition and Merger Agreement dated as of the date hereof (the "Acquisition Agreement") among Company, Acquisition Sub, USEP, WCI, AT and AT Sub at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York 10005 or at such other place and time as the parties may agree in writing (such time and date being referred to herein as the "Closing Date"). The Closing shall be effective as of the close of business on that date.

                3. Representations and Warranties of Seller. The Seller represents and warrants to the Buyers as follows:

                      3.1 Title to the Shares. As of the Closing Date, the Seller shall own of record, free and clear of any Lien, the Shares, and, upon delivery of and payment for such Shares as herein provided, the Seller will convey to the Buyers good and valid title thereto, free and clear of any Lien.

                      3.2 Authority to Execute and Perform Agreement. The Seller has the full legal right, power and all authority required to enter into, execute and deliver this Agreement and to perform fully the Seller's obligations hereunder. This Agreement has been duly executed and delivered by the Seller and (assuming the due authorization, execution and delivery hereof by the Buyers) is a legal, valid and binding obligation of Seller enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights and to general equity principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

                      3.3 Representations and Warranties on Closing Date. The representations and warranties contained in this Section 3 shall be true on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

                4. Conditions Precedent to the Obligation of the Buyers to Close. The obligation of the Buyers to enter into and complete the Closing is subject, at the option of the Buyers, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by it:

                      4.1 Representations and Warranties. The representations and warranties of the Seller contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

                      4.2 No Orders. There shall be no Order of any nature in effect that prevents the consummation of the transactions contemplated hereby.

                      4.3 Tag-Along Rights. All tag-along or similar rights relating to the Shares shall have been waived, expired or lapsed, and to the knowledge of the Buyers and the Seller, no claim of tag-along or similar rights relating to the Shares shall have been made.

                      4.4 Acquisition. The Acquisition shall be consummated at the same time as the Closing.

                5. Conditions Precedent to the Obligation of the Seller to Close. The obligation of the Seller to enter into and complete the Closing is subject, at the option of the Seller, to the fulfillment on or prior to the Closing Date of the condition, which may be waived by the Seller, that the Acquisition shall be consummated at the same time as the Closing.

                6.    Termination of Agreement.

                      This Agreement shall terminate prior to the Closing as follows:

                            (i)  upon the termination of the Acquisition
    Agreement; or

                           (ii) at any time on or prior to the Closing Date, by mutual written consent of the Seller and the Buyers.

                7.    Miscellaneous.

                      7.1 Certain Definitions. (a) As used in this Agreement, the following terms have the following meanings:

                            (i) "Lien" means any lien, pledge, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

                           (ii)  "Order" means any order, judgment,
    injunction, award, decision, determination, decree or writ.

                          (iii) "Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

                      7.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails, as follows:

                            (i)  if to any of the Buyers, to:

                                  31 West 52nd Street
                                  New York, New York 10019


                                  Attention:  W. Townsend Ziebold
                                  Facsimile:  (212) 969-7879

                                 with a copy to:

                                  Shearman & Sterling
                                  599 Lexington Avenue
                                 New York, New York 10022

                                  Attention:  Peter Lyons, Esq.
                                  Facsimile:  (212) 848-7179

                           (ii)  if to the Seller, to:

                                  Anil K. Narang
                                  Alliance Entertainment Corp.
                                  110 East 59th Street
                                  New York, New York  10022

                                 with a copy to:

                                  Cahill Gordon & Reindel
                                  80 Pine Street
                                  New York, New York  10005

                                  Attention:  Stephen A. Greene, Esq.
                                  Facsimile:  (212) 269-5420


    Any party may by notice given in accordance with this Section to the other parties designate another address or Person for receipt of notices hereunder.

                      7.3 Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the purchase of the Shares and supersede all prior agreements, written or oral, with respect thereto.

                      7.4 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Buyers and the Seller or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

                      7.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

                      7.6 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. This Agreement is not assignable, except that the Buyers may assign its rights hereunder to any of its affiliates.

                      7.7 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

                      7.8 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

                      7.9 Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

                      7.10 Severability of Provisions. If any provision or any portion of any provision of this Agreement, or the application of any such provision or any portion thereof to any Person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, and the application of such provision or portion of such provision as is held invalid or unenforceable to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

                IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                        WASSERSTEIN & CO., INC.


                                        By:
                                            Name:
                                            Title:


                                        U.S. EQUITY PARTNERS, L.P.
                                        by its general partner,
                                        W.P. Management Partners, L.L.C.

                                        By:
                                            Name:
                                            Title:

                                        U.S. EQUITY PARTNERS (OFFSHORE),
                                        L.P. by its general partner,
                                        W.P. Management Partners, L.L.C.

                                        By:
                                            Name:
                                            Title:



                                        Anil K. Narang

                              EXHIBIT E

                       VOTING AGREEMENT


          Voting Agreement, dated as of August 15, 1996 (this "Agreement") among Joseph Bianco, John Friedman, Peter Kaufmann, Elliot Newman, Robert Marx, Alvin Teller, Bain Capi-tal, Inc., BT Capital Partners, Inc., U.S. Equity Partners, L.P., U.S. Equity Partners (Offshore), L.P., and Wasserstein & Co. Inc. (individually a "Party", and collectively "Parties") which are or will become record or beneficial owners of Common Stock, par value $.0001 per share ("Common Stock") of Alliance Entertainment Corp., a Delaware corporation (the "Company").

          WHEREAS, pursuant to a Stock Acquisition and Merger Agreement dated as of August 15, 1996, among Alvin Teller ("AT"), Wasserstein & Co., Inc., ("WCI"), U.S. Equity Partners, L.P. ("USEP Delaware"), U.S. Equity Partners (Offshore), L.P. ("USEP Offshore" and, together with USEP Delaware, "USEP"), the Company and the parties thereto (the "Acquisition Agreement"), AT, USEP, and WCI will receive shares of Common Stock of the Company, and

          WHEREAS, pursuant to Stock Purchase Agreements dated as of August 15, 1996, WCI and USEP will purchase from certain officers of the Company an aggregate of 1,850,000 shares of Common Stock, and

            WHEREAS, the Parties are the owners of, or by proxy or otherwise exercise irrevocable voting control over shares of Common Stock of the Company as set forth in Exhibit A hereto,

            NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements hereinafter contained, the Parties hereby agree as follows:

            1. Voting of Shares by Parties. Each Party agrees to vote all of the shares of Common Stock which are now or hereafter owned by such Party, beneficially or of record, or which he or it is entitled to vote by proxy or otherwise, including without limitation those shares identified on Exhibit A attached hereto, at any special or annual meeting of the stockholders of the Company, or by any written consent, whereat or whereby the same are considered for approval by the stockholders of the Company, for (a) the approval of the conversion rights of the Series A Convertible Preferred Stock issued to BT Capital Partners, Inc. and BCI Growth IV, L.P. (the "Purchasers") pursuant to a Preferred Stock Purchase Agreement dated July 16, 1996, as set forth in the Certificate of Designations attached thereto, (b) the approval of the Company's issuance of Common Stock pursuant to any Party's exercise of any such conversion rights, (c) the approval of the

Purchase Agreement and the transactions contemplated thereby, including the issuance of the contingent shares of Common Stock as contemplated by Sections 1.9 and 2.4 thereof, and (d) the election of directors of the Company designated by WCI and AT pursuant to Section 9.2 of the Acquisition Agreement, two (2) directors designated by BT Capital Partners, Inc., one
(1) director designated by Bain Capital Inc. and the remainder of the directors designated by Joseph Bianco.

            2. Changes in Common Stock. In the event that subsequent to the date of this Agreement any shares or other securities (other than any shares or securities of another corporation issued to the stockholders of the Company pursuant to a plan of merger) are issued on, or in exchange for, any of the shares of the Common Stock or Preferred Stock held by the Parties by reason of any stock divided, stock split, consolidation of shares, reclassification, or consolidation involving the Company, such shares or securities shall be deemed to be Common Stock for purposes of this Agreement.

            3. Representations of Parties. Each Party hereby represents and warrants that (i) such Party owns and/or has the right to vote the number of shares of the Common Stock set forth opposite his or its name on Exhibit A attached hereto,

(ii) such Party has full power to enter into this Agreement and has not, prior to the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement that would conflict with the purposes or provisions of this Agreement, (iii) such Party will not take any action inconsistent with the purposes and provisions of this Agreement and (iv) this Agreement is a valid, binding and enforceable obligation of such Party.

            4. Proxy. Joseph Bianco agrees to use his best efforts to cause each of the signatories to the Restated and Amended Stockholders' Agreement dated as of November 30, 1993, as amended on May 18, 1995 (the "Stockholders' Agreement"), who granted an irrevocable proxy to Joseph Bianco with respect to the shares of stock of the Company which they own, to grant an irrevocable proxy to Al Teller with respect to the shares of stock of the Company which they own to the same extent as set forth in the Stockholders' Agreement; provided, that such proxy shall be effective only upon the death of Mr. Bianco. Mr. Bianco shall also use his best efforts to cause such persons to agree that they shall not grant any other proxy with respect to their shares of stock.

            5. Enforceability. Each Party expressly agrees that this Agreement shall be specifically enforceable in any court of competent jurisdiction in accordance with its terms against each of the parties hereto.

            6. Benefit. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their successors.

            7. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within the State of New York.

            8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.



                                    Joseph Bianco



                                    John Friedman



                                    Peter Kaufmann



                                    Robert Marx



                                  Elliot Newman


                                    ______________________________
                                    Alvin Teller


                                    BAIN CAPITAL, INC.


                                    ______________________________
                                    By:
                                    Title:


                                    BT CAPITAL PARTNERS, INC.


                                    ______________________________
                                    By:
                                    Title:

                                    U.S. EQUITY PARTNERS, L.P.
                                    by its general partner,
                                    W.P. Management Partners, L.L.C.


                                    ______________________________
                                    By:
                                    Title:

                                    U.S. EQUITY PARTNERS (OFFSHORE),
                                    L.P. by its general partner,
                                    W.P. Management Partners, L.L.C.


                                    ______________________________
                                    By:
                                    Title:


                                    WASSERSTEIN & CO., INC.


                                    ______________________________
                                    By:
                                    Title

                                 Exhibit A


                                          Common Stock

Joseph Bianco                              7,604,250
John Friedman                                101,000
Peter Kaufmann                               315,000
Robert Marx                                   60,000
Elliot Newman                                112,000
Alvin Teller                                 760,823*
Bain Capital, Inc.                         3,306,972
BT Capital Partners, Inc.                  3,974,937
U.S. Equity Partners, L.P.                 4,903,162*
Wasserstein & Co., Inc.                    2,904,766*

















___________________
*  Shares to be acquired upon the closing of the Acquisition
   Agreement.

                       EXHIBITS F-1, F-2 AND F-3

                                                 EXHIBIT F-1


          AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of the 15th day of August, 1996, by and between Alliance Enter-tainment Corp., a Delaware corporation having its principal office at 110 East 59th Street, New York, New York 10022 (the "Company"), and Joseph J. Bianco, residing at 23 West 12th Street, New York, New York 10012 (the "Executive").


                       R E C I T A L S:


          WHEREAS, the Company considers it essential and in the best interests of its stockholders to more closely align the interests of the Executive with those of its shareholders and that the Executive support the mission, values and strategy of the Company and desires to retain the services of the Execu-tive; and

          WHEREAS, the Executive desires to accept such employ-ment by the Company, upon the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the mutual cove-nants and agreements set forth herein, the parties agree as follows:

          1. Employment and Duties. The Company agrees to employ the Executive as Co-Chairman of the Company and the Executive accepts such employment and agrees to perform all duties and services consistent with the Executive's position. As Co-Chairman, the Executive shall be the second highest rank-ing officer of the Company. The Executive agrees to devote substantially all of the Executive's business time, attention and energy to perform the Executive's duties and services hereunder.

          2. Term of Employment. The term of the Executive's employment under this Agreement shall commence on March 15, 1995 and shall end on the fifth anniversary of such date, unless sooner terminated as provided in Section 5 hereof (the "Employment Period"); provided, however, that commencing on March 15, 2000, and each March 15 thereafter, the term of this Agreement shall automatically be renewed for one (1) additional year unless, not earlier than 210 days nor later than 180 days prior to such date, either party shall have provided written notice that such party elects not to renew the term of this Agreement.

          3.   Compensation and Benefits.

               3.1  Base Salary.  For the year commencing
March 15, 1996, the Company shall pay the Executive a base sal-ary of Five Hundred Seventy-Eight Thousand ($578,000) Dollars per annum ("Base Salary"). The Base Salary for each year after the first year may be increased from time to time in the sole discretion of the Board and in any event will be increased annually to reflect corresponding increases in the United States Department of Labor, Bureau of Labor Statistics, Con-sumer Price Index, All Urban Consumers, United States City Average, all items (1982-88 = 100). Base Salary shall be pay-able at such intervals as salaries are paid by the Company to its other executive employees.

               3.2 Bonus. In addition to Base Salary, with respect to each fiscal year during the Employment Period, the Executive shall be entitled to participate in, and be eligible for annual bonuses under, the Company's Executive Incentive Plan or other annual bonus program which shall be no less favorable to the Executive than the Executive Incentive Plan. Any such bonus amount (a "Bonus") shall be payable at such time as executive bonuses customarily are paid by the Company, but in no event later than 30 days after the end of the Company's fiscal year. The Executive's target Bonus shall be an amount equal to sixty percent (60%) of Base Salary and the Executive's maximum Bonus shall be equal to ninety percent (90%) of Base Salary, subject to satisfaction of applicable performance goals established by the Compensation Committee of the Company's board of directors (the "Compensation Committee"). Notwith-standing the foregoing, in any year the Compensation Committee may recommend for good reason a reduction in bonus for such year.

               3.3  Benefit Plans.  During the Employment
Period, the Company shall provide Executive with the use of the office in the Company's New York City headquarters currently occupied by Executive, with appropriate administrative ser-vices, including a secretary, and the Executive shall be enti-tled to participate in all plans adopted for the general bene-fit of the Company's employees or executive employees, such as pension plans, medical plans, disability plans, investment plans and group or other insurance plans and benefits, to the extent that the Executive is and remains eligible to partici-pate therein and subject to the eligibility provisions of such plans in effect from time to time; provided, however, that such benefits shall not be less, in the aggregate, than those in effect on March 15, 1995. The Executive has received, and shall be eligible to continue to receive, grants of performance units under the Company's Long-Term Incentive and Share Award Plan and such other stock option or incentive plans as may be maintained by the Company, in such amounts and at such times as shall be determined by the Compensation Committee. The Execu-tive shall be reimbursed for his reasonable out-of-pocket expenses incurred in the performance of his duties upon submis-sion of appropriate evidence thereof in conformity with normal Company policy for executive officers. In addition, the Execu-tive shall receive a per diem of $1,000 for each day or portion thereof he is working in Florida.

               3.4  Automobile.  The Company shall provide
[two] luxury automobiles for the exclusive use and benefit of the Executive. The automobiles shall be of a type similar to the automobiles currently provided by the Company for the bene-fit of the Executive. With respect to any automobile provided to the Executive pursuant to this Section 3.4 which is subject to a lease, the Executive shall have the right to purchase the automobile at the termination of the term of such lease. With respect to any automobile provided to the Executive pursuant to this Section 3.4 which is owned by the Company, the Executive shall have the right to purchase such automobile at its depre-ciated book value.

          4.   Vacation.  For each year during the Employment
Agreement, the Executive shall be entitled to paid vacation in accordance with the Company's standard policy for executive officers.

          5.   Termination.

               5.1 Death. This Agreement shall automatically terminate upon the death of the Executive, whereupon the Com-pany shall be obligated to pay to the Executive's estate any unpaid Base Salary and pro rata Bonus, if any, as determined by the Compensation Committee, through the date of death. Amounts payable under this Section 5.1 shall be payable at the times and intervals set forth in Sections 3.1 and 3.2 hereof.

               5.2  Disability.  The Company shall have the
right to terminate this Agreement during the continuance of any Disability of the Executive, as hereinafter defined, upon fif-teen (15) days' prior notice to the Executive during the con-tinuance of the Disability. "Disability" for purposes of this
Section 5.2 shall mean an inability by the Executive to perform a substantial portion of the Executive's duties hereunder by reason of physical or mental incapacity of disability for a total of one hundred eighty (180) days or more in any consecu-tive period of three hundred and sixty-five (365) days, as determined by the Board of Directors in its good faith judg-ment. In the event of a termination by reason of the Execu-tive's Disability, the Company shall be obligated to assist the Executive in obtaining payment under the existing disability insurance maintained for the Executive by the Company. Amounts payable under this Section 5.2 shall be payable at the times and intervals set forth in Sections 3.1 and 3.2 hereof.

               5.3 Termination for Cause. Upon the early ter-mination of this Agreement by the Company for Cause, the Com-pany shall only be obligated to pay the Executive his Base Sal-ary pro-rated to the date of termination and any then accrued benefits. For purposes of this Agreement, "Cause" shall mean
(i) any willful and continuing material failure by the Execu-tive to perform his material duties under this Agreement, taken as a whole; (ii) the Executive's conviction of or plea of nolo contendere to a Felony; (iii) the Executive's conviction of fraud or embezzlement against the Company; (iv) any willful or intentional misconduct having the effect of materially injuring the business of the Company, or (v) any willful and material breach by the Executive of any of the provisions of the Confi-dentiality and Non-Competition Agreement attached hereto as Exhibit A. Termination for Cause shall become effective upon notice to the Executive.

               5.4  Termination by Executive for Other than
Good Reason.   Upon the early termination of this Agreement by
the Executive for other than Good Reason, the Company shall be obligated to: (i) pay the Executive his Base Salary pro-rated to the date of termination plus any then accrued benefits; (ii) pay the Executive, on a monthly basis or more frequently, a consulting fee of 75% of the Executive's Base Salary at the time of termination through March 15, 2000, or if this Agree-ment is renewed pursuant to Section 2, through the date to which this Agreement has been renewed; (iii) provide that all options granted to the Executive under the Company's Long-Term Incentive and Share Award Plan and such other stock option or incentive plans as may be maintained by the Company shall vest upon such termination; (iv) transfer to the Executive all right and title to the automobiles provided to the Executive pursuant to Section 3.4 herein; (v) transfer to the Executive for con-sideration of $10,000 all right and title to the Company's facility located on Lake Tenanah in Roscoe, New York; (vi) pay all premiums with respect to the split dollar life insurance policy maintained by the Company on the Executive's life exist-ing as of the date of this Agreement; (vii) provide coverage for the Executive under the Company's automobile insurance pol-icies, for which the Company shall be reimbursed by the Execu-tive; and (viii) provide the Executive coverage under the Com-pany's medical plans and life insurance plans or other similar medical and life insurance coverage, or the economic equivalent of such coverage, for so long as the Executive shall live. For purposes of this Agreement, "Good Reason" shall mean any of the following: (i) a reduction or adverse change in, or a change which is inconsistent with, the Executive's responsibilities, duties, authority, power, functions, title, working conditions or status; or (ii) a reassignment to another geographic loca-tion more than fifty (50) miles from the Executive's place of employment; or (iii) a material breach by the Company of this Agreement.

               5.5 Termination for Other Reason. If the Exec-utive's employment is terminated during the term of this Agree-ment by the Executive for Good Reason or by the Company other than by reason of (i) death, (ii) Disability, or (iii) for Cause, then the Company shall pay the Executive a cash lump sum in an amount equal to (i) four (4) times his Base Salary in effect at the time of his termination of employment, plus
(ii) the higher of the Bonus which the Executive received in the prior fiscal year, or the target Bonus applicable to the Executive in the fiscal year of such termination. Such amount shall be payable no later than thirty (30) days following the Executive's termination pursuant to this Section 5.5. For the three year period after the Executive's termination of employ-ment pursuant to this Section 5.5, the Executive shall be
(i) entitled to continued participation in all of the Company's employee benefit plans, including, without limitation, contin-ued accrual for retirement benefits, and all of the other bene-fits and perquisites provided for under this Agreement (other than those benefits set forth in clause (vi) below) or
(ii) provided the economic equivalent of such continued par-
ticipation and perquisites.    In addition, the Company shall
be obligated to: (i) provide that all options granted to the Executive under the Company's Long-Term Incentive and Share Award Plan and such other stock option or incentive plans as may be maintained by the Company shall vest upon such termina-tion; (ii) transfer to the Executive all right and title to the automobiles provided to the Executive pursuant to Section 3.4 herein; (iii) transfer to the Executive for consideration of $10,000 all right and title to the Company's facility located on Lake Tenanah in Roscoe, New York; (iv) pay all premiums with respect to the split dollar life insurance policy maintained by the Company on the Executive's life existing as of the date of this Agreement; (v) provide coverage for the Executive under the Company's automobile insurance policies, for which the Com-pany shall be reimbursed by the Executive; and (vi) provide the Executive coverage under the Company's medical plans and life insurance plans or other similar medical or life insurance coverage, or the economic equivalent of such coverage, for so long as the Executive shall live.

               5.6 Nature of Payments. Any payments pursuant to the provisions of this Section 5 shall not be subject to any requirement as to mitigation or offset.

               5.7 Tax Gross-up. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution made, or benefit provided, by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursu-ant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this
Section 5.7) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended and then in effect (the "Code") (or any similar excise tax) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Execu-tive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all Federal, state, local or other taxes (includ-ing any interest or penalties imposed with respect to any such taxes), including, without limitation, any such income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

          (i) Subject to the provisions of paragraph (ii) of this Section 5.7, all determinations required to be made under this Section 5.7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Coopers & Lybrand (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 20 calendar days of the receipt of written notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the change in control, the Executive shall have the right by written notice to the Company to appoint another nationally recognized accounting firm to make the determina-tions required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and shall be paid by the Company upon demand of the Executive as incurred or billed by the Accounting Firm. Any Gross-Up Payment, as determined pursuant to this Section 5.7, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with an unqualified written opinion in form and substance satisfactory to the Exec-utive that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpay-ment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies described in paragraph (ii) of this Section 5.7 and the Execu-tive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be paid by the Company to or for the benefit of the Executive within five days of the receipt of the Accounting Firm's deter-mination. All determinations made by the Accounting Firm in connection with any Gross-Up Payment or Underpayment shall be final and binding upon the Company and the Executive.

          (ii) The Executive shall notify the Company in writ-ing of any claim asserted in writing by the Internal Revenue Service to the Executive that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notifica-tion shall be given as soon as practicable but not later than 60 days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall at the Company's expense:

     a. give the Company any information reasonably requested by the Company relating to such claim,

     b. take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney rea-sonably selected by the Company,

     c. cooperate with the Company in good faith in order effectively to contest such claim, and

     d. permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly as incurred all costs and expenses (including additional inter-est and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or any Federal, state, local or other income or other tax (including interest and penalties with respect thereto) imposed as a result of such representa-tion and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5.7, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any per-missible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such pay-ment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or Federal, state, local or other income or other tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limita-tions relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be lim-ited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (iii) If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (ii) of this Section 5.7, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of paragraph
(ii) of this Section 5.7) promptly pay to the Company the amount of such refund (together with any interest paid or cred-ited thereon after taxes applicable thereto) upon receipt thereof. If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (ii) of this
Section 5.7, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

          6. Confidentiality and Non-Competition Agreement. The Executive shall be bound by the terms of the Confidential-ity and Non-Competition Agreement, a copy of which is annexed hereto as Exhibit A, during the Employment Period and for such period following the Employment Period as is set forth in the Confidentiality and Non-Competition Agreement. The Executive and the Company shall execute a copy of the Confidentiality and Non-Competition Agreement simultaneously with the execution of this Agreement.

          7. Settlement of Performance Unit Awards. As con-sideration for entering into this Amended and Restated Employ-ment Agreement and for waiving any rights the Executive has to receive amounts payable to the Executive under grants made prior to the date of this Agreement of Performance Unit Awards under the Company's Long-Term Incentive and Share Award Plan, the Company hereby agrees to pay to the Executive $2,100,000 on the date of this Agreement.

          8.   Miscellaneous Provisions.

               8.1 Entire Agreement. This Agreement and the Confidentiality and Non-Competition Agreement attached hereto as Exhibit A set forth the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede all prior agreements, arrangements, and under-standings between the parties with respect to the subject mat-ter hereof. Upon execution of this Agreement and the Confiden-tiality and Non-Competition Agreement, the employment agreement between the Executive and the Company dated March 15, 1995, shall be superseded and shall be of no further force and effect.

               8.2  Modification.  This Agreement may be
amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties or in the case of a waiver, by the party waiving compliance.

               8.3 Waiver. The failure of either party at any time or times to require performance of any provision hereof in no manner shall affect the right at a later time to enforce the same. No waiver by either party of a breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach or a waiver of any other term or covenant contained in this Agreement.

               8.4 Notices. All notices, demands, consents or other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) upon the earlier of receipt, one business day after being sent by telecopier or three business days after being sent by regis-tered or certified mail to the parties at the addresses set forth above or to such other address as either party shall hereafter specify by notice to the other party. Irrespective of the foregoing, notice of change of address shall be effec-tive only upon receipt.

               8.5  Governing Law.  This Agreement shall be
construed in accordance with and governed by the laws of the State of New York applicable to contracts made and to be per-formed wholly within such state.

               8.6  Arbitration.  Any controversy or claim
arising out of or relating to this Agreement, the making, interpretation or the breach thereof, other than a claim solely for injunctive relief for any alleged breach of the provisions of the Confidentiality and Non-Competition Agreement as to which the parties shall have the right to apply for specific performance to any court having equity jurisdiction, shall be resolved by arbitration in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitra-tion Association and judgment upon the award tendered by the arbitrators may be entered in any court having jurisdiction thereof and any party to the arbitration may, if such party so elects, institute proceedings in any court having jurisdiction for the specific performance of any such award. The powers for the arbitrator or arbitrators shall include, but not be limited to, the awarding of injunctive relief. The arbitrator shall include in any award in the prevailing party's favor the amount of his or its reasonable attorney's fees and expenses and all other reasonable costs and expenses of the arbitration. In the event the arbitrator does not rule in favor of the prevailing party in respect of all the claims alleged by such party, the arbitrator shall include in any award in favor of the prevail-ing party the amount of his or its reasonable costs and expenses of the arbitration as he deems just and equitable under the circumstances. Except as provided above, each party shall bear his or its own attorney's fees and expenses and the parties shall bear equally all other costs and expenses of the arbitration.

               8.7  Assignability.  This Agreement, and the
Executive's rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations hereunder, only to a successor by merger or by the purchase of all or substantially all of the assets and business of the Company and such rights and obliga-tions shall inure to, and be binding upon, any such successor.

               8.8 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective legal representatives, heirs, permitted suc-cessors and permitted assigns.

               8.9 Headings and Word Meanings. Headings and titles in this Agreement are for convenience of reference only and shall not control the construction or interpretation of any provisions hereof. The words "herein," "hereof," "hereunder" and words of similar import, when used anywhere in this Agree-ment, refer to this Agreement as a whole and not merely to a subdivision in which such words appear. unless the context otherwise requires. The singular shall include the plural unless the context otherwise requires.

               8.10 Separability. Any term or provision of this Agreement which is invalid or unenforceable in any juris-diction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


                              THE COMPANY

                              ALLIANCE ENTERTAINMENT CORP.


                              By:


                              THE EXECUTIVE



                              Joseph J. Bianco

                                                      Exhibit A



         CONFIDENTIALITY AND NON-COMPETITION AGREEMENT


          THIS CONFIDENTIALITY AND NON-COMPETITION AGREEMENT
(the "Agreement"), entered into and effective as of the     day
of _________________, 1996, is by and between ALLIANCE ENTER-TAINMENT CORP. (the "Company") and _____________ ("Employee").

          In Consideration of Employee's employment by the Com-pany, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the par-ties agree as follows:

          1. Confidential Information. By virtue of Employ-ee's employment at the Company, Employee may obtain confiden-tial or proprietary information developed, or to be developed, by the Company. "Confidential Information" means all informa-tion, whether in oral, written, graphic or machine-readable form, including but not limited to all: software used or developed in whole or in part by the Company (including source code); algorithms; computer processing systems and techniques; price lists; customer lists; procedures; improvements, concepts and ideas; business plans and proposals; technical plans and proposals; research and development; budgets and projections; technical memoranda, research reports, designs and specifica-tions; new product and service develpments; comparative anal-yses of competitive products, services and operating proce-dures; and other information, data and documents now existing or later acquired by the Company, regardless of whether any of such information, data or documents qualify as a "trade secret" under applicable Federal or State law. All such information is collectively referred to as the "Confidential Information".

          2. Non-Disclosure. The Employee agrees that, except as directed by the Company, he will not at any time (during the term of Employee's employment by the Company or at any time thereafter), except as may be expressly authorized by the Company in writing, disclose to any person or use any Con-fidential Information whatsoever for any purpose whatsoever, or permit any person whatsoever to examine and/or make copies of any reports or any documents or software (whether in written form or stored on magnetic, optical or other mass storage media) prepared by him or that come into his possession or under his control by reason of his employment by the Company or by reason of any consulting or software development services he has performed or may in the future perform for the Company which contain or are derived from Confidential Information.

The Employee further agrees that while employed at the Company, no Confidential Information shall be removed from the Company's business premises, without the prior written consent of the Company.

          3. Company Property. As used in this Agreement, the term "Company Property" means all documents, papers, com-puter printouts and disks, records, customer or prospect lists, files, manuals, supplies, computer hardware and software, equipment, inventory and other materials that have been cre-ated, used or obtained by the Company, or otherwise belonging to the Company, as well as any other materials containing Con-fidential Information as defined in Section 1 above. Employee recognizes and agrees that:

          3.1 All Company Property shall be and remain the property of the Company;

          3.2  Employee will preserve, use and hold Company
Property only for the benefit of the Company and to carry out the Company's business; and

          3.3 When Employee's employment is terminated, Employee will immediately deliver to the Company all Company
Property, including all copies or any other types of reproduc-tions which Employee has in his possession or control.

          4. Non-Solicitation. During the period of his employment and for a period of one (1) year after termination of his employment at Alliance for any reason, Employee shall not, on his own behalf or on behalf of any person, firm or cor-poration, or in any capacity whatsoever, (i) solicit any per-sons or entities with which Alliance had contracts or was nego-tiating contracts regarding products or services during the term of Employee's employment, or (ii) induce, suggest, per-suade or recommend to any such persons or entities that they terminate, alter or refrain from renewing or extending, their relationship with Alliance or become a client of Employee or any third party, and Employee shall not himself and shall not induce or permit any other person to approach any such person or entity for any purpose. Should Employee become aware that any other Employee or third party has engaged in such conduct, Employee agrees to immediately advise Alliance of the circum-stances of any such conduct.

          5. Restrictive Covenant. Employee acknowledges that his employment with the Company will enable him to obtain knowledge about the computer software the Company develops or uses, as well as of the entertainment and other fields in which the Company does business, and will also enable him to form certain relationships with individuals and entities in the geo-graphic area in which the Company furnishes its services. Employee further acknowledges that the goodwill and other pro-prietary interests of the Company will suffer irreparable and continuing damage in the event Employee enters into competition with the Company within one (1) year subsequent to the termina-tion of his employment. Therefore, Employee agrees that during the term of his employment and for a period of one (1) year thereafter, regardless of the cause of the termination of Employee's employment, he will not, without prior written con-sent of the Company, engage directly or indirectly in any con-duct, activity, or business whatsoever which would provide revenue to Employee or to any third party, with any person or entity manufacturing, distributing or supplying a product or service competing with the Company's products or services. Employee further acknowledges that his employment with the Com-pany constitutes fair and adequate consideration for his agree-ment not to engage in such conduct within one (1) year of the termination of his employment, regardless of the cause of such termination. Employee further agrees that should the Company, in its sole discretion, determine that it is desirable or appropriate to make any payment to Employee upon termination of employment ("Severance Pay"), such Severance Pay shall be deemed additional consideration for Employee's binding obliga-tion not to engage in such conduct during the one (1) year period. However, and notwithstanding any other provision of this Agreement, it is understood and agreed by the Company and Employee that any decision made by the Company regarding Sever-ance Pay, regardless of whether termination occurs with or without cause, shall in no way discharge or release Employee from the obligation not to engage in such conduct during the one (1) year period.

          6. Work Product. Employee agrees that, during the term of his employment with the Company:

          6.1 He will disclose promptly and fully to the Com-pany all works of authorship, inventions, discoveries, improve-ments, designs, processes, software, or any improvements, enhancements, or documentation of or to the same that he makes, works on or conceives, individually or jointly with others, in the course of his employment by the Company or with the use of the Company's time, materials or facilities, in any way related or pertaining to or connected with the present or anticipated business, development, work or research of the Company or which results from or are suggested by any work he may do for the Company and whether produced during normal business hours or on personal time (collectively the "Work Product");

          6.2 All Work Product of the Employee shall be deemed to be "work made for hire" within the meaning of { 101 of the Copyright Act and all rights to copyright shall be vested entirely in the Company. If for any reason the Work Product is deemed not to be "work made for hire," and its rights to copy-right are thereby in doubt, this Agreement shall constitute an irrevocable assignment by the Employee to the Company of all right, title and interest in the copyright of all Work Product created under this Agreement. The parties intend that any and all copyright and other intellectual property rights in the Work Product, including, without limitation, any and all rights of whatever kind and nature now or hereafter to distribute and reproduce such Work Product in any and all media throughout the world, are the sole property of the Company. The Employee hereby agrees to assist the Company in any manner as shall be reasonably requested by the Company to protect the Company's interest in such copyright and/or other intellectual property rights, and to execute and deliver such legal instruments or documents as the Company shall request in order for the Company to register the Company's worldwide copyright in the Work Prod-uct with the U.S. Copyright Office and to register and protect the Company's copyright or other intellectual property rights in the Work Product throughout the world. Likewise, the Employee hereby agrees to assist the Company by executing such other documents and instruments which the Company deems neces-sary to enable it to evidence, perfect and protect its right, title and interest in and to the Work Product.

          6.3 Employee shall make and maintain adequate and current written records and evidence of all Work Product, including drawings, work papers, graphs, computer records and any other document which shall be and remain the property of the Company, and which shall be surrendered to the Company upon request and upon the termination of Employee's employment with the Company, regardless of cause. The provisions of this sec-tion and the term Work Product as used herein do not apply to any invention for which no equipment, supplies, facilities or confidential, proprietary or trade secret information of the Company was used, and which was developed entirely on Employ-ee's own time, while not on the Company's business premises, and which does not relate to the Company's business, unless:
(i) the invention relates to the Company's actual or demonstratively anticipated research development or (ii) the invention results from any work performed by Employee for the Company.

          7. Enforcement. The breach or threatened breach by Employee of any of the provisions of this Agreement shall: (i) constitute cause for the termination of Employee's employment and (ii) entitle the Company to a permanent injunction or other injunctive relief in order to prevent or restrain any such breach or threatened breach by Employee or his partners, agents, representatives, servants, independent contractors, or any and all persons or entities directly or indirectly acting for or with Employee. The rights and remedies of the Company under this Agreement shall be in addition to and not in limita-tion of any of the rights, remedies, and monetary or other dam-ages or redress available to it at law or equity.

          8. Acknowledgment. Employee acknowledges that he has carefully read and considered the provisions of this Agree-ment, and having done so, agrees that the restrictions set forth are fair and reasonably required for the protection of the interests of the Company. In the event that, notwithstand-ing the foregoing, any part of the covenants set forth shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of this Agreement shall be declared by a court of competent jurisdic-tion to be unreasonable or unenforceable, the court shall enforce the provision in a way which it deems to be reasonable and enforceable.

          9. Survival. This Agreement shall survive any ter-mination of Employee's employment, whether or not for cause.

          10. The Company Defined. As used in this Agreement, the term "the Company" includes the Company, any assignee or other successor in interest of the Company, and any parent, subsidiary, or other corporation or partnership under common ownership or control with the Company.

          11. Notices. All notices in accordance with this Agreement shall be in writing and given by hand delivery, over-night express delivery, or certified U.S. mail, return receipt requested, and properly addressed to the party for whom it is intended at the following addresses or such other address as is most recently noticed for such party:

          If to the Company:       Alliance Entertainment Corp.
                                   [Address]

                                   Attn: ____________________

          If to Employee:          __________________________
                                   __________________________
                                   __________________________


          12. Miscellaneous. This Agreement is legally bind-ing on both Employee and the Company and benefits their succes-sors and assigns. It may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It represents the parties' entire understanding regarding the subject matter of this Agreement and supersedes any and all other prior agree-ments regarding the same subject matter. The terms and provi-sions of this Agreement cannot be terminated, modified, or amended except in a writing signed by the party against whom enforcement is sought. This Agreement shall be construed in accordance with the laws of the State of New York, and any suit, action or proceeding arising out of or relating to this Agreement shall be commenced and maintained in any court of competent subject-matter jurisdiction in the State of New York, with exclusive venue in New York County. In any suit, action or proceeding arising out of or in connection with this Agree-ment, the prevailing party shall be entitled to an award of the amount of attorneys' fees and disbursements actually billed to such party, including fees and disbursements on one or more appeals.

          13.  No Guarantee of Employment.  Nothing in this
Agreement shall be interpreted or construed to be a guarantee of ongoing employment, or to otherwise limit the Company's right to terminate Employee's employment at any time.

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


EMPLOYEE:                          ALLIANCE ENTERTAINMENT CORP.


_________________________          _________________________
      (signature)                         (signature)

________________________           _________________________
     (name printed)                      (name printed)

                                   _________________________
                                            (title)

                                                    EXHIBIT F-2



          AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of the 15th day of August, 1996, by and between Alliance Enter-tainment Corp., a Delaware corporation having its principal office at 110 East 59th Street, New York, New York 10022 (the "Company"), and Anil K. Narang, residing at 328> East 83rd Street, New York, New York 10028 (the "Executive").


                       R E C I T A L S:


          WHEREAS, the Company considers it essential and in the best interests of its stockholders to more closely align the interests of the Executive with those of its shareholders and that the Executive support the mission, values and strategy of the Company and desires to retain the services of the Execu-tive; and

          WHEREAS, the Executive desires to accept such employ-ment by the Company, upon the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the mutual cove-nants and agreements set forth herein, the parties agree as follows:

          1. Employment and Duties. The Company agrees to employ the Executive as Vice Chairman of the Company and the Executive accepts such employment and agrees to perform all duties and services consistent with the Executive's position. The Executive agrees to devote substantially all of the Execu-tive's business time, attention and energy to perform the Exec-utive's duties and services hereunder.

          2. Term of Employment. The term of the Executive's employment under this Agreement shall commence on March 15, 1995 and shall end on the fifth anniversary of such date, unless sooner terminated as provided in Section 5 hereof (the "Employment Period"); provided, however, that commencing on March 15, 2000, and each March 15 thereafter, the term of this Agreement shall automatically be renewed for one (1) additional year unless, not earlier than 210 days nor later than 180 days prior to such date, either party shall have provided written notice that such party elects not to renew the term of this Agreement.

            3.    Compensation and Benefits.

                  3.1  Base Salary.  For the year commencing
March 15, 1996, the Company shall pay the Executive a base sal-ary of Four Hundred Eighty-Four Thousand ($484,000) Dollars per annum ("Base Salary"). The Base Salary for each year after the first year may be increased from time to time in the sole dis-cretion of the Board and in any event will be increased annu-ally to reflect corresponding increases in the United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index, All Urban Consumers, United States City Average, all items (1982-88 = 100). Base Salary shall be payable at such intervals as salaries are paid by the Company to its other executive employees.

                  3.2 Bonus. In addition to Base Salary, with respect to each fiscal year during the Employment Period, the Executive shall be entitled to participate in, and be eligible for annual bonuses under, the Company's Executive Incentive Plan or other annual bonus program which shall be no less favorable to the Executive than the Executive Incentive Plan. Any such bonus amount (a "Bonus") shall be payable at such time as executive bonuses customarily are paid by the Company, but in no event later than 30 days after the end of the Company's fiscal year. The Executive's target Bonus shall be an amount equal to fifty percent (50%) of Base Salary and the Executive's maximum Bonus shall be equal to seventy-five percent (75%) of Base Salary, subject to satisfaction of applicable performance goals established by the Compensation Committee of the Compa-ny's board of directors (the "Compensation Committee"). Not-withstanding the foregoing, in any year the Compensation Com-mittee may recommend for good reason a reduction in bonus for such year.

                  3.3  Benefit Plans.  During the Employment
Period, the Company shall provide the Executive with the use of the office in the Company's New York City headquarters cur-rently occupied by Executive, with appropriate administrative services, including a secretary, and the Executive shall be entitled to participate in all plans adopted for the general benefit of the Company's employees or executive employees, such as pension plans, medical plans, disability plans, investment plans and group or other insurance plans and benefits, to the extent that the Executive is and remains eligible to partici-pate therein and subject to the eligibility provisions of such plans in effect from time to time; provided, however, that such benefits shall not be less, in the aggregate, than those in effect on March 15, 1995. The Executive has received, and shall be eligible to continue to receive, grants of performance units under the Company's Long-Term Incentive and Share Award Plan and such other stock option or incentive plans as may be maintained by the Company, in such amounts and at such times as shall be determined by the Compensation Committee. The Execu-tive shall be reimbursed for his reasonable out-of-pocket expenses incurred in the performance of his duties upon submis-sion of appropriate evidence thereof in conformity with normal Company policy for executive officers.

                  3.4  Automobile.  The Company shall provide
[two] luxury automobiles for the exclusive use and benefit of the Executive. The automobiles shall be of a type similar to the automobiles currently provided by the Company for the bene-fit of the Executive. With respect to any automobile provided to the Executive pursuant to this Section 3.4 which is subject to a lease, the Executive shall have the right to purchase the automobile at the termination of the term of such lease. With respect to any automobile provided to the Executive pursuant to this Section 3.4 which is owned by the Company, the Executive shall have the right to purchase such automobile at its depre-ciated book value.

            4.    Vacation.  For each year during the Employment
Agreement, the Executive shall be entitled to paid vacation in accordance with the Company's standard policy for executive officers.

            5.    Termination.

                  5.1 Death. This Agreement shall automatically terminate upon the death of the Executive, whereupon the Com-pany shall be obligated to pay to the Executive's estate any unpaid Base Salary and pro rata Bonus, if any, as determined by the Compensation Committee, through the date of death. Amounts payable under this Section 5.1 shall be payable at the times and intervals set forth in Sections 3.1 and 3.2 hereof.

                  5.2  Disability.  The Company shall have the
right to terminate this Agreement during the continuance of any Disability of the Executive, as hereinafter defined, upon fif-teen (15) days' prior notice to the Executive during the con-tinuance of the Disability. "Disability" for purposes of this
Section 5.2 shall mean an inability by the Executive to perform a substantial portion of the Executive's duties hereunder by reason of physical or mental incapacity of disability for a total of one hundred eighty (180) days or more in any consecu-tive period of three hundred and sixty-five (365) days, as determined by the Board of Directors in its good faith judg-ment. In the event of a termination by reason of the Execu-tive's Disability, the Company shall be obligated to assist the Executive in obtaining payment under the existing disability insurance maintained for the Executive by the Company. Amounts payable under this Section 5.2 shall be payable at the times and intervals set forth in Sections 3.1 and 3.2 hereof.

                  5.3 Termination for Cause. Upon the early ter-mination of this Agreement by the Company for Cause, the Com-pany shall only be obligated to pay the Executive his Base Sal-ary pro-rated to the date of termination and any then accrued benefits. For purposes of this Agreement, "Cause" shall mean
(i) any willful and continuing material failure by the Execu-tive to perform his material duties under this Agreement, taken as a whole; (ii) the Executive's conviction of or plea of nolo contendere to a felony; (ii) the Executive's conviction of fraud or embezzlement against the Company; (iv) any willful or intentional misconduct having the effect of materially injuring the business of the Company, or (v) any willful and material breach by the Executive of any of the provisions of the Confi-dentiality and Non-Competition Agreement attached hereto as Exhibit A. Termination for Cause shall become effective upon notice to the Executive.

                  5.4  Termination by Executive for Other than
Good Reason. Upon the early termination of this Agreement by the Executive for other than Good Reason, the Company shall be obligated to: (i) pay the Executive his Base Salary pro-rated to the date of termination plus any then accrued benefits; (ii) pay the Executive, on a monthly basis or more frequently, a consulting fee of 75% of the Executive's Base Salary at the time of termination through March 15, 2000, or if this Agree-ment is renewed pursuant to Section 2, through the date to which this Agreement has been renewed; (iii) provide that all options granted to the Executive under the Company's Long-Term Incentive and Share Award Plan and such other stock option or incentive plans as may be maintained by the Company shall vest upon such termination; (iv) transfer to the Executive all right and title to the automobiles provided to the Executive pursuant to Section 3.4 herein; (v) provide the Executive coverage under the Company's medical plans and life insurance plans or other similar medical and life insurance coverage, or the economic equivalent of such coverage, for so long as the Executive shall live; (vi) pay all premiums with respect to the split dollar life insurance policy maintained by the Company on the Execu-tive's life existing on the date of this Agreement, and (vii) provide coverage for the Executive under the Company's automo-bile insurance policy. For purposes of this Agreement, "Good Reason" shall mean any of the following: (i) a reduction or adverse change in, or a change which is inconsistent with, the Executive's responsibilities, duties, authority, power, func-tions, title, working conditions or status; or (ii) a reassign-ment to another geographic location more than fifty (50) miles from the Executive's place of employment; or (iii) a material breach by the Company of this Agreement.

                  5.5 Termination for Other Reason. If the Exec-utive's employment is terminated during the term of this Agree-ment by the Executive for Good Reason or by the Company other than by reason of (i) death, (ii) Disability, or (iii) for Cause, then the Company shall pay the Executive a cash lump sum in an amount equal to (i) four (4) times his Base Salary in effect at the time of his termination of employment, plus
(ii) the higher of the Bonus which the Executive received in the prior fiscal year, or the target Bonus applicable to the Executive in the fiscal year of such termination. Such amount shall be payable no later than thirty (30) days following the Executive's termination pursuant to this Section 5.5. For the three year period after the Executive's termination of employ-ment pursuant to this Section 5.5, the Executive shall be
(i) entitled to continued participation in all of the Company's employee benefit plans, including, without limitation, contin-ued accrual for retirement benefits, and all of the other bene-fits and perquisites provided for under this Agreement (other than those benefits referred to in clause (iii) below) or
(ii) provided the economic equivalent of such continued par-ticipation and perquisites. In addition, the Company shall be obligated to: (i) provide that all options granted to the Executive under the Company's Long-Term Incentive and Share
Award Plan and such other stock option or incentive plans as may be maintained by the Company shall vest upon such termina-tion; (ii) transfer to the Executive all right and title to the automobiles provided to the Executive pursuant to Section 3.4 herein; and (iii) provide the Executive coverage under the Com-pany's medical plans and life insurance plans or other similar medical and life insurance coverage, or the economic equivalent of such coverage, for so long as the Executive shall live.

                  5.6 Nature of Payments. Any payments pursuant to the provisions of this Section 5 shall not be subject to any requirement as to mitigation or offset.

                  5.7 Tax Gross-up. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution made, or benefit provided, by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursu-ant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this
Section 5.7) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended and then in effect (the "Code") (or any similar excise tax) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Execu-tive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all Federal, state, local or other taxes (includ-ing any interest or penalties imposed with respect to any such taxes), including, without limitation, any such income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

            (i) Subject to the provisions of paragraph (ii) of this Section 5.7, all determinations required to be made under this Section 5.7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Coopers & Lybrand (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 20 calendar days of the receipt of written notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the change in control, the Executive shall have the right by written notice to the Company to appoint another nationally recognized accounting firm to make the determina-tions required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and shall be paid by the Company upon demand of the Executive as incurred or billed by the Accounting Firm. Any Gross-Up Payment, as determined pursuant to this Section 5.7, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. If the

Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with an unqualified written opinion in form and substance satisfactory to the Exec-utive that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpay-ment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies described in paragraph (ii) of this Section 5.7 and the Execu-tive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be paid by the Company to or for the benefit of the Executive within five days of the receipt of the Accounting Firm's deter-mination. All determinations made by the Accounting Firm in connection with any Gross-Up Payment or Underpayment shall be final and binding upon the Company and the Executive.

            (ii) The Executive shall notify the Company in writ-ing of any claim asserted in writing by the Internal Revenue Service to the Executive that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notifica-tion shall be given as soon as practicable but not later than 60 days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall at the Company's expense:

      a. give the Company any information reasonably requested by the Company relating to such claim,

      b. take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney rea-sonably selected by the Company,

      c. cooperate with the Company in good faith in order effectively to contest such claim, and

      d. permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly as incurred all costs and expenses (including additional inter-est and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or any Federal, state, local or other income or other tax (including interest and penalties with respect thereto) imposed as a result of such representa-tion and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5.7, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any per-missible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such pay-ment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or Federal, state, local or other income or other tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limita-tions relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be lim-ited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

            (iii) If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (ii) of this Section 5.7, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of paragraph
(ii) of this Section 5.7) promptly pay to the Company the amount of such refund (together with any interest paid or cred-ited thereon after taxes applicable thereto) upon receipt thereof. If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (ii) of this
Section 5.7, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

            6. Confidentiality and Non-Competition Agreement. The Executive shall be bound by the terms of the Confidential-ity and Non-Competition Agreement, a copy of which is annexed hereto as Exhibit A, during the Employment Period and for such period following the Employment Period as is set forth in the Confidentiality and Non-Competition Agreement. The Executive and the Company shall execute a copy of the Confidentiality and Non-Competition Agreement simultaneously with the execution of this Agreement.

            7.    Other Payments.

            7.1 Settlement of Performance Unit Awards. As con-sideration for entering into this Amended and Restated Employ-ment Agreement and for waiving any rights the Executive has to receive amounts payable to the Executive under grants made prior to the date of this Agreement of Performance Unit Awards under the Company's Long-Term Incentive and Share Award Plan, the Company hereby agrees to pay to the Executive $1,900,000 on the date of this Agreement.

            7.2 Forgiveness of Loan. Commencing on March 15, 1997 and on the anniversary thereof for the following two years, the Company shall forgive $66,666.67 of the $200,000 loan owed by the Executive to the Company; provided that if the Executive's employment is terminated for any reason except by the Company for Cause, the entire amount of the $200,000 loan shall be forgiven upon such termination.

            8.    Miscellaneous Provisions.

                  8.1 Entire Agreement. This Agreement and the Confidentiality and Non-Competition Agreement attached hereto as Exhibit A set forth the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede all prior agreements, arrangements, and under-standings between the parties with respect to the subject mat-ter hereof. Upon execution of this Agreement and the Confiden-tiality and Non-Competition Agreement, the employment agreement between the Executive and the Company dated March 15, 1995, shall be superseded and shall be of no further force and effect.

                  8.2  Modification.  This Agreement may be
amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties or in the case of a waiver, by the party waiving compliance.

                  8.3 Waiver. The failure of either party at any time or times to require performance of any provision hereof in no manner shall affect the right at a later time to enforce the same. No waiver by either party of a breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach or a waiver of any other term or covenant contained in this Agreement.

                  8.4 Notices. All notices, demands, consents or other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) upon the earlier of receipt, one business day after being sent by telecopier or three business days after being sent by regis-tered or certified mail to the parties at the addresses set forth above or to such other address as either party shall hereafter specify by notice to the other party. Irrespective of the foregoing, notice of change of address shall be effec-tive only upon receipt.

                  8.5  Governing Law.  This Agreement shall be
construed in accordance with and governed by the laws of the State of New York applicable to contracts made and to be per-formed wholly within such state.

                  8.6  Arbitration.  Any controversy or claim
arising out of or relating to this Agreement, the making, interpretation or the breach thereof, other than a claim solely for injunctive relief for any alleged breach of the provisions of the Confidentiality and Non-Competition Agreement as to which the parties shall have the right to apply for specific performance to any court having equity jurisdiction, shall be resolved by arbitration in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitra-tion Association and judgment upon the award tendered by the arbitrators may be entered in any court having jurisdiction thereof and any party to the arbitration may, if such party so elects, institute proceedings in any court having jurisdiction for the specific performance of any such award. The powers for the arbitrator or arbitrators shall include, but not be limited to, the awarding of injunctive relief. The arbitrator shall include in any award in the prevailing party's favor the amount of his or its reasonable attorney's fees and expenses and all other reasonable costs and expenses of the arbitration. In the event the arbitrator does not rule in favor of the prevailing party in respect of all the claims alleged by such party, the arbitrator shall include in any award in favor of the prevail-ing party the amount of his or its reasonable costs and expenses of the arbitration as he deems just and equitable under the circumstances. Except as provided above, each party shall bear his or its own attorney's fees and expenses and the parties shall bear equally all other costs and expenses of the arbitration.

                  8.7  Assignability.  This Agreement, and the
Executive's rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations hereunder, only to a successor by merger or by the purchase of all or substantially all of the assets and business of the Company and such rights and obliga-tions shall inure to, and be binding upon, any such successor.

                  8.8 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective legal representatives, heirs, permitted suc-cessors and permitted assigns.

                  8.9 Headings and Word Meanings. Headings and titles in this Agreement are for convenience of reference only and shall not control the construction or interpretation of any provisions hereof. The words "herein," "hereof," "hereunder" and words of similar import, when used anywhere in this

Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear. unless the context otherwise requires. The singular shall include the plural unless the context otherwise requires.

                  8.10 Separability. Any term or provision of this Agreement which is invalid or unenforceable in any juris-diction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

            IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


                                    THE COMPANY

                                    ALLIANCE ENTERTAINMENT CORP.


                                    By:


                                    THE EXECUTIVE



                                    Anil K. Narang

                                                                  Exhibit A


               CONFIDENTIALITY AND NON-COMPETITION AGREEMENT


            THIS CONFIDENTIALITY AND NON-COMPETITION AGREEMENT
(the "Agreement"), entered into and effective as of the     day
of _________________, 1996, is by and between ALLIANCE ENTER-TAINMENT CORP. (the "Company") and ______________ ("Employee").

            In Consideration of Employee's employment by the Com-pany, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the par-ties agree as follows:

            1. Confidential Information. By virtue of Employ-ee's employment at the Company, Employee may obtain confiden-tial or proprietary information developed, or to be developed, by the Company. "Confidential Information" means all informa-tion, whether in oral, written, graphic or machine-readable form, including but not limited to all: software used or developed in whole or in part by the Company (including source code); algorithms; computer processing systems and techniques; price lists; customer lists; procedures; improvements, concepts and ideas; business plans and proposals; technical plans and proposals; research and development; budgets and projections; technical memoranda, research reports, designs and specifica-tions; new product and service develpments; comparative anal-yses of competitive products, services and operating proce-dures; and other information, data and documents now existing or later acquired by the Company, regardless of whether any of such information, data or documents qualify as a "trade secret" under applicable Federal or State law. All such information is collectively referred to as the "Confidential Information".

            2. Non-Disclosure. The Employee agrees that, except as directed by the Company, he will not at any time (during the term of Employee's employment by the Company or at any time thereafter), except as may be expressly authorized by the Company in writing, disclose to any person or use any Con-fidential Information whatsoever for any purpose whatsoever, or permit any person whatsoever to examine and/or make copies of any reports or any documents or software (whether in written form or stored on magnetic, optical or other mass storage media) prepared by him or that come into his possession or under his control by reason of his employment by the Company or by reason of any consulting or software development services he has performed or may in the future perform for the Company which contain or are derived from Confidential Information.

The Employee further agrees that while employed at the Company, no Confidential Information shall be removed from the Company's business premises, without the prior written consent of the Company.

            3. Company Property. As used in this Agreement, the term "Company Property" means all documents, papers, com-puter printouts and disks, records, customer or prospect lists, files, manuals, supplies, computer hardware and software, equipment, inventory and other materials that have been cre-ated, used or obtained by the Company, or otherwise belonging to the Company, as well as any other materials containing Con-fidential Information as defined in Section 1 above. Employee recognizes and agrees that:

            3.1 All Company Property shall be and remain the property of the Company;

            3.2  Employee will preserve, use and hold Company
Property only for the benefit of the Company and to carry out the Company's business; and

            3.3 When Employee's employment is terminated, Employee will immediately deliver to the Company all Company
Property, including all copies or any other types of reproduc-tions which Employee has in his possession or control.

            4. Non-Solicitation. During the period of his employment and for a period of one (1) year after termination of his employment at Alliance for any reason, Employee shall not, on his own behalf or on behalf of any person, firm or cor-poration, or in any capacity whatsoever, (i) solicit any per-sons or entities with which Alliance had contracts or was nego-tiating contracts regarding products or services during the term of Employee's employment, or (ii) induce, suggest, per-suade or recommend to any such persons or entities that they terminate, alter or refrain from renewing or extending, their relationship with Alliance or become a client of Employee or any third party, and Employee shall not himself and shall not induce or permit any other person to approach any such person or entity for any purpose. Should Employee become aware that any other Employee or third party has engaged in such conduct, Employee agrees to immediately advise Alliance of the circum-stances of any such conduct.

            5. Restrictive Covenant. Employee acknowledges that his employment with the Company will enable him to obtain knowledge about the computer software the Company develops or uses, as well as of the entertainment and other fields in which the Company does business, and will also enable him to form certain relationships with individuals and entities in the geo-graphic area in which the Company furnishes its services. Employee further acknowledges that the goodwill and other pro-prietary interests of the Company will suffer irreparable and continuing damage in the event Employee enters into competition with the Company within one (1) year subsequent to the termina-tion of his employment. Therefore, Employee agrees that during the term of his employment and for a period of one (1) year thereafter, regardless of the cause of the termination of Employee's employment, he will not, without prior written con-sent of the Company, engage directly or indirectly in any con-duct, activity, or business whatsoever which would provide revenue to Employee or to any third party, with any person or entity manufacturing, distributing or supplying a product or service competing with the Company's products or services. Employee further acknowledges that his employment with the Company constitutes fair and adequate consideration for his agreement not to engage in such conduct within one (1) year of the termination of his employment, regardless of the cause of such termination. Employee further agrees that should the Company, in its sole discretion, determine that it is desirable or appropriate to make any payment to Employee upon termination of employment ("Severance Pay"), such Severance Pay shall be deemed additional consideration for Employee's binding obligation not to engage in such conduct during the one (1) year period. However, and notwithstanding any other provision of this Agreement, it is understood and agreed by the Company and Employee that any decision made by the Company regarding Severance Pay, regardless of whether termination occurs with or without cause, shall in no way discharge or release Employee from the obligation not to engage in such conduct during the one (1) year period.

            6. Work Product. Employee agrees that, during the term of his employment with the Company:

            6.1 He will disclose promptly and fully to the Com-pany all works of authorship, inventions, discoveries, improve-ments, designs, processes, software, or any improvements, enhancements, or documentation of or to the same that he makes, works on or conceives, individually or jointly with others, in the course of his employment by the Company or with the use of the Company's time, materials or facilities, in any way related or pertaining to or connected with the present or anticipated business, development, work or research of the Company or which results from or are suggested by any work he may do for the Company and whether produced during normal business hours or on personal time (collectively the "Work Product");

            6.2 All Work Product of the Employee shall be deemed to be "work made for hire" within the meaning of { 101 of the Copyright Act and all rights to copyright shall be vested entirely in the Company. If for any reason the Work Product is deemed not to be "work made for hire," and its rights to copy-right are thereby in doubt, this Agreement shall constitute an irrevocable assignment by the Employee to the Company of all right, title and interest in the copyright of all Work Product created under this Agreement. The parties intend that any and all copyright and other intellectual property rights in the Work Product, including, without limitation, any and all rights of whatever kind and nature now or hereafter to distribute and reproduce such Work Product in any and all media throughout the world, are the sole property of the Company. The Employee hereby agrees to assist the Company in any manner as shall be reasonably requested by the Company to protect the Company's interest in such copyright and/or other intellectual property rights, and to execute and deliver such legal instruments or documents as the Company shall request in order for the Company to register the Company's worldwide copyright in the Work Prod-uct with the U.S. Copyright Office and to register and protect the Company's copyright or other intellectual property rights in the Work Product throughout the world. Likewise, the Employee hereby agrees to assist the Company by executing such other documents and instruments which the Company deems neces-sary to enable it to evidence, perfect and protect its right, title and interest in and to the Work Product.

            6.3 Employee shall make and maintain adequate and current written records and evidence of all Work Product, including drawings, work papers, graphs, computer records and any other document which shall be and remain the property of the Company, and which shall be surrendered to the Company upon request and upon the termination of Employee's employment with the Company, regardless of cause. The provisions of this sec-tion and the term Work Product as used herein do not apply to any invention for which no equipment, supplies, facilities or confidential, proprietary or trade secret information of the Company was used, and which was developed entirely on Employ-ee's own time, while not on the Company's business premises, and which does not relate to the Company's business, unless:
(i) the invention relates to the Company's actual or demonstra-tively anticipated research development or (ii) the invention results from any work performed by Employee for the Company.

            7. Enforcement. The breach or threatened breach by Employee of any of the provisions of this Agreement shall: (i) constitute cause for the termination of Employee's employment and (ii) entitle the Company to a permanent injunction or other injunctive relief in order to prevent or restrain any such breach or threatened breach by Employee or his partners, agents, representatives, servants, independent contractors, or any and all persons or entities directly or indirectly acting for or with Employee. The rights and remedies of the Company under this Agreement shall be in addition to and not in limita-tion of any of the rights, remedies, and monetary or other dam-ages or redress available to it at law or equity.

            8. Acknowledgment. Employee acknowledges that he has carefully read and considered the provisions of this Agree-ment, and having done so, agrees that the restrictions set forth are fair and reasonably required for the protection of the interests of the Company. In the event that, notwithstand-ing the foregoing, any part of the covenants set forth shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of this Agreement shall be declared by a court of competent jurisdic-tion to be unreasonable or unenforceable, the court shall enforce the provision in a way which it deems to be reasonable and enforceable.

            9. Survival. This Agreement shall survive any ter-mination of Employee's employment, whether or not for cause.

            10. The Company Defined. As used in this Agreement, the term "the Company" includes the Company, any assignee or other successor in interest of the Company, and any parent, subsidiary, or other corporation or partnership under common ownership or control with the Company.

            11. Notices. All notices in accordance with this Agreement shall be in writing and given by hand delivery, over-night express delivery, or certified U.S. mail, return receipt requested, and properly addressed to the party for whom it is intended at the following addresses or such other address as is most recently noticed for such party:


            If to the Company:            Alliance Entertainment Corp.
                                          [Address]

                                          Attn: ____________________

            If to Employee:               __________________________
                                          __________________________
                                          __________________________


            12. Miscellaneous. This Agreement is legally bind-ing on both Employee and the Company and benefits their succes-sors and assigns. It may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It represents the parties' entire understanding regarding the subject matter of this Agreement and supersedes any and all other prior agree-ments regarding the same subject matter. The terms and provi-sions of this Agreement cannot be terminated, modified, or amended except in a writing signed by the party against whom enforcement is sought. This Agreement shall be construed in accordance with the laws of the State of New York, and any suit, action or proceeding arising out of or relating to this Agreement shall be commenced and maintained in any court of competent subject-matter jurisdiction in the State of New York, with exclusive venue in New York County. In any suit, action or proceeding arising out of or in connection with this Agree-ment, the prevailing party shall be entitled to an award of the amount of attorneys' fees and disbursements actually billed to such party, including fees and disbursements on one or more appeals.

            13.   No Guarantee of Employment.  Nothing in this
Agreement shall be interpreted or construed to be a guarantee of ongoing employment, or to otherwise limit the Company's right to terminate Employee's employment at any time.

            IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


EMPLOYEE:                                 ALLIANCE ENTERTAINMENT CORP.


_________________________                 _________________________
      (signature)                                 (signature)

________________________                  _________________________
     (name printed)                              (name printed)

                                          _________________________
                                                    (title)

                                                    EXHIBIT F-3



          AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of the 15th day of August, 1996, by and between Alliance Enter-tainment Corp., a Delaware corporation having its principal office at 110 East 59th Street, New York, New York 10022 (the "Company"), and Elliot B. Newman, residing at 12366 Classic Drive, Coral Springs, Florida 33071 (the "Executive").


                       R E C I T A L S:


          WHEREAS, the Company considers it essential and in the best interests of its stockholders to more closely align the interests of the Executive with those of its shareholders and that the Executive support the mission, values and strategy of the Company and desires to retain the services of the Execu-tive; and

          WHEREAS, the Executive desires to accept such employ-ment by the Company, upon the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the mutual cove-nants and agreements set forth herein, the parties agree as follows:

          1. Employment and Duties. The Company agrees to employ the Executive as Senior Executive Vice President - Busi-ness Affairs and Secretary of the Company and the Executive accepts such employment and agrees to perform all duties and services consistent with the Executive's position. The Execu-tive agrees to devote substantially all of the Executive's business time, attention and energy to perform the Executive's duties and services hereunder.

          2. Term of Employment. The term of the Executive's employment under this Agreement shall commence on March 15, 1995 and shall end on the fifth anniversary of such date, unless sooner terminated as provided in Section 5 hereof (the "Employment Period"); provided, however, that commencing on March 15, 2000, and each March 15 thereafter, the term of this Agreement shall automatically be renewed for one (1) additional year unless, not earlier than 210 days nor later than 180 days prior to such date, either party shall have provided written notice that such party elects not to renew the term of this Agreement.

            3.    Compensation and Benefits.

                  3.1 Base Salary. For the year commencing March 15, 1996, the Company shall pay the Executive a base salary of Four Hundred Thirteen Thousand ($413,000) Dollars per annum ("Base Salary"). The Base Salary for each year after the first year may be increased from time to time in the sole discretion of the Board and in any event will be increased annually to reflect corresponding increases in the United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index, All Urban Consumers, United States City Average, all items (1982-88 = 100). Base Salary shall be payable at such intervals as salaries are paid by the Company to its other executive employees.

                  3.2 Bonus. In addition to Base Salary, with respect to each fiscal year during the Employment Period, the Executive shall be entitled to participate in, and be eligible for annual bonuses under, the Company's Executive Incentive Plan or other annual bonus program which shall be no less favorable to the Executive than the Executive Incentive Plan. Any such bonus amount (a "Bonus") shall be payable at such time as executive bonuses customarily are paid by the Company, but in no event later than 30 days after the end of the Company's fiscal year. The Executive's target Bonus shall be an amount equal to thirty percent (30%) of Base Salary and the Executive's maximum Bonus shall be equal to forty-five percent (45%) of Base Salary, subject to satisfaction of applicable performance goals established by the Compensation Committee of the Company's board of directors (the "Compensation Committee"). Notwithstanding the foregoing, in any year the Compensation Committee may recommend for good reason a reduction in bonus for such year.

                  3.3 Benefit Plans. During the Employment Period, the Executive shall be entitled to participate in all plans adopted for the general benefit of the Company's employees or executive employees, such as pension plans, medical plans, disability plans, investment plans and group or other insurance plans and benefits, to the extent that the Executive is and remains eligible to participate therein and subject to the eligibility provisions of such plans in effect from time to time; provided, however, that such benefits shall not be less, in the aggregate, than those in effect on March 15, 1995. The Executive has received, and shall be eligible to continue to receive, grants of performance units under the Company's Long-Term Incentive and Share Award Plan and such other stock option or incentive plans as may be maintained by the Company, in such amounts and at such times as shall be determined by the Compensation Committee. The Executive shall be reimbursed for his reasonable out-of-pocket expenses incurred in the performance of his duties upon submission of appropriate evidence thereof in conformity with normal Company policy for executive officers.

                  3.4 Automobile. The Company shall provide a luxury automobile for the exclusive use and benefit of the Executive. The automobile shall be of a type similar to the automobile currently provided by the Company for the benefit of the Executive. With respect to any automobile provided to the Executive pursuant to this Section 3.4 which is subject to a lease, the Executive shall have the right to purchase the automobile at the termination of the term of such lease. In the event that the Executive is required to relocate to the Company's offices in the New York City area, the Executive shall be provided a second luxury car by the Company.

            4. Vacation. For each year during the Employment Agreement, the Executive shall be entitled to paid vacation in accordance with the Company's standard policy for executive officers.

            5.    Termination.

                  5.1 Death. This Agreement shall automatically terminate upon the death of the Executive, whereupon the Company shall be obligated to pay to the Executive's estate any unpaid Base Salary and pro rata Bonus, if any, as determined by the Compensation Committee, through the date of death. Amounts payable under this Section 5.1 shall be payable at the times and intervals set forth in Sections 3.1 and 3.2 hereof.

                  5.2 Disability. The Company shall have the right to terminate this Agreement during the continuance of any Disability of the Executive, as hereinafter defined, upon fifteen (15) days' prior notice to the Executive during the continuance of the Disability. "Disability" for purposes of this Section 5.2 shall mean an inability by the Executive to perform a substantial portion of the Executive's duties hereunder by reason of physical or mental incapacity of disability for a total of one hundred eighty (180) days or more in any consecutive period of three hundred and sixty-five (365) days, as determined by the Board of Directors in its good faith judgment. In the event of a termination by reason of the

Executive's Disability, the Company shall be obligated to assist the Executive in obtaining payment under the existing disability insurance maintained for the Executive by the Company. Amounts payable under this
Section 5.2 shall be payable at the times and intervals set forth in Sections 3.1 and 3.2 hereof.

                  5.3 Termination for Cause or by Executive for other than Good Reason. Upon the early termination of this Agreement by the Company for Cause or by the Executive for other than Good Reason, the Company shall only be obligated to pay the Executive his Base Salary pro-rated to the date of termination and any then accrued benefits. For purposes of this Agreement, "Cause" shall mean (i) any willful and continuing material failure by the Executive to perform his material duties under this Agreement, taken as a whole; (ii) the Executive's conviction of or plea of nolo contendere to a felony; (iii) the Executive's conviction of fraud or embezzlement against the Company; (iv) any willful or intentional act having the effect of materially injuring the business of the Company, or
(v) any willful and material breach by the Executive of any of the provisions of the Confidentiality and Non-Competition Agreement attached hereto as Exhibit A. Termination for Cause shall become effective upon notice to the Executive. For purposes of this Agreement, "Good Reason" shall mean any of the following: (i) a reduction or adverse change in, or a change which is inconsistent with, the Executive's responsibilities, duties, authority, power, functions, title, working conditions or status; or (ii) a reassignment to another geographic location more than fifty (50) miles from the Executive's place of employment; or (iii) a material breach by the Company of this Agreement.

                  5.4 Termination for Other Reason. If the Executive's employment is terminated during the term of this Agreement by the Executive for Good Reason or by the Company other than by reason of (i) death,
(ii) Disability, or (iii) for Cause, then the Company shall pay the Executive a cash lump sum in an amount equal to (i) four (4) times his Base Salary in effect at the time of his termination of employment, plus
(ii) the higher of the Bonus which the Executive received in the prior fiscal year, or the target Bonus applicable to the Executive in the fiscal year of such termination. Such amount shall be payable no later than thirty (30) days following the Executive's termination pursuant to this
Section 5.4. For the three year period after the Executive's termination of employment pursuant to this Section 5.4, the Executive shall be

(i) entitled to continued participation in all of the Company's employee benefit plans, including, without limitation, continued accrual for retirement benefits and continued coverage under the Company's medical and hospitalization and life insurance plans, and all of the other benefits and perquisites provided for under this Agreement or (ii) provided the economic equivalent of such continued participation and perquisites. In addition, the Company shall be obligated to (i) pay all premiums with respect to the split dollar life insurance policy maintained by the Company on the Executive's life existing as of the date of this Agreement; (ii) provide coverage for the Executive under the Company's automobile insurance policies, for which the Company shall be reimbursed by the Executive; and
(iii) provide the Executive coverage under the Company's medical plans and life insurance plans or other similar medical or life insurance coverage, or the economic equivalent of such coverage, for so long as the Executive shall live.

                  5.5 Nature of Payments. Any payments pursuant to the provisions of this Section 5 shall not be subject to any requirement as to mitigation or offset.

                  5.6 Tax Gross-up. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution made, or benefit provided, by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this
Section 5.6) (a "Payment") would be subject to the excise tax imposed by
Section 4999 of the Internal Revenue Code of 1986, as amended and then in effect (the "Code") (or any similar excise tax) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Execu-tive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all Federal, state, local or other taxes (including any interest or penalties imposed with respect to any such taxes), including, without limitation, any such income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

            (i)  Subject to the provisions of paragraph (ii) of this
      Section 5.6, all determinations required to be made under this
      Section 5.6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Coopers & Lybrand (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 20 calendar days of the receipt of written notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the change in control, the Executive shall have the right by written notice to the Company to appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and shall be paid by the Company upon demand of the Executive as incurred or billed by the Accounting Firm. Any Gross-Up Payment, as determined pursuant to this Section 5.6, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with an unqualified written opinion in form and substance satisfactory to the Executive that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies described in paragraph (ii) of this Section 5.6 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be paid by the Company to or for the benefit of the Executive within five days of the receipt of the Accounting Firm's determination. All determinations made by the Accounting Firm in connection with any

      Gross-Up Payment or Underpayment shall be final and binding upon the Company and the Executive.

           (ii) The Executive shall notify the Company in writing of any claim asserted in writing by the Internal Revenue Service to the Executive that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but not later than 60 days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall at the Company's expense:

                  a. give the Company any information reasonably requested by the Company relating to such claim,

                  b. take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                  c. cooperate with the Company in good faith in order effectively to contest such claim, and

                  d. permit the Company to participate in any proceedings relating to such claim;

      provided, however, that the Company shall bear and pay directly as incurred all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or any Federal, state, local or other income or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5.6, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or Federal, state, local or other income or other tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (iii) If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (ii) of this
      Section 5.6, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of paragraph (ii) of this
      Section 5.6) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto) upon receipt thereof. If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (ii) of this Section 5.6, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

            6. Confidentiality and Non-Competition Agreement. The Executive shall be bound by the terms of the Confidentiality and Non-Competition Agreement, a copy of which is annexed hereto as Exhibit A, during the Employment Period and for such period following the Employment Period as is set forth in the Confidentiality and Non-Competition Agreement. The Executive and the Company shall execute a copy of the Confidentiality and Non-Competition Agreement simultaneously with the execution of this Agreement.

            7.    Other Payments.

                  7.1 Settlement of Performance Unit Awards. As consideration for entering into this Amended and Restated Employment Agreement and for waiving any rights the Executive has to receive amounts payable to the Executive under grants made prior to the date of this Agreement of Performance Unit Awards under the Company's Long-Term Incentive and Share Award Plan, the Company hereby agrees to pay to the Executive $750,000 on the date of this Agreement.

                  7.2 Forgiveness of Loan. On each of October 1, 1996 and the first day of each of the twelve calendar quarters thereafter, the Company shall forgive $13,461.54 of the $175,000 loan owed by the Executive to the Company.

            8.    Miscellaneous Provisions.

                  8.1 Entire Agreement. This Agreement and the Confidentiality and Non-Competition Agreement attached hereto as Exhibit A set forth the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede all prior agreements, arrangements, and understandings between the parties with respect to the subject matter hereof. Upon execution of this Agreement and the Confiden-tiality and Non-Competition Agreement, the employment agreement between the Executive and the Company, dated March 15, 1995, shall be superseded and shall be of no further force and effect.

                  8.2 Modification. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties or in the case of a waiver, by the party waiving compliance.

                  8.3 Waiver. The failure of either party at any time or times to require performance of any provision hereof in no manner shall affect the right at a later time to enforce the same. No waiver by either party of a breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach or a waiver of any other term or covenant contained in this Agreement.

                  8.4 Notices. All notices, demands, consents or other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) upon the earlier of receipt, one business day after being sent by telecopier or three business days after being sent by registered or certified mail to the parties at the addresses set forth above or to such other address as either party shall hereafter specify by notice to the other party. Irrespective of the foregoing, notice of change of address shall be effective only upon receipt.

                  8.5 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to contracts made and to be performed wholly within such state.

                  8.6 Arbitration. Any controversy or claim arising out of or relating to this Agreement, the making, interpretation or the breach thereof, other than a claim solely for injunctive relief for any alleged breach of the provisions of the Confidentiality and Non-Competition Agreement as to which the parties shall have the right to apply for specific performance to any court having equity jurisdiction, shall be resolved by arbitration in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award tendered by the arbitrators may be entered in any court having jurisdiction thereof and any party to the arbitration may, if such party so elects, institute proceedings in any court having jurisdiction for the specific performance of any such award. The powers for the arbitrator or arbitrators shall include, but not be limited to, the awarding of injunctive relief. The arbitrator shall include in any award in the prevailing party's favor the amount of his or its reasonable attorney's fees and expenses and all other reasonable costs and expenses of the arbitration. In the event the arbitrator does not rule in favor of the prevailing party in respect of all the claims alleged by such party, the arbitrator shall include in any award in favor of the prevailing party the amount of his or its reasonable costs and expenses of the arbitration as he deems just and equitable under the circumstances. Except as provided above, each party shall bear his or its own attorney's fees and expenses and the parties shall bear equally all other costs and expenses of the arbitration.

                  8.7 Assignability. This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive.
The Company may assign its rights, together with its obligations hereunder, only to a successor by merger or by the purchase of all or substantially all of the assets and business of the Company and such rights and obliga-tions shall inure to, and be binding upon, any such successor.

                  8.8 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective legal representatives, heirs, permitted successors and permitted assigns.

                  8.9 Headings and Word Meanings. Headings and titles in this Agreement are for convenience of reference only and shall not control the construction or interpretation of any provisions hereof. The words "herein," "hereof," "hereunder" and words of similar import, when used anywhere in this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear. unless the context otherwise requires. The singular shall include the plural unless the context otherwise requires.

                  8.10 Separability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

            IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


                                    THE COMPANY

                                    ALLIANCE ENTERTAINMENT CORP.


                                    By:


                                    THE EXECUTIVE



                                    Elliot B. Newman

                                                                  Exhibit A



               CONFIDENTIALITY AND NON-COMPETITION AGREEMENT


            THIS CONFIDENTIALITY AND NON-COMPETITION AGREEMENT (the
"Agreement"), entered into and effective as of the     day of
_________________, 1996, is by and between ALLIANCE ENTERTAINMENT CORP. (the "Company") and ________ ("Employee").

            In Consideration of Employee's employment by the Company, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

            1. Confidential Information. By virtue of Employee's employment at the Company, Employee may obtain confidential or proprietary information developed, or to be developed, by the Company. "Confidential Information" means all information, whether in oral, written, graphic or machine-readable form, including but not limited to all: software used or developed in whole or in part by the Company (including source code); algorithms; computer processing systems and techniques; price lists; customer lists; procedures; improvements, concepts and ideas; business plans and proposals; technical plans and proposals; research and development; budgets and projections; technical memoranda, research reports, designs and specifications; new product and service develpments; comparative analyses of competitive products, services and operating proce-dures; and other information, data and documents now existing or later acquired by the Company, regardless of whether any of such information, data or documents qualify as a "trade secret" under applicable Federal or State law. All such information is collectively referred to as the "Confidential Information".

            2. Non-Disclosure. The Employee agrees that, except as directed by the Company, he will not at any time (during the term of Employee's employment by the Company or at any time thereafter), except as may be expressly authorized by the Company in writing, disclose to any person or use any Confidential Information whatsoever for any purpose whatsoever, or permit any person whatsoever to examine and/or make copies of any reports or any documents or software (whether in written form or stored on magnetic, optical or other mass storage media) prepared by him or that come into his possession or under his control by reason of his employment by the Company or by reason of any consulting or software development services he has performed or may in the future perform for the Company which contain or are derived from Confidential Information.

The Employee further agrees that while employed at the Company, no Confidential Information shall be removed from the Company's business premises, without the prior written consent of the Company.

            3. Company Property. As used in this Agreement, the term "Company Property" means all documents, papers, computer printouts and disks, records, customer or prospect lists, files, manuals, supplies, computer hardware and software, equipment, inventory and other materials that have been created, used or obtained by the Company, or otherwise belonging to the Company, as well as any other materials containing Con-fidential Information as defined in Section 1 above. Employee recognizes and agrees that:

            3.1 All Company Property shall be and remain the property of the Company;

            3.2 Employee will preserve, use and hold Company Property only for the benefit of the Company and to carry out the Company's business; and

            3.3 When Employee's employment is terminated, Employee will immediately deliver to the Company all Company Property, including all copies or any other types of reproductions which Employee has in his possession or control.

            4. Non-Solicitation. During the period of his employment and for a period of one (1) year after termination of his employment at Alliance for any reason, Employee shall not, on his own behalf or on behalf of any person, firm or corporation, or in any capacity whatsoever,
(i) solicit any persons or entities with which Alliance had contracts or was negotiating contracts regarding products or services during the term of Employee's employment, or (ii) induce, suggest, persuade or recommend to any such persons or entities that they terminate, alter or refrain from renewing or extending, their relationship with Alliance or become a client of Employee or any third party, and Employee shall not himself and shall not induce or permit any other person to approach any such person or entity for any purpose. Should Employee become aware that any other Employee or third party has engaged in such conduct, Employee agrees to immediately advise Alliance of the circumstances of any such conduct.

            5. Restrictive Covenant. Employee acknowledges that his employment with the Company will enable him to obtain knowledge about the computer software the Company develops or uses, as well as of the entertainment and other fields in which the Company does business, and will also enable him to form certain relationships with individuals and entities in the geographic area in which the Company furnishes its services. Employee further acknowledges that the goodwill and other proprietary interests of the Company will suffer irreparable and continuing damage in the event Employee enters into competition with the Company within one (1) year subsequent to the termination of his employment. Therefore, Employee agrees that during the term of his employment and for a period of one (1) year thereafter, regardless of the cause of the termination of Employee's employment, he will not, without prior written consent of the Company, engage directly or indirectly in any conduct, activity, or business whatsoever which would provide revenue to Employee or to any third party, with any person or entity manufacturing, distributing or supplying a product or service competing with the Company's products or services. Employee further acknowledges that his employment with the Company constitutes fair and adequate consideration for his agreement not to engage in such conduct within one (1) year of the termination of his employment, regardless of the cause of such termination. Employee further agrees that should the Company, in its sole discretion, determine that it is desirable or appropriate to make any payment to Employee upon termination of employment ("Severance Pay"), such Severance Pay shall be deemed additional consideration for Employee's binding obligation not to engage in such conduct during the one (1) year period. However, and notwithstanding any other provision of this Agreement, it is understood and agreed by the Company and Employee that any decision made by the Company regarding Severance Pay, regardless of whether termination occurs with or without cause, shall in no way discharge or release Employee from the obligation not to engage in such conduct during the one (1) year period.

            6. Work Product. Employee agrees that, during the term of his employment with the Company:

            6.1 He will disclose promptly and fully to the Company all works of authorship, inventions, discoveries, improvements, designs, processes, software, or any improvements, enhancements, or documentation of or to the same that he makes, works on or conceives, individually or jointly with others, in the course of his employment by the Company or with the use of the Company's time, materials or facilities, in any way related or pertaining to or connected with the present or anticipated business, development, work or research of the Company or which results from or are suggested by any work he may do for the Company and whether produced during normal business hours or on personal time (collectively the "Work Product");

            6.2 All Work Product of the Employee shall be deemed to be "work made for hire" within the meaning of { 101 of the Copyright Act and all rights to copyright shall be vested entirely in the Company. If for any reason the Work Product is deemed not to be "work made for hire," and its rights to copyright are thereby in doubt, this Agreement shall constitute an irrevocable assignment by the Employee to the Company of all right, title and interest in the copyright of all Work Product created under this Agreement. The parties intend that any and all copyright and other intellectual property rights in the Work Product, including, without limitation, any and all rights of whatever kind and nature now or hereafter to distribute and reproduce such Work Product in any and all media throughout the world, are the sole property of the Company. The Employee hereby agrees to assist the Company in any manner as shall be reasonably requested by the Company to protect the Company's interest in such copyright and/or other intellectual property rights, and to execute and deliver such legal instruments or documents as the Company shall request in order for the Company to register the Company's worldwide copyright in the Work Product with the U.S. Copyright Office and to register and protect the Company's copyright or other intellectual property rights in the Work Product throughout the world. Likewise, the Employee hereby agrees to assist the Company by executing such other documents and instruments which the Company deems necessary to enable it to evidence, perfect and protect its right, title and interest in and to the Work Product.

            6.3 Employee shall make and maintain adequate and current written records and evidence of all Work Product, including drawings, work papers, graphs, computer records and any other document which shall be and remain the property of the Company, and which shall be surrendered to the Company upon request and upon the termination of Employee's employment with the Company, regardless of cause. The provisions of this section and the term Work Product as used herein do not apply to any invention for which no equipment, supplies, facilities or confidential, proprietary or trade secret information of the Company was used, and which was developed entirely on Employee's own time, while not on the Company's business premises, and which does not relate to the Company's business, unless: (i) the invention relates to the Company's actual or demonstratively anticipated research development or (ii) the invention results from any work performed by Employee for the Company.

            7. Enforcement. The breach or threatened breach by Employee of any of the provisions of this Agreement shall: (i) constitute cause for the termination of Employee's employment and (ii) entitle the Company to a permanent injunction or other injunctive relief in order to prevent or restrain any such breach or threatened breach by Employee or his partners, agents, representatives, servants, independent contractors, or any and all persons or entities directly or indirectly acting for or with Employee.
The rights and remedies of the Company under this Agreement shall be in addition to and not in limitation of any of the rights, remedies, and monetary or other damages or redress available to it at law or equity.

            8. Acknowledgment. Employee acknowledges that he has carefully read and considered the provisions of this Agreement, and having done so, agrees that the restrictions set forth are fair and reasonably required for the protection of the interests of the Company. In the event that, notwithstanding the foregoing, any part of the covenants set forth shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of this Agreement shall be declared by a court of competent jurisdiction to be unreasonable or unenforceable, the court shall enforce the provision in a way which it deems to be reasonable and enforceable.

            9. Survival. This Agreement shall survive any termination of Employee's employment, whether or not for cause.

            10. The Company Defined. As used in this Agreement, the term "the Company" includes the Company, any assignee or other successor in interest of the Company, and any parent, subsidiary, or other corporation or partnership under common ownership or control with the Company.

            11. Notices. All notices in accordance with this Agreement shall be in writing and given by hand delivery, overnight express delivery, or certified U.S. mail, return receipt requested, and properly addressed to the party for whom it is intended at the following addresses or such other address as is most recently noticed for such party:


            If to the Company:            Alliance Entertainment Corp.
                                          [Address]

                                          Attn: ____________________

            If to Employee:               __________________________
                                          __________________________
                                          __________________________


            12. Miscellaneous. This Agreement is legally binding on both Employee and the Company and benefits their successors and assigns. It may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It represents the parties' entire understanding regarding the subject matter of this Agreement and supersedes any and all other prior agreements regarding the same subject matter. The terms and provisions of this Agreement cannot be terminated, modified, or amended except in a writing signed by the party against whom enforcement is sought. This Agreement shall be construed in accordance with the laws of the State of New York, and any suit, action or proceeding arising out of or relating to this Agreement shall be commenced and maintained in any court of competent subject-matter jurisdiction in the State of New York, with exclusive venue in New York County. In any suit, action or proceeding arising out of or in connection with this Agreement, the prevailing party shall be entitled to an award of the amount of attorneys' fees and disbursements actually billed to such party, including fees and disbursements on one or more appeals.

            13. No Guarantee of Employment. Nothing in this Agreement shall be interpreted or construed to be a guarantee of ongoing employment, or to otherwise limit the Company's right to terminate Employee's employment at any time.

            IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


EMPLOYEE:                                 ALLIANCE ENTERTAINMENT CORP.


_________________________                 _________________________
      (signature)                                 (signature)

________________________                  _________________________
     (name printed)                              (name printed)

                                          _________________________
                                                    (title)

                             EXHIBIT G

                                                      Exhibit G










                      REVISED & RESTATED

                            BY-LAWS

                              OF

                 ALLIANCE ENTERTAINMENT CORP.















                   Effective August __, 1996

                                                                  Exhibit G
                             TABLE OF CONTENTS

                                                                       Page
                                 ARTICLE I

                                  OFFICES

SECTION 1.     Delaware Registered Office...........................     1
SECTION 2.     Other Offices........................................     1

                                ARTICLE II

                         MEETINGS OF STOCKHOLDERS

SECTION 1.     Annual Meeting.......................................     1
SECTION 2.     Special Meetings.....................................     1
SECTION 3.     Notice of Meetings...................................     1
SECTION 4.     Quorum and Adjournments..............................     2
SECTION 5.     Organization.........................................     2
SECTION 6.     Proxies and Voting of Shares.........................     3
SECTION 7.     Voting List of Stockholders..........................     3
SECTION 8.     Notice of Stockholder Business and
               Nominations .........................................     4

                                ARTICLE III

                                 DIRECTORS

SECTION 1.     Power and Duties of the Board of
               Directors............................................     7
SECTION 2.     Number, Tenure and Qualifications....................     7
SECTION 3.     Vacancies............................................     7
SECTION 4.     Removal..............................................     8
SECTION 5.     Regular Meetings; Notice.............................     8
SECTION 6.     Special Meetings.....................................     8
SECTION 7.     Notice of Special Meetings...........................     8
SECTION 8.     Quorum...............................................     9
SECTION 9.     Organization.........................................     9
SECTION 10.    Compensation of Directors............................     9
SECTION 11.    Committees...........................................    10
SECTION 12.    Written Consents.....................................    12
SECTION 13.    Conference Telephone Meetings........................   12

                                ARTICLE IV

                                 OFFICERS

SECTION 1.     Number and Election..................................    12
SECTION 2.     Term of Office and Qualification.....................    12

                                                                       Page

SECTION 3.     Other Officers.......................................    13
SECTION 4.     The Co-Chairmen of the Board.........................    13
SECTION 5.     The Vice Chairman....................................    13
SECTION 6.     The Deputy Chairman..................................    13
SECTION 7.     The President........................................    14
SECTION 8.     Vice Presidents......................................    14
SECTION 9.     The Comptroller......................................    14
SECTION 10.    Assistant Comptrollers...............................    14
SECTION 11.    The Secretary........................................    14
SECTION 12.    Assistant Secretaries................................    15
SECTION 13.    The Treasurer........................................    15
SECTION 14.    Assistant Treasurers.................................    16
SECTION 15.    Compensation.........................................    16
SECTION 16.    Bonds................................................    16
SECTION 17.    Removal..............................................    16
SECTION 18.    Vacancies............................................    16

                                 ARTICLE V

                                  NOTICES

SECTION 1.     Manner of Giving.....................................    16
SECTION 2.     Waiver of Notice.....................................    17

                                ARTICLE VI

                               CAPITAL STOCK

SECTION 1.     Form and Issuance....................................    17
SECTION 2.     Transfers of Stock...................................    18
SECTION 3.     Lost, Stolen and Destroyed
               Certificates.........................................    18
SECTION 4.     Fixing of Record Date................................    18

                                ARTICLE VII

           NEGOTIABLE INSTRUMENTS, CONTRACTS, ETC.

SECTION 1.     Signatures on Checks, Etc............................    19
SECTION 2.     Execution of Contracts, Deeds, Etc...................    19
SECTION 3.     Loans................................................    19

                               ARTICLE VIII

                              CORPORATE SEAL                            19

                                                                       Page

                                ARTICLE IX

                                FISCAL YEAR                             20


                                 ARTICLE X

                           VOTING OF STOCK HELD                         20


                                ARTICLE XI

                       INDEMNIFICATION OF OFFICERS,
                     DIRECTORS, EMPLOYEES AND AGENTS;
                                 INSURANCE

SECTION 1.     Indemnification......................................    20
SECTION 2.     Insurance............................................    23


                                ARTICLE XII

                                AMENDMENTS                              23

                                BY-LAWS OF

                       ALLIANCE ENTERTAINMENT CORP.

                                 ARTICLE I

                                  OFFICES

            SECTION 1.  Delaware Registered Office.  The regis-
tered office of the Corporation in the State of Delaware shall be located at 32 Loockerman Square, Suite L-100, Dover, Dela-ware 19904.

            SECTION 2. Other Offices. The Corporation may have an office or offices at such other places in the United States or elsewhere as the Board of Directors may from time to time determine or the business of the Corporation may require.

                                ARTICLE II

                         MEETINGS OF STOCKHOLDERS

            SECTION 1. Annual Meeting. The annual meeting of stockholders of the Corporation for the election of directors and for the transaction of such other business as may properly come before said meeting shall be held on such date and at such hour and place, within or without the State of Delaware, as shall be fixed by the Board of Directors with respect to each such meeting and as shall be stated in the notice thereof.

            SECTION 2. Special Meetings. Special meetings of stockholders, for any purpose or purposes may, except as other-wise prescribed by law or in the Certificate of Incorporation, be called at any time by either Co-Chairman or by the Board of Directors to be held on such date and at such hour and such place, within or without the State of Delaware, as shall be stated in the notice thereof.

            SECTION 3. Notice of Meetings. Except as otherwise provided or permitted by law or in the Certificate of Incorpo-ration or in these By-laws, written notice of all meetings of stockholders stating the place, date and hour of the meeting, and in the case of a special meeting, the purpose or purposes thereof, shall be given by a Co-Chairman of the Board, the Vice Chairman of the Board, the President, a Vice President, the Secretary or an Assistant Secretary to each stockholder of record having voting power in respect of the business to be transacted thereat, either by serving such notice upon him per-sonally or by mailing or telegraphing or telecopying the same to him at his address as it appears on the records of the

Corporation, at least ten days but not more than sixty days before the date of the meeting, and the Secretary or an Assis-tant Secretary or the transfer agent or agents of the Corpora-tion shall make affidavit as to the giving of such notice.

            SECTION 4. Quorum and Adjournments. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or by proxy, shall be required to and shall constitute a quorum at all meetings of the stock-holders for the transaction of business, except as otherwise provided by law, by the Certificate of Incorporation or by these By-laws. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stock-holders entitled to vote thereat, present in person or by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present or represented. At such adjourned meeting any business may be transacted which might have been transacted at the original meeting. If a quorum be present at any meeting of stockholders and the meeting is adjourned to reconvene either at a later time on the same date or at a later date, no notice need be given other than announcement at the meeting, provided that if any adjournment, whether a quorum is present or not, is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or by proxy shall decide any question brought before such meeting unless the question is one upon which by express provision of law or of the Certifi-cate of Incorporation or of these By-laws a larger or different vote is required, in which case such express provision shall govern and control the decision of such question. The stock-holders present or represented at any duly called and held meeting at which a quorum is present or represented may con-tinue to do business until adjournment, notwithstanding the withdrawal of such number as to leave less than a quorum.

            SECTION 5. Organization. Each meeting of stockhold-ers shall be presided over by a Co-Chairman (and, as between the two Co-Chairmen, the Co-Chairman who shall also be the Chief Executive Officer of the Company, if both Co-Chairmen shall be present) or, in the absence of both Co-Chairmen, by the Vice Chairman, or in the absence of a Co-Chairman and the Vice Chairman so designated, by any other person selected to preside by a majority of the Board of Directors. The Secre-tary, or in his absence an Assistant Secretary, or in the absence of both the Secretary and an Assistant Secretary any person designated by the person presiding at the meeting, shall act as secretary of the meeting.

            SECTION 6. Proxies and Voting of Shares. At any meeting of stockholders, each stockholder entitled to vote any shares on any matter to be voted upon at such meeting may exer-cise such voting right either in person or by proxy appointed by an instrument in writing, which shall be filed with the sec-retary of the meeting before being voted. Such proxies shall entitle the holders thereof to vote at any adjournment of such meeting (unless a new record date is set by the Board of Direc-tors), but shall not be valid after the final adjournment thereof. All questions regarding the qualification of voters, the validity of proxies, and the acceptance or rejection of votes shall be decided by two inspectors of election who shall be appointed by the Board of Directors or if not so appointed, then by the presiding officer of the meeting. No proxy shall be voted on after three years from its date unless said proxy provides for a longer period. Except as otherwise expressly required by statute, the vote on any question need not be by written ballot.

            SECTION 7. Voting List of Stockholders. The officer who shall have charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order and showing the address and the number of shares registered in the name of each such stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where said meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so speci-fied, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present. The stock ledger shall be the only evidence as to who are the stockholders entitled to exam-ine the stock ledger, the list of stockholders referred to above or the books of the corporation, or to vote in person or by proxy at any meeting of stockholders.

            SECTION 8.  Notice of Stockholder Business and
Nominations.

      (A) Annual Meetings of Stockholders. (1) Nominations of persons for election to the Board of Directors of the Corpora-tion and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders
(a) pursuant to the Corporation's notice of meeting delivered pursuant to Section 3 of these By-laws, (b) by or at the direc-tion of the Board of Directors or (c) by any stockholder of the Corporation who is entitled to vote at the meeting, who com-plied with the notice procedures set forth in clauses (2) and
(3) of this paragraph (A) and this By-law and who was a stock-holder of record at the time such notice was delivered to the Secretary of the Corporation.

      (2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph (A)(1) of this By-law, the stockholder must have given timely notice thereof in writing to the Secre-tary of the Corporation. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than seventy days nor more than ninety days prior to the first anniversary of the preced-ing year's annual meeting commencing with the 1995 annual meet-ing, provided however, that in the event that the date of an annual meeting is advanced by more than thirty days, or delayed by more than seventy days, from the first anniversary date of the previous year's annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the nine-tieth day prior to such annual meeting and not later than the close of business on the later of the seventieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such per-son that is required to be disclosed in solicitations of prox-ies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), includ-ing such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected;
(b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for con-ducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corpora-tion's books, and of such beneficial owner and (ii) the class and number of shares of the Corporation which are owned benefi-cially and of record by such stockholder and such beneficial owner.

      (3) Notwithstanding anything in the second sentence of paragraph (A)(2) of this By-law to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no pub-lic announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least eighty days prior to the first anni-versary of the preceding year's annual meeting (or, in the event of the Corporation's first annual meeting in 1995, not later than the close of business on the tenth day following the day on which public announcement is made of the meeting and of the nominees proposed to be nominated), a stockholder's notice required by this By-law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.

      (B) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Cor-poration's notice of meeting pursuant to Section 3 of these By-laws. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation's notice of meeting (a) by or at the direction of the Board of Directors or (b) by any stockholder of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in this By-law and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. Nominations by stockholders of persons for election to the Board of Directors may be made at such a spe-cial meeting of stockholders if the stockholder's notice as required by paragraph (A)(2) of this By-law shall be delivered to the Secretary at the principal executive offices of the

Corporation not earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of the seventieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nomi-nees proposed by the Board of Directors to be elected at such meeting.

      (C) General. (1) Only persons who are nominated in accordance with the procedures set forth in this By-law shall be eligible to serve as director and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-law. Except as otherwise provided by law, the Certificate of Incorporation or these By-laws, the Co-Chairman of the Board presiding over the meeting, or any other person properly presiding over the meeting, shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this By-law and, if any proposed nomination or business is not in compliance with this By-law, to declare that such defective proposal or nomina-tion shall be disregarded.

      (2) For purposes of this By-law, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

      (3) Notwithstanding the foregoing provisions of this By-law, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-law. Nothing in this By-law shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

                                ARTICLE III

                                 DIRECTORS

            SECTION 1.  Power and Duties of the Board of Direc-
tors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

The Board may adopt such rules and regulations for that purpose and for the conduct of its meetings as it may deem proper. The Board shall exercise and shall be vested with the powers of the Corporation insofar as not inconsistent with law, the Certifi-cate of Incorporation or these By-laws.

            SECTION 2. Number, Tenure and Qualifications. Sub-ject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the number of directors shall be fixed from time to time exclu-sively pursuant to a resolution adopted by a majority of the whole Board but shall consist of not more than thirteen nor less than three directors. The directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided, with respect to the time for which they sev-erally hold office, into three classes, as nearly equal in num-ber as possible, with the term of office of the first class to expire at the 1996 annual meeting of stockholders, the term of office of the second class to expire at the 1997 annual meeting of stockholders and the term of office of the third class to expire at the 1998 annual meeting of stockholders. Each direc-tor shall hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders, commencing with the 1996 annual meeting,
(i) directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified, and
(ii) if authorized by a resolution of the Board of Directors, directors may be elected to fill any vacancy on the Board of Directors, regardless of how such vacancy shall have been created.

            SECTION 3. Vacancies. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, and unless the Board of Directors otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships result-ing from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, even though less than a quorum of the Board of Directors, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such director's successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the whole Board shall shorten the term of any incumbent director.

            SECTION 4. Removal. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80 percent of the voting power then outstanding, voting together as a single class.

            SECTION 5. Regular Meetings; Notice. Regular meet-ings of the Board of Directors shall be held at such time and place either within or outside of the State of Delaware, as may be determined by resolution of the Board. No notice of a regu-lar meeting need by given (any practice or custom to the con-trary notwithstanding) and any business may be transacted at a regular meeting, held as aforesaid, subject only to the requirements of Section 2 of this Article III.

            SECTION 6. Special Meetings. Special meetings of the Board of Directors may, unless otherwise expressly provided by law, be called from time to time by either Co-Chairman, the President or by a written call signed by a majority of the whole Board of Directors and filed with the Secretary. Each special meeting of the Board shall be held at such time and place, either within or outside of the State of Delaware, as shall be designated in the notice of such meeting.

            SECTION 7. Notice of Special Meetings. Notice of a special meeting of the Board of Directors, stating the place, date and hour thereof, shall, except as otherwise expressly provided by law or as provided in Section 2 of Article VII hereof, be given by mailing or telegraphing or telecopying the same to each director at his residence or business address at any time on or before the second day before the day of the meeting or by delivering the same to him personally or tele-phoning the same to him personally at his residence or business address not later than the day before the day of the meeting, unless, in case of exigency, the Co-Chairman who shall be the Chief Executive Officer of the Company, or in such Co-Chair-man's absence a Vice Chairman or the Secretary, shall prescribe a shorter notice to each director at his residence or business address. Except as otherwise required by statute or these By-laws, no notice or waiver of notice of a special meeting of the Board need state the purpose or purposes of such meeting, and any business may be transacted thereat, any practice or custom to the contrary notwithstanding.

            SECTION 8. Quorum. A majority of the total number of directors at the time in office but in no event less than one-third of that total number or less than two directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, except that when a Board of one director is authorized pursuant to the Certificate of Incorporation or these By-laws, then one director shall consti-tute a quorum. If less than quorum be present at the meeting, the directors present may adjourn the meeting and the meeting may be held as adjourned without further notice. If a quorum be present at a meeting and the meeting is adjourned to recon-vene either at a later time on the same date or at a later date, no notice need be given other than announcement at the meeting. Except as otherwise provided by law, by the Certifi-cate of Incorporation or by these By-laws, when a quorum is present at any meeting of the Board of Directors, a majority of the directors present at such meeting shall decide any question brought before such meeting and the action of such majority shall be deemed to be the action of the Board.

            SECTION 9. Organization. Each meeting of the Board of Directors shall be presided over by a Co-Chairman (and, as between the two Co-Chairmen, by the Co-Chairman who shall also be the Chief Executive Officer of the Company, if both Co-Chairmen shall be present), or in the absence of both Co-Chairmen, by the Vice Chairman, or in the absence of both, by any director selected to preside by vote of a majority of the directors present. The Secretary, or in his absence, an Assistant Secretary, or in the absence of both the Secretary and an Assistant Secretary, any person designated by the person presiding over the meeting, shall act as secretary of the meeting.

            SECTION 10. Compensation of Directors. The Board may, from time to time in its discretion, by resolution or res-olutions passed by a majority of the whole Board, fix the amounts which shall be payable to the members thereof for their services in such capacity and provide for the reimbursement of the reasonable expenses of such members, all of which shall be in addition to any fees, salaries or other compensation which may be paid or payable to such members in any other capacity. Members of special or standing committees may be allowed like reimbursement and compensation for attending committee meetings.

            SECTION 11. Committees. (A) The Board of Directors may, by resolution or resolutions adopted by a majority of the whole Board, designate an Executive Committee and one or more other committees. Except as otherwise provided by these By-laws each committee shall consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in said resolution or resolutions, shall have and may exercise the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such other committee or com-mittees shall have such name or names as may be determined from time to time by resolution adopted by the Board. No committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corpora-tion's property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolu-tion, or amending the By-laws of the Corporation. Unless expressly authorized by resolution or resolutions adopted by a majority of the whole Board, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock. All committees shall keep regular minutes of their proceedings and report the same to the Board when required.

            (B) Finance Committee. Notwithstanding the immedi-ately preceding paragraph, the Board of Directors of the Corpo-ration shall appoint a Finance Committee. The Finance Commit-tee shall consist of the two Co-Chairmen of the Corporation and two other directors, one of whom shall be the nominee to the Board of Directors of BT Capital Partners, Inc. and the other nominee shall be a nominee of Wasserstein & Co., Inc. ("WCI") (provided, that if the Co-Chairman who is not the Chief Execu-tive Officer shall no longer be a Co-Chairman, at all times thereafter the Finance Committee shall only consist of the Co-Chairman of the Board who is the Chief Executive Officer and the two other directors). The Finance Committee shall review all proposals to issue securities of the Corporation and to make acquisitions or to refinance the Corporation's bank debt in whole, or to increase bank debt by more than 25%, and the Finance Committee shall make recommendations to the Board of Directors on such proposals. Any proposal to issue equity securities of the Corporation for cash or debt in an amount which, together with all other equity securities of the Corpo-ration issued for cash or debt during the previous 12-month period, would exceed $10 million shall require the unanimous recommendation of the Finance Committee prior to consideration by the Board of Directors. Any proposal regarding a merger or acquisition (a) in which the consideration being paid by the Corporation shall exceed $50 million or (b) involving the issu-ance of equity securities as consideration the amount of which, together with all other equity securities of the Corporation issued in connection with mergers or acquisitions during the previous 12-month period, exceeds $1,000,000 x P/.12, where P is equal to the greater of $6.00 or the price of the equity security being issued (computed as the average of the closing price for the five trading days preceding such determination), shall require the unanimous recommendation of the Finance Com-mittee prior to consideration by the Board of Directors.

            In the event that either (i) WCI and US Equity Part-ners, L.P., a Delaware limited partnership ("WCI Entities") hold in the aggregate fewer than 3,900,000 shares (subject to adjustment for stock splits, combinations and recapitalization) of the Corporation's Common Stock, or (ii) the WCI Entities hold fewer than 5,800,000 shares (subject to adjustment for stock splits, combinations and recapitalization) of the Corpo-ration's Common Stock and such amount is less than 4.1% of the fully diluted shares of Common Stock of the Company (treating all outstanding options, warrants or convertible securities as being exercised or converted, but not taking into account the Contingent Shares) on any subsequent date, then the Finance Committee shall be dissolved and this paragraph (B) of Section 11 shall be of no further force and effect.

            SECTION 12. Written Consents. Any action required or permitted to be taken at any meeting of the Board of Direc-tors or by any committee thereof may be taken without a meet-ing, if all members of the Board or of such committee, as the case may be, consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the Board or committee.

            SECTION 13. Conference Telephone Meetings. Members of the Board of Directors or any committee designated by such Board may participate in a meeting of such Board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting in this manner shall constitute presence in person at such meeting.

                                ARTICLE IV

                                 OFFICERS

            SECTION 1. Number and Election. The officers of the Corporation shall be elected by the Board of Directors and shall be two Co-Chairmen of the Board, one or more Vice Chair-men of the Board, President and a Secretary. The Board of Directors may also elect one or more Vice Presidents, a Trea-surer, a Comptroller and one or more Assistance Comptrollers, Assistant Secretaries and Assistant Treasurers. The
Co-Chairmen of the Board and the Vice Chairmen of the Board shall be chosen from the directors. All officers chosen by the Board of Directors shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article IV.

            SECTION 2. Term of Office and Qualification. The officers shall be elected annually by the Board of Directors at the first meeting thereof after each annual meeting of stock-holders. A meeting of the directors may be held without notice for this purpose, as well as for the transaction of any other business, immediately after the annual meeting of stockholders of the Corporation and at the same place. In the event of the failure so to elect any such officer, such officer may be elected at any subsequent meeting (regular or special) of the Board. Each officer, except such officers as may be appointed in accordance with the provisions of Section 3 of this
Article IV, shall holder office until the next annual election of officers and until his successor shall have been duly elected and qualified, subject, however, to the provisions of
Article IV hereof. None of the officers of the Corporation except the Co-Chairmen of the Board and the Vice Chairman of the Board need be directors.

            SECTION 3.  Other Officers.  The Board of Directors
may also appoint such other officers and agents as it may deem necessary for the transaction of the business of the

Corporation. Such officers and agents shall hold office for such period, have such authority and perform such duties as shall be determined from time to time by the Board.

            SECTION 4. The Co-Chairmen of the Board. The Co-Chairmen of the Board, (and as between the two Co-Chairmen, the Co-Chairman who shall also be the Chief Executive Officer of the Company, if both Co-Chairmen shall be present) shall preside at all meetings of the stockholders and of the Board of Directors. The Co-Chairmen shall make reports to the Board of Directors and the Stockholders, and shall perform all such other duties as are properly required of them by the Board of Directors.

            SECTION 5. The Vice Chairmen. Each Vice Chairman shall, in the absence of both Co-Chairmen, act as chairman of meetings of the Board of Directors. Each Vice Chairman shall have such other powers and duties as may be conferred upon him by the Co-Chairmen of the Board or the Board of Directors.

            SECTION 6. The Deputy Chairman. The Deputy Chairman shall not be an Officer of the Corporation. The Deputy Chair-man's sole duty shall be to act, in the absence of the Co-Chairmen and the Vice Chairmen, as chairman of meetings of the Board of Directors.

            SECTION 7. The President. The President shall be the chief executive officer of the Corporation and shall have general and active management of the business and affairs of the Corporation, subject to the Board of Directors. The Presi-dent shall, in the absence of or because of the inability to act of the Co-Chairmen of the Board or any Vice Chairman, per-form all duties of the Co-Chairmen of the Board or the Vice Chairman and preside at all meetings of stockholders and of the Board of Directors. The President may sign, alone or with the Secretary, or an Assistant Secretary, or any other proper offi-cer of the Corporation authorized by the Board of Directors, certificates, contracts, and other instruments of the Corpora-tion as authorized by the Board of Directors.

            SECTION 8. Vice Presidents. In the absence or inability to act of the Co-Chairmen, the Vice Chairman or the President, any Vice President designated by the Board of Direc-tors shall perform all the duties and may exercise all the pow-ers of the President. Each Vice President shall perform such other duties as from time to time may be assigned to him by the

Board of Directors or the President or as may be prescribed by these By-laws.

            SECTION 9. The Comptroller. The Comptroller shall have responsibility for the accounting procedures and practices of the Corporation and shall keep or cause to be kept at the principal office of the corporation, and shall be responsible for the keeping of, correct financial records of the business and transactions of the Corporation and at all reasonable times shall exhibit such record to any of the directors of the Corpo-ration upon application at the office of the Corporation where such records are kept. He shall also perform all the duties incident to the office of Comptroller and such other duties as from time to time may be assigned to him by the Board of Direc-tors, the President or the Vice President.

            SECTION 10. Assistant Comptrollers. In the absence of the Comptroller, or in case of his inability to act, an Assistant Comptroller designated by the President or by the Board of Directors shall perform all the duties of the Comp-troller and, when so acting, shall have all the powers of the Comptroller. The Assistant Comptrollers shall perform such other duties as from time to time shall be assigned to them by the Board of Directors, the President or the Comptroller.

            SECTION 11. The Secretary. The Secretary shall have the duty to record or cause to be recorded in books kept for that purpose the proceedings of the meetings of the Corporation including those of the stockholders, the Board of Directors and all committees designated by the Board of Directors; shall see that all notices are duly given in accordance with the provi-sions of these By-laws and as required by law; shall be custo-dian of the records (other than those financial records kept by the Comptroller) and of the seal of the Corporation and see that the seal is affixed to all documents the execution of which on behalf of the Corporation under its seal is duly authorized in accordance with the provisions of these By-laws and when so affixed may attest the same; shall see that the books, reports, statements, certificates and all other docu-ments and records required by law are properly kept and filed; and in general, the Secretary shall perform all duties incident to the office of the Secretary and such other duties as may, from time to time, be assigned to him by the Board of Directors or the President.

            SECTION 12.  Assistant Secretaries.  In the absence
of the Secretary, or in case of his inability to act, an

Assistant Secretary designated by the President or the Board of Directors shall perform all the duties of the Secretary and, when so acting, shall have all the powers of the Secretary.
The Assistant Secretaries shall perform such other duties as from time to time shall be assigned to them by the Board of Directors, the President or the Secretary.

            SECTION 13. The Treasurer. The Treasurer shall give such bond with such surety or sureties for the faithful perfor-mance of his duties as the Board of Directors may require. He shall have charge and custody of and be responsible for all funds and securities of the Corporation, deposit all such funds in the name of the Corporation in such banks, trust companies or other depositaries as shall be selected in accordance with the provisions of these By-laws and have supervision over all receipts and disbursements of the Corporation and, in the absence of a Comptroller, have general responsibility for its accounting procedures and practices; at all reasonable times exhibit his books of account and records to any of the direc-tors of the Corporation upon application during business hours at the place where such books and records are kept; receive, and give receipts for, monies due and payable to the Corpora-tion from any source whatsoever; and in general, perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the Board of Directors or the President.

            SECTION 14. Assistant Treasurers. Each of the Assistant Treasurers shall give such bond for the faithful per-formance of his duties as the Board of Directors may require. In the absence of the Treasurer, or in case of his inability to act, an Assistant Treasurer designated by the President or the Board of Directors shall perform all the duties of the Trea-surer and, when so acting, shall have all the powers of the Treasurer. The Assistant Treasurers shall perform such other duties as from time to time may be assigned to them by the Board of Directors, the President or the Treasurer.

            SECTION 15. Compensation. The compensation of all officers, agents and employees of the Corporation shall be fixed from time to time by the Board of Directors, or pursuant to authority of general or special resolutions of the Board.
No officer shall be prevented from receiving such salary by reason of the fact that he is also a director of the Corpora-tion or a member of any committee.

            SECTION 16. Bonds. The Board of Directors shall have the power to require any officer or agent of the Corpora-tion to give a bond for the faithful discharge of his duties in such form and in such amount and with such surety or sureties as the Board may deem advisable.

            SECTION 17. Removal. Any officer elected by the Board of Directors may be removed by a majority of the members of the whole Board whenever, in their judgment, the best inter-ests of the Corporation would be served thereby. No elected officer shall have any contractual rights against the Corpora-tion for compensation by virtue of such election beyond the date of the election of his successor, his death, his resigna-tion or his removal, whichever event shall first occur, except as otherwise provided in an employment contract or an employee plan.

            SECTION 18. Vacancies. A newly created office and a vacancy in any office because of death, resignation, or removal may be filled by the Board of Directors for the unexpired por-tion of the term at any meeting of the Board of Directors.

                                 ARTICLE V

                                  NOTICES

            SECTION 1. Manner of Giving. Whenever under the provisions of the laws of the State of Delaware, the Certifi-cate of Incorporation or these By-laws, notice is required to be given to any director or stockholder, it shall not be con-strued to mean personal notice, but such notice may be given by mailing or telegraphing (including telex or cable or other similar means) the same to each such director or stockholder at such address as appears on the books or in the records of the Corporation, and such notice shall be deemed to be given at the time when the same is thus mailed or telegraphed.

            SECTION 2. Waiver of Notice. Whenever under the provisions of these By-laws, or of the Certificate of Incorpo-ration, or of any of the laws of the State of Delaware, the stockholders, directors or members of a committee of directors are authorized to hold any meeting or take any action after notice or after the lapse of any prescribed period of time, a waiver thereof, in writing, signed by the person or persons entitled to such notice or lapse of time, whether before or after the time of meeting or action stated therein, shall be deemed equivalent thereto. Neither the business to be transacted at, nor the purpose of, any regular or special meet-ing of the stockholders, directors, or members of any committee of directors need be specified in any written waiver of notice unless so required by the Certificate of Incorporation or these By-laws. The presence at any meeting of a person or persons entitled to notice thereof shall be deemed a waiver of such notice as to such person or persons, except when such person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transactions of any business because the meeting is not lawfully called or convened.

                                ARTICLE VI

                               CAPITAL STOCK

            SECTION 1. Form and Issuance. Certificates of stock shall be issued in such form as may be approved by the Board of Directors and shall be signed, countersigned and registered by, or in the name of the Corporation in such manner as the Board of Directors may by resolution prescribe. Any of or all the signatures on such a certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or regis-trar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent, or registrar at the date of issue unless deter-mined otherwise by the Board generally or in particular instances.

            SECTION 2. Transfers of Stock. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate of stock duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. The Board of Directors shall have power and authority to make such other rules and regulations or amendments thereto as they may deem expedient concerning the issue, registration and transfer of certificates of stock and may appoint transfer agents and registrars thereof.

            SECTION 3. Lost, Stolen and Destroyed Certificates. The Board of Directors may direct a new certificate or certifi-cates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon satisfactory proof of that fact by the person claiming the certificate or certificates for shares to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Direc-tors may, at its discretion, and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representa-tive, to publicize the same in such manner as it shall require and/or to give the Corporation a bond in such sum as the Board of Directors may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate or certificates alleged to have been lost, stolen or destroyed, or the issuance of the new certificate or certificates.

            SECTION 4. Fixing of Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. Only such stockholders as shall be stock-holders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting and any adjourn-ment thereof, or to receive payment of such dividend or other distribution, or to receive such allotment of rights, or to exercise such rights in respect of any such change, conversion or exchange of stock, or to participate in such other action, as the case may be, notwithstanding any transfer of any stock on the books of the Corporation after any such record date fixed as aforesaid. If no record date is fixed by the Board of Directors, the record date shall be determined as provided by the laws of the State of Delaware. A determination of stock-holders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

                                ARTICLE VII

                  NEGOTIABLE INSTRUMENTS, CONTRACTS, ETC.

            SECTION 1. Signatures on Checks, Etc. All checks, drafts, bills of exchange, notes or other instruments or orders for the payment of money or evidences of indebtedness shall be signed for or in the name of the Corporation by such officer or officers, person or persons, as the Board of Directors may from time to time designate by resolution.

            SECTION 2. Execution of Contracts, Deeds, Etc. The Board of Directors may authorize any officer or officers, agent or agents, in the name of and on behalf of the Corporation, to enter into or execute and deliver any and all deeds, bonds, mortgages, contracts and other obligations or instruments, and such authority may be general or confined to specific instances.

            SECTION 3. Loans. No loan shall be contracted on behalf of the Corporation and no evidences of indebtedness shall be issued in its name unless authorized or ratified by a resolution of the Board or Directors. Such authorization or ratification may be general or confined to specific instances.

                               ARTICLE VIII

                              CORPORATE SEAL

            The seal of the Corporation shall have inscribed thereon the name of the Corporation, the year of its organiza-tion and the word "Delaware". Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or repro-duced in any manner whatsoever.

                                ARTICLE IX

                                FISCAL YEAR

            The fiscal year of the Corporation shall be deter-mined by the Board of Directors.

                                 ARTICLE X

                           VOTING OF STOCK HELD

            Unless otherwise provided by resolution of the Board of Directors, the Co-Chairmen of the Board, the Vice Chairman of the Board, the President or any Vice President may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as a stockholder or otherwise in any other corporation or association, any of whose stock or securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporations or associations, or to consent in writing to any action by any such other corpora-tion or association, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed on behalf of the Corporation and under its corporate seal, or otherwise, such written proxies, consents, waivers or other instruments as he may deemed necessary or proper in the premises; or any such officer may himself attend any meeting of the holders of stock or other securities of any such other corporation or associa-tion and thereat vote or exercise any or all other powers of the Corporation as the holder of such stock or other securities of such other corporation or association, or may consent in writing to any action by any such other corporation or association.

                                ARTICLE XI

                  INDEMNIFICATION OF OFFICERS, DIRECTORS,
                      EMPLOYEES AND AGENTS; INSURANCE

            SECTION 1. Indemnification. (a) Any person made a party or threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, crimi-nal, administrative or investigative (other than an action or suit by or in the right of the Corporation to procure a judg-ment in its favor) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, shall be indemnified by the Corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent authorized by the Gen-eral Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment). The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, that the person had reason-able cause to believe that his conduct was unlawful.

            (b) Any person made a party or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, offi-cer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall be indemnified by the Corporation against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit to the fullest extent authorized by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended
(but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), except that no indemnifi-cation shall be made hereunder in respect of any claim, issue or matter as to which the person shall be adjudged liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and rea-sonably entitled to indemnity for such expenses which said
Court of Chancery or such other court shall deem proper.

            (c) To the extent that any person referred to above has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs
(a) and (b) above, or in defense of any claim, issue or matter therein, he shall be indemnified by the Corporation against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

            (d) No indemnification shall be granted under para-graph (a) or (b) above unless ordered by a court or unless it shall be specifically determined that indemnification of the person is proper in the circumstances because he has met the applicable standard of conduct set forth in the applicable paragraph, which determination shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) if there are no such directors, or if such directors so direct, by inde-pendent legal counsel in a written opinion, or (iii) by the stockholders.

            (e) Expenses incurred in defending any civil, crimi-nal, administrative or investigative action, suit or proceeding by a person who may be entitled to indemnity under the above provisions shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding if autho-rized under paragraph (d) above within twenty days following receipt by the Corporation of a written request for such advance, accompanied by a written undertaking by or on behalf of the person to whom payment is to be made that he will repay the amounts advanced if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation in accordance with the above provisions.

            (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the above provisions shall not be deemed exclusive of any other rights to which those indemnified or advancement expenses may be entitled under any provision of the Certificate of Incorporation, By-law, agree-ment, vote of stockholders or disinterested directors, insur-ance agreement, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

            (g) The indemnification and advancement of expenses, provided by, or granted pursuant to, this Section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

            (h) Any amendment or repeal of this Article XI shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

            SECTION 2. Insurance. The Board of Directors of the Corporation may, in its discretion, authorize the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corpo-ration, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corpora-tion, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indem-nify him against such liability under the provisions of
Section 1 of this Article XI.

                                ARTICLE XII

                                AMENDMENTS

            All By-laws of the Corporation shall be subject to amendment or repeal, and new By-laws may be adopted, either
(a) by the affirmative vote of the holders of record of at least eighty percent (80%) of the outstanding stock of the Cor-poration entitled to vote for the election of directors, voting together as a single class, given at an annual meeting or at any special meeting of such stockholders, or (b) by the affir-mative vote of a majority of the whole Board of Directors of the Corporation; provided, however, that Section 11(B) of
Article III hereof may be amended only by stockholder vote or by the affirmative vote of 12 of 13 members of the Board of Directors and provided, further, that (i) the provisions of these By-laws concerning the powers and authority of the Co-Chairman who shall be the Chief Executive Officer shall not be changed, and (ii) the number of directors set forth in Sec-tion 2 of Article III shall not be increased, without a stock-holder vote or by the affirmative vote of 12 of 13 members of the Board of Directors.

                            EXHIBIT H
                            (Reserved)














                            EXHIBIT I
                  Exhibit I


                               Registration Rights


          1. Definitions. As used in this Exhibit I, the following terms shall have the following meanings:

          "Common Stock" means Common Stock, par value $0.0001 per share, of the Company, including without limitation the Conversion Shares.

          "Pro Rata" means, with respect to the shares of Common Stock that a Registering Stockholder has requested be included in an underwritten public offering, but which are to be excluded from such offering as provided in this
Exhibit I, the same proportion of the aggregate number of shares of Common Stock to be excluded from such offering as the aggregate number of shares of Common Stock held by such Registering Stockholder bears to the aggregate number of shares of Common Stock held by all Registering Stockholders whose shares are to be excluded.

          "Registrable Securities" means, collectively, (i) Common Stock of the Company issued to Stockholders and (ii) Common Stock issued or issuable by way of stock dividend or stock split or upon the exercise of stock options or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise with respect to Registrable Securities. Registrable Securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (ii) such securities shall have been sold pursuant to Rule 144 (or any successor provision) under the Securities Act or (iii) such securities shall have been otherwise transferred, new certificates therefor not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent disposition of such securities shall not require the registration or qualification of such securities under the Securities Act or any similar state law then in effect.

          "Registration Expenses" means all expenses incident to the Company's performance of or compliance with this Exhibit I and the completion of transactions relating thereto including, without limitation, all registration and filing fees, all fees and expenses of complying with securities or blue sky laws, all printing expenses, the fees and disbursements of the Company's independent public accountants, including the expenses of any special audits, reviews, compilations or other reports or information required by or incident to such performance and compliance, and any fees or expenses of counsel for the Company and of one special counsel to represent the holders on whose behalf Registrable Securities are being registered, but excluding any underwriting discounts and commissions with respect to such Registrable Securities, which shall be borne by the holder on whose behalf such Registrable Securities are being registered.

          "Stockholder" means AT, WCI or any other holder of Common Stock.

Unless otherwise defined herein, capitalized terms used in this Exhibit I have the meanings assigned to them in the Stock Acquisition and Merger Agreement.

          2. Registration on Request. (a) Upon the written request of either WCI or AT, (each a "Requesting Stockholder"), requesting that the Company effect the registration under the Securities Act of all or part of the Common Stock held by such Requesting Stockholder and specifying the intended method or methods of disposition of such Common Stock, the Company will promptly give written notice of such requested registration by registered or certified mail, return receipt requested, to all Stockholders holding Registrable Securities and thereupon will use its best efforts to effect, at the earliest possible date, the registration, under the Securities Act, subject to Section 2(d), of

          (i) the Registrable Securities which the Company has been so requested to register by such Requesting Stockholder, for disposition as stated in such request, and

          (ii) all other Registrable Securities which the Company has been requested to register by Stockholders holding Registrable Securities (which Stockholders, together with the Requesting Stockholders, are referred to herein as "Registering Stockholders") by written request delivered to the Company within thirty (30) days after the giving of such written notice by the Company (which request shall specify the intended method of disposition of such Registrable Securities), all to the extent requisite to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities to be so registered, provided that (A) if the Company shall have previously effected a registration of which notice has been given to all Stockholders holding Registrable Securities pursuant to Section 3, in which either Requesting Stockholder wishing to do so was permitted to sell all Registrable Securities they desired to sell pursuant to a firmly committed underwritten offering, the Company shall not be required by either Requesting Stockholder to effect a registration pursuant to this Section 2 until a period of 90 days shall have elapsed from the effective date of the most recent such previous registration, and (B) the Company shall not be obligated to effect more than one such registration requested by AT or one such registration requested by WCI. Each registration requested pursuant to this Section 2 shall be effected by the filing of a registration statement on Form S-1, Form S-2 or Form S-3 (or any other form which the Company is qualified to use).

          (b) The Company will pay all Registration Expenses in connection with each registration of Registrable Securities effected by the Company pursuant to this Section 2.

          (c) The Company will not register securities for sale for the account of any Person other than (i) the Company, and (ii) holders of Registrable Securities. The Company will not grant to any Person the right to request a registration of securities except pursuant to Section 2(a) and pursuant to the Stock Acquisition and Merger Agreement. The Company may grant incidental rights to participate in registrations comparable to those granted in Section 3.

          (d) If the registration so requested by the Requesting Stockholder involves an underwritten offering of the securities so being registered, to be distributed (on a firm commitment basis) by or through one or more underwriters of recognized standing under underwriting terms appropriate for such a transaction, and the managing underwriter of such underwritten offering shall advise the Company in writing that, in its opinion, the distribution of all or a specified portion of the Registrable Securities which the Registering Stockholders have requested to register under Section 2(a)(i) or (ii) will cause the total number of securities to be distributed to exceed the number which can be sold in an orderly manner within a price range acceptable to the holders of a majority of the Registrable Securities initially requesting the registration, then the Company will promptly furnish each Registering Stockholder a copy of the opinion of the managing underwriter, will register the shares of Common Stock which the Registering Stockholders have requested pursuant to Section 2(a)(i) or (ii) in an amount not to exceed the maximum number of shares that the managing underwriter deems advisable and, to the extent necessary so that the aggregate number of shares to be registered does not exceed the maximum amount the managing underwriter deems advisable, will first reduce the number of shares that each Registering Stockholder, other than AT or WCI, has requested to register pursuant to Section 2(a)(ii), Pro Rata, and then, to the extent necessary, reduce the number of shares that either AT or WCI has requested to register pursuant to Section 2(a)(i) or (ii), Pro Rata.

          (e) If requested by the underwriters for any underwritten offering of Registrable Securities on behalf of a holder or holders of Registrable Securities pursuant to a registration requested under this Section 2, the Company will enter into an underwriting agreement with such underwriters for such offering, such agreement to contain such representations and warranties by the Company and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, indemnities and contribution provisions to the effect and to the extent provided in Section 6.

          (f) If, at any time after requesting registration pursuant to Section 2(a) and prior to the effective date of the registration statement filed in connection with such registration request, any Requesting Stockholder shall determine for any reason not to register such Registrable Securities, such Requesting Stockholder may, at its election, give written notice of such determination to the Company. The Company shall then be relieved of its obligations to register any Registrable Securities in connection with such Requesting Stockholder's registration request (but not its obligation to pay the Registration Expenses in connection therewith as provided in Section 2(b)), without prejudice, however, to the rights pursuant to Section 2(a) of any other Registering Stockholders to request that such registration be effected.

          (g) In connection with the first request for registration pursuant to
Section 2(a), the Company may, within fifteen (15) days after its receipt of such request, give the Requesting Stockholder notice that it is the good faith intention of the Company to register securities under the Securities Act for sale for its own account. Thereafter, the provisions of Section 3 shall govern, and the Requesting Stockholders' registration request under Section 2(a) shall be deemed rescinded. The Requesting Stockholders shall again be entitled to request such registration under Section 2(a), but not sooner than the earliest of (i) ninety (90) days after the effective date of the Company's registration,
(ii) the Company's determination (of which the Company shall promptly notify the holders of Registrable Securities) not to proceed with its registration of securities, and (iii) the Company's failure to use best efforts to effect the registration of its securities.

          (h) In connection with any request for registration pursuant to
Section 2(a), the Company may, on one occasion only, upon a good-faith determination by the Company's Board of Directors that such a registration would interfere with the completion of a proposed corporate transaction, notify the Requesting Stockholder that it intends to defer such registration for up to one hundred twenty (120) days. In such event the Requesting Stockholder may rescind their registration request, and shall again be entitled to request such registration under Section 2(a), but not sooner than the end of the period of deferral determined by the Company.

          3. Incidental Registrations. (a) If, at any time, the Company proposes to register any of its securities under the Securities Act, whether or not for sale for its own account, on a form and in a manner which would permit registration of Registrable Securities for sale to the public under the Securities Act, it will each such time give prompt written notice to all holders of Registrable Securities of its intention to do so, describing such securities and specifying the form and manner and the other relevant facts involved in such proposed registration, and upon the written request of any such holder delivered to the Company within thirty (30) days after the giving of any such notice (which request shall specify the Registrable Securities intended to be disposed of by such holder and the intended method of disposition thereof), the Company will use its best efforts to effect the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by the holders of Registrable Securities, to the extent requisite to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be registered, provided that:

          (i) if, at any time after giving such written notice of its intention to register any of its securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such securities, the Company may, at its election, give written notice of such determination to each holder of Registrable Securities and thereupon shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith as provided in Section 3(b)), without prejudice however to the rights of any Requesting Stockholder to request that such registration be effected as a registration under Section 2(a);

          (ii) if the registration so proposed by the Company involves an underwritten offering of the securities so being registered, whether or not for sale for the account of the Company, to be distributed (on a firm commitment basis) by or through one or more underwriters of recognized standing under underwriting terms appropriate for such a transaction, and the managing underwriter of such underwritten offering shall advise the Company in writing that, in its opinion, the distribution of all or a specified portion of the Registrable Securities which the

     Registering Stockholders have requested the Company to register in accordance with this Section 3(a) concurrently with the securities being distributed by such underwriters will cause the total number of securities to be distributed to exceed the number which can be sold in an orderly manner within a price range acceptable to the Company or the holders of the other securities to be distributed, as the case may be, then the Company will promptly furnish each such holder of Registrable Securities with a copy of such opinion and may deny, by written notice to each such holder accompanying such opinion, the registration of all or a specified portion of such Registrable Securities (in case of a denial as to a portion of such Registrable Securities, such portion to be allocated Pro Rata among such holders); and

          (iii) the Company shall not be obligated to effect any registration of Registrable Securities under this Section 3 incidental to the registration of any of its securities in connection with dividend reinvestment plans or stock option or other employee benefit plans.

          (b) The Company will pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this Section 3.

          4. Registration Procedures. (a) If and whenever the Company is required to use its best efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Section 2 or 3, the Company will as expeditiously as possible:

          (i) prepare and promptly file with the Commission a registration statement with respect to such Registrable Securities (in any event, use its best efforts to file such registration statement within sixty (60) days after the end of the period within which requests for registration may be delivered to the Company) and use its best efforts to cause such registration statement to become effective;

          (ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities and other securities covered by such registration statement until the earlier of such time as all of such Registrable Securities and other securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement or the expiration of nine (9) months after such registration statement becomes effective;

          (iii) furnish to each seller of such Registrable Securities, without charge, such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus), in conformity with the requirements of the Securities Act, such documents incorporated by reference in such registration statement or prospectus, and such other documents, as such seller may reasonably request;

          (iv) use its best efforts to register or qualify all Registrable Securities and other securities covered by such registration statement under the securities or blue sky laws of such jurisdictions as each seller (or in an underwritten offering, the managing underwriter) shall reasonably request, and do any and all other acts and things which may be necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of its Registrable Securities covered by such registration statement, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, or to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction;

          (v) furnish to each seller of Registrable Securities by means of such registration a signed counterpart, addressed to such seller, of (A) an opinion of counsel for the Company, dated the effective date of such registration statement (or, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement speaking both as of the effective date of the registration statement and the date of the closing under the underwriting agreement)and
     (B) a "cold comfort" letter dated the effective date of such registration statement (and, if such registration statement includes an underwritten public offering, dated the date of the closing under the underwriting agreement) signed by the independent public accountants who have certified the Company's financial statements included in such registration statement, covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of such accountants' letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to underwriters in underwritten public offerings of securities and, in the case of the accountants' letter, such other financial matters, as such seller may reasonably request;

          (vi) immediately notify each seller of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities or other securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

          (vii) otherwise comply with all applicable rules and regulations of the Commission, and make available to its securities holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the first month of the first fiscal quarter after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder; and

          (viii) use its best efforts to list such securities on the New York Stock Exchange and each securities exchange on which the Common Stock of the Company is then listed, if such securities are not already so listed and if such listing is then permitted under the rules of such exchange, and, if necessary, provide a transfer agent and registrar for such Registrable Securities not later than the effective date of such registration statement.

The Company may require each such holder of Registrable Securities as to which any registration is being effected to furnish the Company such information regarding such holder and the distribution of such securities as the Company may from time to time reasonably request in writing and as shall be required by law or by the Commission in connection therewith.

          (b) If the Company at any time proposes to register any of its securities under the Securities Act (other than pursuant to a request made under Section 2), and such securities are to be distributed by or through one or more underwriters, the Company will make reasonable efforts, if requested by any holder of Registrable Securities who requests incidental registration of Registrable Securities in connection therewith pursuant to Section 3, to arrange for such underwriters to include such Registrable Securities among those securities to be distributed by or through such underwriters, provided that, for purposes of this sentence, reasonable efforts shall not require the Company to reduce the amount or sale price of such securities proposed to be so distributed. In all registrations under Section 2 or Section 3 hereof, the holders of Registrable Securities on whose behalf Registrable Securities are to be distributed by underwriters shall be parties to any underwriting agreement and the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters, shall also be made to and for the benefit of such holders of Registrable Securities.

          (c) Whenever a registration requested pursuant to Section 2 is for an underwritten offering, the holders of a majority of the Registrable Securities included in such registration shall have the right to select the managing underwriter to administer the offering subject to the approval of the Company, such approval not to be unreasonably withheld. If the Company at any time proposes to register any of its securities under the Securities Act for sale for its own account and such securities are to be distributed by or through one or more underwriters, the managing underwriter shall be selected by the Company and approved by the holders of Registrable Securities requesting registration thereof, such approval not to be unreasonably withheld.

          (d) If any registration pursuant to Section 2 or 3 shall be made in connection with an underwritten public offering, each holder of Registrable Securities agrees by acquisition of such Registrable Securities, if so required by the managing underwriters, not to effect any public sale or distribution of Registrable Securities (other than as part of such underwritten public offering) within the period of time between seven days prior to the effective date of such registration statement and one hundred twenty (120) days after the effective date of such registration statement.

          5. Preparation; Reasonable Investigation. In connection with the preparation and filing of each registration statement registering Registrable Securities under the Securities Act, the Company will give the holders of Registrable Securities on whose behalf such Registrable Securities are to be so registered and their underwriters, if any, and their respective counsel and accountants, the opportunity to review and comment upon such registration statement, each prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business of the Company with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the reasonable opinion of such holders and such underwriters or their respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act.

          6. Indemnification; Contribution. (a) In the event of any registration of any securities of the Company under the Securities Act, the Company will, and hereby does, indemnify and hold harmless in the case of any registration statement filed pursuant to Section 2 or 3, the holder of any Registrable Securities covered by such registration statement, its directors and officers, each officer and director of each underwriter, each other person who participates as an underwriter in the offering or sale of such securities and each other person, if any, who controls such holder or any such underwriter within the meaning of the Securities Act against any losses, claims, damages, liabilities and expenses, joint or several, to which such holder or any such director or officer or participating or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions or proceedings or investigations in respect thereof) arise out of or are based upon (x) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus (unless, with respect to the indemnification of the officers and directors of each underwriter and each other person participating as an underwriter, any such statement is corrected in a subsequent prospectus and the underwriters are given the opportunity to circulate the corrected prospectus to all persons receiving the preliminary prospectus), final prospectus or summary prospectus included therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or (y) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or
(z) any violation by the Company of any securities laws, and the Company will reimburse such holder and each such director, officer, participating person and controlling person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided, however, that the Company shall not be liable to any seller, director, officer, participating person or controlling person in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to the Company in an instrument executed by or under the direction of such seller, director, officer, participating person or controlling person for use in the preparation thereof, which information was specifically stated to be for use in the registration statement, prospectus, offering circular or other document. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such seller or any such director, officer, participating person or controlling person and shall survive the transfer of such securities by such seller. The Company shall agree to provide for contribution relating to such indemnity as shall be reasonably requested by any seller of Registrable Securities or the underwriters.

          (b) The Company may require, as a condition to including any Registrable Securities in any registration statement filed pursuant to Section 2(a), that the Company shall have received an undertaking satisfactory to it from the prospective sellers of such securities and their underwriters, to indemnify and hold harmless (in the same manner and to the same extent as set forth in subdivision (a) of this Section 6) the Company, each director of the Company, each officer of the Company who shall sign such registration statement and each other person, if any, who controls the Company within the meaning of the Securities Act, with respect to any statement in or omission from such registration statement, any preliminary prospectus, final prospectus or summary prospectus included therein, or any amendment or supplement thereto, but only if such statement or omission was made in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by such sellers or their underwriters specifically stating that it is for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling person and shall survive the transfer of such securities by such sellers. Anything contained herein to the contrary notwithstanding, the maximum liability of each prospective seller in the case of each prospective seller shall be limited to an amount equal to the net proceeds actually received by such prospective seller from the sale of such Registrable Securities.

          (c) Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in the preceding subdivisions of this Section 6, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding subdivisions of this
Section 6 except to the extent that the indemnifying party's rights are prejudiced, or liabilities and obligations under this Section 6 are increased, as a result of such failure to give notice. In case any such action is brought against an indemnified party, the indemnifying party shall be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof unless (i) the indemnifying party shall have failed to retain counsel for the indemnified party as aforesaid, (ii) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (iii) representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other person represented by such counsel in such proceeding or the indemnified party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the indemnifying party (in which case the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party). No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation. The indemnifying party shall not be liable for any settlement of any proceeding effected without the written consent of such indemnifying party (which consent shall not be unreasonably withheld), but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify each indemnified party from and against any loss or liability by reason of such settlement or judgment.

          (d) Indemnification and contribution similar to that specified in this
Section 6 (with appropriate modifications) shall be given by the Company and each seller of Registrable Securities with respect to any required registration or other qualification of such Registrable Securities under any federal or state law or regulation or governmental authority other than the Securities Act.

          (e) The rights and obligations of the parties under this Section 6 shall survive any termination of the Purchase Agreement.

          7. Assignment. In the event any Stockholder shall sell, assign, transfer, pledge or otherwise dispose of its interest in any Registrable Securities to any other person, such Stockholder may, without the prior consent of the Company, assign any or all of its rights hereunder to such person.

                             EXHIBIT J

                                    Wasserstein Perella & Co., Inc.
                                    31 West 52nd Street
                                    New York, New York  10019
                                    Telephone  212-969-2690
                                    Fax  212-969-7879

August 15, 1996

Alliance Entertainment Corp.
110 East 59th Street
New York, New York  10022

Attention:  Joseph J. Bianco
            Anil K. Narang

Gentlemen:

            This letter confirms our understanding that Wasserstein Perella & Co., Inc. ("WP&Co.") has been engaged as a financial and strategic advisor to Alliance Entertainment Corp. (the "Company") to provide certain financial advisory and investment banking services to the Company. References herein to the "Company" include affiliates of the Company and any entity that the Company or any of its affiliates may form to pursue any of the transactions contemplated hereby. If appro-priate in connection with performing its services hereunder, WP&Co. may utilize the services of one or more of its affili-ates, including Wasserstein Perella Securities, Inc., in which case references herein to WP&Co. shall include such affiliates.

            1. WP&Co., in its capacity as financial advisor to the Company, will perform such of the following financial and strategic advisory and investment banking services as the Com-pany may reasonably request:

            (a) WP&Co. will meet with the Company's management and familiarize itself to the extent it reason-ably deems necessary, appropriate and feasible with the business, operations, properties, financial condition and prospects of the Company in order to better determine ways in which WP&Co. can facilitate the Company's financial and strategic objectives. The Company agrees to cause the chief executive officer and each co-chairman to meet with WP&Co. at least once every quarter on an agreed date to discuss among other things the financial condition and busi-ness plan of the Company and any significant recent developments;

            (b) WP&Co. will advise and assist the Company at the Company's request in identifying and/or evaluating various financial alternatives that may be available to the Company to enhance shareholder values, including, without limitation, a public or private sale of equity or debt securities of the Company or such other form of financial transaction that WP&Co., after completing the familiarization process provided for in subparagraph 1(a) hereof, believes may be of possible interest to the Company (each a "Financial Transaction"), it being understood and agreed that nothing contained herein shall constitute a commitment by WP&Co. to underwrite, place or purchase any securities;

            (c) WP&Co. will advise and assist the Company at the Company's request in identifying and/or evaluating various non-financial strategic alternatives that may be available to the Company to enhance shareholder value, including, without limitation, an acquisition of all or a significant portion of the assets or equity securities of another corporation or other business entity, a merger or consolidation or other business combination involving the Company and one or more third parties, a sale (whether or not the proposal therefor is solicited or unsolicited) of the Company or a significant portion of its equity securities, assets or businesses to one or more third parties, a recapitalization or restructuring of the Company (including through spin-offs, split-offs, repurchases by the Company of its equity or other securities, an extraordinary dividend or any similar transaction), a liquidation of the Company, a material joint venture, a strategic alliance or such other form of transaction that WP&Co., after completing the familiarization process provided for in subparagraph 1(a) hereof, believes may be of possible interest to the Company (each a "Strategic Transaction");

            (d) If the Company determines in the ordinary course of business that it will utilize a financial advisor to consider or undertake one or more Financial and/or Strategic Transactions, WP&Co. will, subject to the provisions of this agreement, advise and assist the Company with respect thereto;

            (e) The Company agrees that, in the event it retains a financial advisor in connection with any such matter, WP&Co. shall serve as the Company's exclusive financial advisor with respect to matters relating to takeover defense; and

            (f) WP&Co. will render such other financial advisory and investment banking services as may from time to time be agreed upon by WP&Co. and the Company.

            If the Company requests services hereunder, the Company shall make available to WP&Co. all information concerning the business, assets, the operations, financial condition and prospects of the Company that WP&Co. reasonably requests in connection with the services to be performed for the Company hereunder, and shall provide WP&Co. with reasonable access to the Company's officers, directors, employees, independent accountants and other advisors and agents as WP&Co. shall deem appropriate.

            2. WP&Co.'s compensation for services rendered under this engagement will include the following cash fees:

            (a) An annual retainer fee of $150,000, the first two annual payments of which are due and shall be paid by the Company upon the execution of this agreement, and subsequent payments of which shall be due and paid by the Company in advance on each subsequent annual anniversary (beginning on the second anniversary) on the date of this agreement during the term of this agreement. The initial retainer fee of $300,000 payable to WP&Co. pursuant to this subparagraph 2(a) shall be non-refundable. Half of the annual retainer fee either paid as of the date of this agreement or payable in any future year shall be credited against any fees paid by the Company to WP&Co. pursuant to paragraphs 2(b), 2(c), and 2(d) below during the year in respect of which such retainer fee is paid.

            (b) In connection with any Financial Transaction, financing fees, customary under the circumstances, the precise amounts of which shall be agreed upon by the Company and WP&Co. It is understood and agreed that in the event that the Company determines to engage in any Financial Transaction for which it will engage a financial advisor, WP&Co. shall be offered the right, but shall not be obligated, to act as: (i) co-manager with respect to a public offering of the Company's equity securities, unless the chief executive officer of the Company shall reasonably determine in good faith that the appointment of WP&Co. as a co-manager would have a material adverse effect on the ability of the Company to obtain or retain analyst coverage from one or more nationally recognized investment banks, (ii) sole, or at WP&Co.'s option, lead agent of any private placement of the Company's equity securities, and (iii) co-manager of any public offering or private placement of the Company's debt securities.

            (c) In connection with any Strategic Transaction involving substantially all of the capital stock or assets of the Company, a transaction fee based on Aggregate Consideration (as hereafter defined) calculated as follows: (i) 1.5% of the first $250 million of Aggregate Consideration, plus (ii) 1.0% of the Aggregate Consideration, if any, between $250 million and $500 million, plus (iii) 0.75% of the Aggregate Consideration, if any, between $500 million and $1 billion, plus
                  (iv) 0.5% of the Aggregate Consideration, if any, in excess of $1 billion provided, however, that the minimum transaction fee payable pursuant to this subparagraph 2(c) shall be $3.0 million. It is understood and agreed that in the event that the Company determines to engage in any Strategic Transaction for which it will engage a financial advisor, WP&Co. shall be offered the right, but shall not be obligated, to act as the Company's exclusive financial advisor in connection with such Strategic Transaction. In the event the board of directors of the Company determines that a fairness opinion is required from a non-affiliated, third party nationally recognized investment bank, WP&Co. will pay for the fee for such opinion, provided that the Company pays for the first $50,000 of such opinion and provided that WP&Co. and the Company mutually participate in the retention of such third party investment bank.

                  For purposes of this subparagraph 2(c), the term Aggregate Consideration shall mean the total amount of cash and the fair market value (on the date of payment) of all other property paid or payable, directly or indirectly, by the acquiring party (the "Acquiror") to the acquired party or the seller of the acquired business (in either case, the "Acquired"), or for securities of the Acquired, or by the Acquired to the Acquired's equity security holders, in connection with a Strategic Transaction or a transaction related thereto (including, without limitation, amounts paid by the Acquiror (A) pursuant to covenants not to compete, employment contracts, employee benefit plans or other similar arrangements of the Acquired and (B) to holders of any warrants, stock purchase rights, convertible securities or similar rights of the Acquired and to holders of any options or stock appreciation rights issued by the Acquired, whether or not vested).
                  Aggregate Consideration shall also include the value of any long-term liabilities (including the short-term portion thereof) of the Acquired (including the principal amount of any indebtedness for borrowed money) indirectly or directly assumed or acquired by the Acquiror, or otherwise repaid or retired, in connection with or in anticipation of a Strategic Transaction. In the event of a Strategic Transaction that takes the form of a recapitalization or restructuring of the Company (including, without limitation, through negotiated repurchases of its securities, an issuer tender offer, an extraordinary dividend, a spin-off, split-off or similar transaction), Aggregate Consideration shall also include the fair market value of (i) the equity securities of the Company retained by the Company's security holders following such transaction and (ii) any cash securities (including securities of subsidiaries) or other consideration received by the Company's security holders in exchange for or in respect of securities by the Company in connection with such transaction (all such cash, securities or other consideration received by such security holders being deemed to have been paid to such security holders in such transaction). If a Strategic Transaction takes the form of a purchase of assets, Aggregate Consideration shall also include (i) the value of any current assets not purchased, minus (ii) the value of any current liabilities not assumed by the Acquiror. In the event that any part of the consideration in connection with any Strategic

                  Transaction will be payable (whether in one payment or a series of two or more payments) at any time following the consummation thereof, the term Aggregate Consideration shall include the present value of such future payment or payments, agreed upon in good faith between the Company and WP&Co.

            (d) In connection with any Strategic Transaction that does not involve substantially all of the assets or capital stock of the Company and in which the Company would retain a financial advisor, the Company and WP&Co. shall in good faith negotiate a fee that would be customary for such a transaction.

            (e) Financing and/or transaction fees payable to WP&Co. pursuant to subparagraphs 2(b), 2(c) and 2(d) above shall be contingent upon the consummation of the relevant transaction and payable on the closing date thereof.

            3. In addition to any fees payable by the Company to WP&Co. hereunder, the Company shall, whether or not any Financial Transaction or Strategic Transaction shall be proposed or consummated, reimburse WP&Co. on a monthly basis for its travel and other reasonable out-of-pocket expenses (including all reasonable fees, disbursements and other charges of counsel to be retained by WP&Co., and of other consultants and advisors retained by WP&Co. with the Company's consent) incurred in connection with, or arising out of WP&Co.'s activities under or contemplated by this engagement; provided that the Company shall not be required to pay any such expenses in excess of an amount set forth in a budget agreed to by WP&Co. and the Company in connection with any specific assignment for which WP&Co. is engaged. The Company shall also reimburse WP&Co., at such times as WP&Co. shall request, for any sales, use or similar taxes (including additions to such taxes, if any) arising in connection with any matter referred to or contemplated by, this engagement. Such reimbursements shall be made promptly upon submission by WP&Co. of statements for such expenses.

            4. The Company recognizes and confirms that, in advising the Company and in completing its engagement hereunder, WP&Co. will be using and relying on publicly available information and on data, material, and other information furnished to WP&Co. by the Company and other parties. It is understood that in performing under this engagement WP&Co. may assume and rely upon the accuracy and completeness of, and is not assuming any responsibility for independent verification of, such publicly available information and the other information so furnished.

            5. The Company and WP&Co. have entered into a separate letter agreement, dated the date hereof and attached hereto, providing for the indemnification by the Company and WP&Co. and certain related persons. Such indemnification agreement is an integral part of this agreement and the terms thereof are incorporated by reference herein. As stated therein, such indemnification agreement shall survive any termination or completion of WP&Co.'s engagement hereunder.

            6. This agreement and WP&Co.'s engagement hereunder may be terminated by either the Company or WP&Co. at any time effective after August 15, 1999 upon thirty days' prior written notice thereof to the other party; provided, however, that (a) termination of WP&Co.'s engagement hereunder shall not affect the Company's continuing obligation to indemnify WP&Co. and certain related persons as provided in the separate letter agreement referred to above and its continuing obligation under paragraph 7 hereof, (b) notwithstanding any such termination, WP&Co. shall be entitled to (i) the full annual retainer fees in the amounts and at the times provided for in paragraph 2(a) hereof, and (ii) the full financing and/or transaction fees agreed upon pursuant to or provided for in paragraphs 2(b) and 2(c) hereof in the event that at any time prior to the expiration of six months following such termination, any Financial Transaction and/or any Strategic Transaction, as the case may be, is consummated; and (c) termination of WP&Co.'s engagement hereunder shall not affect the Company's obligation to reimburse the expenses accruing prior to such termination to the extent provided for herein.

            7. WP&Co. has been retained under this agreement as an independent contractor with duties owed solely to the Company. The advice (oral or written) rendered by WP&Co. pursuant to this agreement is intended solely for the benefit and use of the Board of Directors of the Company in considering the matters to which this agreement relates, and the Company agrees that such advice may not be relied upon by any other person, used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to WP&Co. be made by the Company without the prior written consent of WP&Co.

            8. The Company agrees that WP&Co. shall have the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder, provided that WP&Co. will submit a copy of any such advertisement to the Company for its approval, which approval shall not be unreasonably withheld or delayed.

            9. This agreement shall be deemed made in New York. This agreement and all controversies arising from or relating to performance under this agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to such state's rules concerning conflicts of laws. The Company hereby irrevocably consents to personal jurisdiction in any court of the State of New York or any Federal court sitting in the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this agreement or any of the agreements or transactions contemplated hereby, which is brought by or against the Company, hereby waives any objection to venue with respect thereto, and hereby agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. The Company hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Company at its address set forth above, such service to become effective ten (10) days after such mailing. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS AGREEMENT OR CONDUCT IN CONNECTION WITH THIS ENGAGEMENT IS HEREBY WAIVED.

            10. This agreement may be executed in counterparts, each of which together shall be considered a single document. This agreement shall be binding upon WP&Co. and the Company and their respective successors and assigns. This agreement is not intended to confer any rights upon any shareholder, owner or partner of the Company, or any other person not a party hereto other than the indemnified persons referenced in the indemnification agreement referred to above.

            11. It is understood and agreed that WP&Co. and its affiliates may from time to time make a market in, have a long or short position in, buy and sell or otherwise effect transactions for customer accounts and for their own accounts in the securities of, or perform investment banking or other services for, the Company and other entities which are or may be the subject of the engagement contemplated by this agreement. It is further understood that neither WP&Co. or any of its affiliates will use any information obtained in connection with its services provided pursuant to this agreement (unless such information is publicly available or generally known) in conducting any of the activities described in this paragraph.

            12. Any payments to be made to WP&Co. hereunder and under the related indemnification agreement referred to above shall be in U.S. dollars and shall be free of all withholding, stamp and other taxes and of all other governmental charges of any nature whatsoever.

            We are pleased to accept this engagement and look forward to acting as financial and strategic advisor to the Company. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this letter, which shall thereupon constitute a binding agreement between WP&Co. and the Company.

                                    Very truly yours,

                                    WASSERSTEIN PERELLA & CO., INC.



                                    By:
                                       Name: W. Townsend Ziebold, Jr.
                                       Title: Managing Director

ACCEPTED AND AGREED TO:

ALLIANCE ENTERTAINMENT CORP.



By___________________________
  Name:
  Title:

                                                            August 15, 1996

Wasserstein Perella & Co., Inc.
31 West 52nd Street
New York, NY  10019

Gentlemen:

            In connection with your engagement as our financial advisor pursuant to a separate agreement between you and us, we hereby agree to indemnify and hold harmless Wasserstein Perella & Co., Inc. ("WP&Co.") and its affiliates, their respective directors, officers, agents, employees and controlling persons, and each of their respective successors and assigns (collectively, the "indemnified persons"), to the full extent lawful, from and against all losses, claims, damages, liabilities and expenses incurred by them which (A) are related to or arise out of (i) actions or alleged actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by us or (ii) actions or alleged actions taken or omitted to be taken by an indemnified person with our consent or in conformity with our actions or omissions or (B) are otherwise related to or arise out of WP&Co.'s activities under WP&Co.'s engagement. We will not be responsible, however, for any losses, claims, damages, liabilities or expenses pursuant to clause (B) of the preceding sentence which are finally judicially determined to have resulted primarily from the gross negligence or willful misconduct of the person seeking indemni-fication hereunder. We also agree that no indemnified person shall have any liability to us for or in connection with such engagement or any transactions or conduct in connection therewith except for losses, claims, damages, liabilities or expenses incurred by us which are finally judicially determined to have resulted primarily from the gross negligence or willful misconduct of such indemnified person; provided, however, that in no event shall the indemnified persons' aggregate liability to us exceed the fees WP&Co. actually receives from us pursuant to its engagement referred to above, unless there is a final judicial determination of willful misconduct specified in this sentence.

            After receipt by an indemnified person of notice of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought hereunder, such person will notify us in writing of such complaint or of the commencement of such action or proceeding, but failure so to notify us will relieve us from any liability which we may have hereunder only if, and to the extent that such failure results in the forfeiture by us of substantial rights and defenses, and will not in any event relieve us from any other obligation or liability that we may have to any indemnified person otherwise than under this letter agreement. If we so elect or are requested by such indemnified person, we will assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to WP&Co. and the payment of the fees and disbursements of such counsel. In the event, however, such indemnified person reasonably determines in its judgment that having common counsel would present such counsel with a conflict of interest or if the defendants in, or targets of, any such action or proceeding include both an indemnified person and us, and such indemnified person reasonably concludes that there may be legal defenses available to it or other indemnified persons that are different from or in addition to those available to us, or if we fail to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to such indemnified person, in either case in a timely manner, then such indemnified person may employ separate counsel to represent or defend it in any such action or proceeding and we will pay the fees and disbursements of such counsel; provided, however, that we will not be required to pay the fees and disbursements of more than one separate counsel (in addition to local counsel) for all indemnified persons in any jurisdiction in any single action or proceeding. In any action or proceeding the defense of which we assume, the indemnified person will have the right to participate in such litigation and to retain its own counsel at such indemnified person's own expense. We further agree that we will not, without the prior written consent of WP&Co., settle or compromise or consent to the entry of any judgement in any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not WP&Co. or any other indemnified person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of WP&Co. and each other indemnified person hereunder from all liability arising out of such claim, action, suit or proceeding.

            We agree that if any indemnification sought by an indemnified person pursuant to this letter agreement is held by a court to be unavailable for any reason other than as specified in the second sentence of the first paragraph of this letter agreement, then (whether or not WP&Co. is the indemnified person), we and WP&Co. will contribute to the losses, claims, damages, liabilities and expenses for which such indemnification is held unavailable (i) in such proportion as is appropri-ate to reflect the relative benefits to us, on the one hand, and WP&Co., on the other hand, in connection with WP&Co.'s engagement referred to above, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i), but also the relative fault of us, on the one hand, and WP&Co., on the other hand, as well as any other relevant equitable considerations; provided, however, that in any event the aggregate contribution of all indemnified persons, including WP&Co., to all losses, claims, damages, liabilities and expenses with respect to which contribution is available hereunder will not exceed the amount of fees actually received by WP&Co. from us pursuant to WP&Co.'s engagement referred to above. It is hereby agreed that for purposes of this paragraph, the relative benefits to us, on the one hand, and WP&Co., on the other hand, with respect to WP&Co.'s engagement shall be deemed to be in the same proportion as (i) the total value paid or proposed to be paid or received by us or our stockholders, as the case may be, pursuant to the transaction, whether or not consummated, for which WP&Co. is engaged to render financial advisory services, bears to (ii) the fee paid or proposed to be paid to WP&Co. in connection with such engagement. It is agreed that it would not be just and equitable if contribution pursuant to this paragraph were determined by pro rata allocation or by any other method which does not take into account the considerations referred to in this paragraph.

            We further agree that we will promptly reimburse WP&Co. and any other indemnified person hereunder for all expenses (including fees and disbursements of counsel) as they are incurred by WP&Co. or such other indemnified person in connection with investigating, preparing for or defending, or providing evidence in, any pending or threatened action, claim, suit or proceeding in respect of which indemnification or con-tribution may be sought hereunder (whether or not WP&Co. or any other indemnified person is aparty) and in enforcing this agreement.

            Our indemnity, contribution, reimbursement and other obligations under this letter agreement shall be in addition to any liability that we may otherwise have, at common law or otherwise, and shall be binding on our successors and assigns.

            Solely for purposes of enforcing this letter agreement, we hereby consent to personal jurisdiction, service and venue in any court in which any claim or proceeding which is subject to, or which may give rise to a claim for indemnification or contribution under, this letter agreement is brought against WP&Co. or any other indemnified person.

            This letter agreement shall be deemed made in New York. This letter agreement and all controversies arising from or relating to performance under this letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to such state's rules concerning conflicts of laws. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS LETTER AGREEMENT OR ANY ENGAGEMENT OF WP&CO. IS HEREBY WAIVED.

            The provisions of this letter agreement shall apply to the above-mentioned engagement, activities relating to the engagement occurring prior to the date hereof, and any subsequent modification of or amendment to such engagement, and shall remain in full force and effect following the completion or termination of WP&Co.'s engagement.

                                    Very truly yours,

                                    ALLIANCE ENTERTAINMENT CORP.



                                    By:
                                       Name:
                                       Title:

Accepted:

WASSERSTEIN PERELLA & CO., INC.



By:___________________________
  Name:
  Title: